     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996.

                                                       REGISTRATION NO. 333-3815
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                                CONDUCTUS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          3679                  77-0162388
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                           --------------------------

                              969 W. MAUDE AVENUE
                              SUNNYVALE, CA 94086
                                 (408) 523-9950
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                               CHARLES E. SHALVOY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CONDUCTUS, INC.
                              969 W. MAUDE AVENUE
                              SUNNYVALE, CA 94086
                                 (408) 523-9950
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

    ROBERT V. GUNDERSON, JR., ESQ.                HOWARD S. ZEPRUN, ESQ.
         BROOKS STOUGH, ESQ.                      THEODORE C. CHEN, ESQ.
        RENEE L. BARTON, ESQ.                      BRETT D. BYERS, ESQ.
    WILLIAM E. GROWNEY, JR., ESQ.         Wilson Sonsini Goodrich & Rosati, P.C.
       Gunderson Dettmer Stough                     650 Page Mill Road
 Villeneuve Franklin & Hachigian, LLP          Palo Alto, California 94304
     600 Hansen Way, Second Floor                     (415) 493-9300
     Palo Alto, California 94304
            (415) 843-0500

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                CONDUCTUS, INC.
                             CROSS-REFERENCE SHEET
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

FORM S-1 REGISTRATION STATEMENT HEADING                                     HEADING OR LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Forepart of the Registration Statement; Outside Front
                                                                   Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Outside Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Underwriting
       9.  Description of Securities to be Registered...........  Outside Front Cover Page; Prospectus Summary;
                                                                   Capitalization; Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Legal Matters
      11.  Information with Respect to the Registrant...........  Inside and Outside Cover Pages; Prospectus Summary;
                                                                   Risk Factors; Use of Proceeds; Dividend Policy;
                                                                   Capitalization; Dilution; Selected Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Transactions; Principal
                                                                   Stockholders; Description of Capital Stock; Shares
                                                                   Eligible for Future Sale; Experts; Additional
                                                                   Information; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 21, 1996


PROSPECTUS

                                1,000,000 SHARES

                                [CONDUCTUS LOGO]

                                  COMMON STOCK


    All of the shares of Common Stock offered hereby are being sold by Conductus, Inc. (the "Company"). The Common Stock is quoted on the Nasdaq National Market under the symbol "CDTS." On June 14, 1996, the last reported sale price for the Common Stock was $13.50 per share. See "Price Range of Common Stock and Dividend Policy."


                              -------------------


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.


                               -----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY
       OR   ADEQUACY    OF    THIS   PROSPECTUS.    ANY    REPRESENTATION
        TO      THE      CONTRARY     IS     A     CRIMINAL     OFFENSE.

                                                             UNDERWRITING      PROCEEDS TO
                                           PRICE TO PUBLIC    DISCOUNT(1)      COMPANY(2)
Per Share................................         $                $                $
Total (3)................................         $                $                $

(1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2)  BEFORE  DEDUCTION OF  EXPENSES  ESTIMATED TO  BE  $400,000, PAYABLE  BY THE
    COMPANY.

(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO A MAXIMUM OF 150,000 ADDITIONAL SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL "PRICE TO PUBLIC," "UNDERWRITING DISCOUNT" AND "PROCEEDS TO COMPANY" WILL BE
    $         , $         AND $         , RESPECTIVELY. SEE "UNDERWRITING."

                             ---------------------

    The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in Boston, Massachusetts, on
or about             , 1996.

TUCKER ANTHONY                                   PENNSYLVANIA MERCHANT GROUP LTD
      INCORPORATED

               THE DATE OF THIS PROSPECTUS IS              , 1996

COMMUNICATIONS
Conductus designs and         The filters are incorporated  Conductus filter subsystems
fabricates compact            into integrated subsystems    are designed for use in
superconducting               that include a self-          cellular and PCS base
communications filters        contained cryogenic           stations such as the station
(prototypes shown).           refrigerator (prototype       depicted above which was
                              shown).                       manufactured by a third
                                                            party unrelated to
                                                            Conductus.

          "Filter"                 "Filter Subsystem"         "Cellular base station"

HEALTHCARE
Conductus designs and         The receiver coils are        Conductus probes are
fabricates superconducting    incorporated into integrated  designed for use in NMR
receiver coils for nuclear    probe subsystems that         spectrometers and MRI
magnetic resonance            include a cryogenic           scanners such as the system
instruments (prototype        refrigerator (probe body      depicted above which was
shown).                       shown).                       manufactured by a third
                                                            party unrelated to
                                                            Conductus.

  "NMR Spectroscopy coil"          "Probe Subsystem"             "NMR spectrometer"

INSTRUMENTATION
Conductus designs and         The sensors are combined      Conductus sensor subsystems
fabricates superconducting    with specialized control      are designed for
magnetic sensors.             electronics and analysis      applications in geophysics,
                              software.                     medicine and non-destructive
                                                            testing and can be
                                                            incorporated into systems
                                                            manufactured by third
                                                            parties such as the system
                                                            depicted above.

"SQUID Sensor"                       "IMAG system"                   "console"


                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN
MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN ADDITION, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

                                  THE COMPANY

    Conductus, Inc. ("Conductus" or the "Company") develops, manufactures and markets electronic components and subsystems based on superconductors. The unique properties of superconductors provide the basis for electronic products with significant potential performance advantages over products based on competing materials such as copper and semiconductors. Depending on the application, these advantages include enhanced sensitivity, efficiency, speed and operating frequency, as well as reduced power consumption, size, weight and cost. Conductus is currently focusing significant development, manufacturing and marketing efforts on applications for superconductors in the areas of communications, healthcare and instrumentation.

    Superconductors are materials that have the ability to transport electrical energy with little or no loss when cooled below a "critical" temperature. Since its founding in 1987, the Company has focused its product development efforts on high-temperature superconducting ("HTS") materials discovered in the 1980s that can be cooled more conveniently and economically than earlier-known superconducting materials. Based upon publicly available information, Conductus believes that its technologies are more advanced than those of other companies or research laboratories. Conductus combines advanced HTS technology with expertise in electronic device and component design, analog and digital electronic engineering, cryogenic packaging, mechanical engineering and system integration. Conductus believes that systems containing superconductive electronic technology, if successfully commercialized, will offer performance that is unavailable from competing technology, will reduce the costs of performing desired functions, or, in many cases, will do both.

    In the communications market, Conductus is developing filter subsystems for cellular and personal communication services ("PCS") base stations. These superconducting filter subsystems could provide significant benefits in base station performance and reduce the size of the filter components. The Company is developing and testing prototype integrated subsystems that are designed to be easily integrated into new base stations or to allow cost-effective retrofitting of existing base stations. Laboratory and initial field tests of Conductus' cellular filter subsystems conducted by industry representatives have demonstrated performance improvements over conventional technology, including enhanced base station receiver range. Conductus expects to make its first shipments of cellular filter subsystems in late 1996. For the PCS market, Conductus is developing an integrated filter subsystem under a joint development agreement with Lucent Technologies, Inc. ("Lucent"). The first field test of the initial prototype of the receiver portion of the Conductus subsystem has been conducted by Lucent. The Company believes that providing its technology at the subsystem level to selected OEM systems manufacturers such as Lucent will allow it to most rapidly and efficiently expand both its product line and its customer base.

    In the healthcare market, Conductus is developing and testing prototype superconductive receiver subsystems for several types of magnetic resonance instruments. Conductus is developing a family of probe subsystems for nuclear magnetic resonance ("NMR") spectroscopy systems for Varian Associates ("Varian"), a leading manufacturer of these systems. In March 1996, Conductus began manufacturing and selling two NMR probe types through Varian. The Company anticipates that it will introduce a third NMR probe type for commercial sale by the end of 1996. Conductus also is developing receiver subsystems for magnetic resonance imaging ("MRI") scanners under a joint development agreement with Siemens AG ("Siemens").

    In the instrumentation market, Conductus currently manufactures and sells superconducting sensors called Superconducting Quantum Interference Devices ("SQUIDs"), which can be used in electronic instruments to detect and precisely locate extremely weak magnetic signals. Conductus is also marketing and developing a variety of electronic components and instruments based upon SQUID technology.


    Conductus has leveraged its resources by developing superconductive products in collaboration with corporate partners that are market and technology leaders, research laboratories and government agencies. Since its inception, the Company has received approximately $25.5 million in external funding for research and development, primarily from agencies of the U.S. government, and currently has approximately $3.4 million in contracts and grants and $7.8 million in awards for future research and development.


    Conductus was incorporated in Delaware in 1987. Its principal offices are located at 969 W. Maude Avenue, Sunnyvale, California 94086, and its telephone number is (408) 523-9950.

                                  RISK FACTORS



    In addition to the other information contained in this Prospectus, the discussion of risk factors on pages 6 to 12 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks of investing in the Common Stock include the following factors: Early Stage of the Superconductive Electronics Market; Accumulated Deficit and Anticipated Future Losses; Uncertainty of Financial Results; Quarterly Fluctuations; High Degree of Dependence Upon Other Complementary Technologies; Reliance on Limited- or Sole-Source Suppliers; Dependence on Incorporation of Potential Products in Third Party Systems; Extensive Reliance on Collaborative Relationships; Rapid Technological Change; Intense Competition; Competing Technologies; Uncertainty of Patents and Proprietary Rights; Risk of Litigation; Dependence on Licensed Technology; Substantial Future Capital Needs; Limited Commercial Manufacturing Capability; Need to Develop Infrastructure to Support Commercialization; Limited Outlets for Certain Products; High Degree of Dependence Upon Government Contracts; Highly Regulated Product Applications; Environmental Regulations; Attraction and Retention of Key Employees; Volatility of Stock Price; Effect of Certain Charter Provisions; Antitakover Effects of Restated Certificate of Incorporation and Bylaw Provisions and of Delaware Law; Shares Eligible for Future Sale; Registration Rights; Absence of Dividends; Dilution; and Broad Discretion of Management to Allocate Offering Proceeds.


                                  THE OFFERING

Common Stock offered by the Company...............  1,000,000 shares
Common Stock to be outstanding after the
 Offering.........................................  6,732,989 shares (1)
Use of proceeds...................................  For  general corporate purposes, including working capital, acquisition  of manufacturing  equipment,
                                                    product development and repayment of indebtedness.
                                                    See "Use of Proceeds."
Nasdaq National Market Symbol.....................  CDTS

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              THREE MONTHS ENDED
                                                  MARCH 31,                      YEARS ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1996       1995       1995       1994     1993 (2)   1992 (2)   1991 (2)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract.................................  $   2,214  $   1,644  $   8,148  $   7,048  $   5,070  $   2,233  $     740
  Product sales............................        397        369      2,434      1,588      1,409        438        158
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.........................      2,611      2,013     10,582      8,636      6,479      2,671        898
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.......................  $  (1,395) $  (1,558) $  (4,423) $  (4,876) $  (4,070) $  (3,132) $  (3,290)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss...................................  $  (1,379) $  (1,570) $  (4,422) $  (4,544) $  (4,122) $  (3,215) $  (3,130)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per common share (3)..............  $   (0.24) $   (0.29) $   (0.80) $   (0.85) $   (1.40) $   (1.91) $   (1.79)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Shares used in computing per share
 amounts...................................      5,706      5,397      5,543      5,323      2,940      1,680      1,753
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                                                 MARCH 31, 1996
                                                                                           --------------------------
                                                                                            ACTUAL    AS ADJUSTED (4)
                                                                                           ---------  ---------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital..........................................................................  $   3,074     $  15,834
Total assets.............................................................................      8,937        21,697
Long-term debt, net of current portion...................................................      1,258         1,258
Total stockholders' equity...............................................................      4,469        17,229

- --------------------------


(1) Based on the number of shares outstanding as of March 31, 1996. Excludes 1,157,026 shares of Common Stock issuable upon exercise of outstanding options as of March 31, 1996 with a weighted average exercise price of $5.04 per share, and 21,177 shares of Common Stock that may be issuable under the Company's Employee Stock Purchase Plan upon the expiration of the current purchase period. See "Management -- 1992 Stock Option/Stock Issuance Plan," "-- Employee Stock Purchase Plan" and Note 13 of Notes to Financial Statements.


(2) Excluding results of operations for Tristan Technologies, Inc. ("Tristan") prior to its acquisition by Conductus on May 28, 1993.

(3) See Note 2 of Notes to Financial Statements.

(4) Adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Description of Capital Stock."
                             ---------------------
Conductus owns the United States registered trademarks "CONDUCTUS," the Conductus logo, "Mr. SQUID" and "iMAG," and claims the rights to the trademark "xMAG."
                              -------------------

    EXCEPT AS OTHERWISE NOTED HEREIN, INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) DOES NOT REFLECT THE EXERCISE OF OPTIONS OR WARRANTS AFTER MARCH 31, 1996.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

    EARLY STAGE OF THE SUPERCONDUCTIVE ELECTRONICS MARKET. Conductus was founded in September 1987 and to date has been engaged principally in research and development activities. Although Conductus has introduced a number of superconductive electronic products, most of Conductus' revenues to date have been derived from research and development contracts. See "Risk Factors -- High Degree of Dependence upon Government Contracts." The superconductive electronics market is new, with limited product commercialization to date. There can be no assurance that Conductus will successfully introduce any products currently under development, that Conductus will be able to manufacture adequate quantities of any products it introduces at commercially acceptable costs or on a timely basis or that any such products will offer sufficient price/performance advantages to achieve market acceptance. The Company's failure to successfully develop, manufacture and commercialize products that offer sufficient price/performance advantages to achieve significant market acceptance on a timely and cost-effective basis would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    ACCUMULATED DEFICIT AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FINANCIAL RESULTS. As of March 31, 1996, the Company had accumulated net losses of approximately $25.6 million. Conductus expects to incur substantial additional losses at least during 1996 as it expands operations. Continued development of the Company's products may require the commitment of substantial resources to research and development, establishment of additional pilot and commercial-scale fabrication processes and facilities and development of enhanced quality control, marketing, sales and administrative capabilities. In order to achieve profitability, Conductus, on its own or with collaborative partners, must successfully develop, manufacture, introduce and market its potential products. There can be no assurance that the Company will ever be able to achieve profitable operations or, if profitability is achieved, that it can be sustained.



    QUARTERLY  FLUCTUATIONS.    The  Company's  operating  results  have  varied
substantially on a quarterly basis and such fluctuations are expected to continue and perhaps increase in future periods as the Company seeks to commercialize its products. Factors that may affect the Company's operating results include the timing of government funding awards, the timing and market acceptance of new products or technological advances by the Company and its competitors, the timing of significant orders from and shipments to customers, changes in pricing policies by the Company and its competitors, the mix of distribution channels through which the Company's products are sold, the accuracy of resellers' forecasts of end user demand, regulatory changes, the ability of the Company and its subcontractors to obtain sufficient supplies of limited- or sole-source components for the Company's products and general economic conditions both domestically and internationally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    HIGH DEGREE OF DEPENDENCE UPON OTHER COMPLEMENTARY TECHNOLOGIES. Commercial uses of superconductive products will depend generally on the commercial availability of a number of other technologies such as specialized mechanical refrigeration systems, cryogenically-cooled semiconductor technology and large-area compatible wafer substrates, some of which are in the development stage. Conductus currently does not intend to devote significant effort or resources to developing these technologies, and is dependent on the development activities of third parties in these areas. There can be no assurance that these technologies will be successfully developed and commercialized, or that they will achieve market acceptance.



    RELIANCE ON LIMITED- OR SOLE-SOURCE SUPPLIERS. Certain components of Conductus' subsystems, including cryocoolers, are currently obtained from a single source or a limited number of suppliers. The inability of the Company to develop alternative sources, if required, an inability to meet demand, a prolonged interruption in supply or a significant increase in price of one or more components would have a material adverse effect on the Company's business, operating results and financial condition.


    DEPENDENCE ON INCORPORATION OF POTENTIAL PRODUCTS IN THIRD PARTY SYSTEMS. Many of Conductus' potential products, if successfully developed, are likely to be used as components or subsystems in systems manufactured and sold by third party systems manufacturers. There can be no assurance that these third parties will elect to incorporate superconductive electronic products in these systems or, if they do, that related system requirements, such as data processing software and hardware capabilities, can or will be successfully developed. Failure of third parties to successfully commercialize complementary technologies or to incorporate the Company's products into their systems would have a material adverse effect on Conductus' business, operating results and financial condition.


    EXTENSIVE RELIANCE ON COLLABORATIVE RELATIONSHIPS. Conductus has established and continues to seek to establish collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Conductus' success will depend in large part on the development of successful collaborative arrangements with third parties, their strategic interest in the potential products under development and their willingness to purchase any such products. There can be no assurance that Conductus will be able to enter into collaborative arrangements on commercially reasonable terms, that these arrangements, if established, will result in successful programs to develop, manufacture or market superconductive electronic products or, if these programs are successful, that Conductus' collaborative partners will not seek to manufacture jointly developed products themselves or obtain them from alternative sources. In addition, these programs may require Conductus to share control over its development, manufacturing and marketing programs and relinquish rights to its technology, may be subject to unilateral termination by the Company's collaborative partners and may restrict Conductus' ability to engage in certain areas of product development, manufacturing and marketing. See "-- High Degree of Dependence Upon Government Contracts" and "Business -- Strategic Alliances and Development Agreements."

    RAPID TECHNOLOGICAL CHANGE. The field of superconductivity is characterized by rapidly advancing technology. The future success of the Company will depend in large part upon its ability to keep pace with advancing superconductive technology, including superconducting materials and processes, and industry standards. The Company has focused its development efforts to date principally on yttrium barium copper oxide ("YBCO"). There can be no assurance that YBCO will ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future. The Company will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of its products. The Company will also need to continue to develop and integrate advances in complementary technologies. There can be no assurance that the Company's development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by Conductus will not prove more advantageous for the commercialization of superconductive electronic products.

    INTENSE COMPETITION. The market for electronic products is intensely competitive. Although the market for superconductive electronics currently is small and in the early stages of development, Conductus believes this market will become intensely competitive if products with significant market potential are successfully developed. A number of large American, Japanese and European companies, many of which have substantially greater financial resources, research and development staffs and manufacturing and marketing capabilities than the Company, are engaged in programs to develop and commercialize superconductive electronic technology and products. A number of smaller companies are also engaged in various aspects of the development and commercialization of superconductive electronic products. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to competitive arrangements for commercializing superconductive electronic products. In addition, if the superconductor industry develops further, new competitors with significantly greater resources are likely to enter the field. Conductus' ability to compete successfully will require it to develop and maintain technologically advanced products, attract and retain highly qualified personnel, obtain patent or other protection for its technology and products and manufacture and market its products, either on its own or with third parties. The Company's inability to compete successfully would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Competition."

    COMPETING TECHNOLOGIES. The Company's planned products, if successfully developed, will compete directly with other existing and subsequently developed products which use competing technologies. In wireless communications applications, there are a number of competing approaches and technologies to increase the capacity and improve the quality of wireless networks. These approaches include increasing the number of base stations, increasing tower heights, locating filters and amplifiers at the top of antennas and using advanced antenna technology. In healthcare imaging and analysis applications, alternative approaches and technologies in magnetic resonance instruments include using more powerful magnets, and improving receiver sensitivity by refrigerating conventional copper receiver coils. In magnetic sensing instrument applications, alternative approaches and technologies may be available to perform functions addressable by magnetic sensing technology. Improvements in existing alternative approaches or the development and introduction of competing approaches or technologies to the Company's potential products could have a material adverse effect on the Company's business, operating results and financial condition. Failure of the Company's potential products to compete successfully with products using competing technologies would have a material adverse effect on the Company's business, operating results and financial condition.


    UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS; RISK OF
LITIGATION. Conductus has received 17 U.S. patents and one related foreign patent with unexpired terms ranging from 13 to 18 years and has 18 patent applications pending before the U.S. Patent and Trademark Office. One of those patents, for an MRI coil, is currently involved in an interference proceeding before the U.S. Patent and Trademark Office. See "Business -- Legal Proceedings." International counterparts of several of these issued patents or pending applications have been filed under the Patent Cooperation Treaty with a number of applications currently in various countries worldwide. The Company will continue to file other U.S. and key international patent applications as part of its business strategy. There can be no assurance, however, that its pending applications will result in issued patents, that the validity of its issued patents will not be subject to challenge or that third parties will not be able to design around the patented aspects of the Company's products. The Company also relies upon trade secrets, unpatented know-how, continuing technological innovation, employee and third-party non-disclosure agreements and the pursuit of licensing opportunities in order to develop and enhance its competitive position. The Company's efforts to protect its proprietary rights may not be successful, however, in preventing their misappropriation or ensuring that these rights will provide the Company with a competitive advantage. Additionally, certain of the issued patents and patent applications are jointly owned by the Company and third parties. Any party has the right to license rights under such patents and applications, which could result in Conductus not having exclusive control over such inventions.


    The Company believes that, since the discovery of high-temperature superconductors ("HTS") in 1986, several thousand patent applications have been filed worldwide and over a thousand patents have been granted in the U.S. relating to superconductivity. There are interference proceedings pending regarding rights to inventions claimed in some of the applications. Accordingly, the patent positions of companies using HTS technology, including Conductus, are uncertain and involve both complex legal and factual questions. Consequently, there is significant risk that others, including competitors of the Company, have obtained or will obtain patents relating to the Company's planned products or technology.

    A patent issue of particular importance to the Company relates to copper oxides or "cuprates," that are used to make HTS products, including the YBCO compound which is currently the basis for the Company's business and products. Conductus has neither obtained any issued patents nor has it filed any patent applications covering the composition of any cuprates or other HTS materials. However, several U.S. and foreign patent applications filed by IBM, AT&T, the University of Houston, the Naval Research Laboratory and others are pending regarding the composition of YBCO and related HTS. See "Business -- Background
- -- Conductus' Approach." The Company understands that several of such U.S. applications are the subject of an interference proceeding currently pending in the U.S. Patent and Trademark Office (Interference No. 101,981). Additionally,
E. I. du Pont de Nemours & Co. ("DuPont") has notified Conductus that it is the exclusive licensee of patents issued in Israel, Sweden, Taiwan and the United Kingdom covering the composition of YBCO and a method for using YBCO in superconducting applications. DuPont has stated that it is interested in sublicensing such patents to Conductus, and would consider sublicensing to Conductus, as they issue, any other foreign and U.S. patent applications licensed to DuPont by the University of Houston. The Company anticipates that it will be required to obtain a license to use YBCO from one or more of these parties in order to continue to develop and sell products based on YBCO.

    There can be no assurance that the Company would be able to obtain licenses to patents covering YBCO compositions, when issued, or to any other patents applicable to the Company's business on commercially reasonable terms. In such an event, the Company could be required to expend significant resources to develop non-infringing technology alternatives or to obtain licenses to the technology that the Company infringes or would infringe. There can be no assurance that the Company would be able to successfully design around these third party patents or to obtain licenses to technology that it may require. Furthermore, there can be no assurance that the Company will not be obligated to defend itself at substantial cost against allegations of infringement of third party patents. An adverse outcome in such a suit could subject the Company to significant liabilities to third parties, or require the Company to cease using such technology. In addition, aside from the merits of a claim, the cost of defending any such suit would constitute a major financial burden for the Company that would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Patents, Proprietary Technology and Trademarks."

    DEPENDENCE ON LICENSED TECHNOLOGY. Successful marketing of a material portion of Conductus' products depends in part on nonexclusive licenses obtained from various licensors. There can be no assurance that such licenses will not be terminated by licensors or that Conductus will be able to develop alternate products that do not require these or other licenses.

    SUBSTANTIAL FUTURE CAPITAL NEEDS. The Company to date has received limited revenues from product sales. The development of the Company's planned products will require a commitment of substantial additional funds. Conductus anticipates that its existing available cash, together with the estimated net proceeds from this offering, should be adequate to fund the Company's operations through at least the end of 1998. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the time and costs involved in obtaining any required regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents, successful completion of technological, manufacturing and market requirements, changes in existing research relationships, the availability of funding under government contracts, the ability of the Company to establish collaborative arrangements and the cost of manufacturing scale-up and the amount and timing of future revenues. If adequate funds are not available, the Company may be required to delay, scale-back or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish. There can be no assurance that additional financing will be available on acceptable terms or at all, if and when required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    LIMITED COMMERCIAL MANUFACTURING CAPABILITY. Conductus has established a limited production facility. To date, Conductus has focused primarily on the development of its fabrication processes and the production of limited quantities of superconducting thin films and components. Although Conductus' processing technology is derived principally from semiconductor manufacturing technology, the fabrication of HTS components entails additional difficulties because of specific properties unique to HTS materials. There can be no assurance that Conductus can develop enhanced processing technology necessary to develop more advanced superconducting devices and circuits, that the Company will be able to attain commercial yields in the future, that the Company will not suffer recurring yield problems caused by mask defects, impurities in materials and other factors or that the Company can expand its processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities. The Company's failure to develop an adequate manufacturing capacity would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Manufacturing."


    NEED TO DEVELOP INFRASTRUCTURE TO SUPPORT COMMERCIALIZATION. Conductus has very limited experience in commercial sales, marketing and distribution. Expanded sales, marketing and customer service capabilities are also needed. There can be no assurance that it will be able to establish adequate sales, marketing and distribution capabilities or be successful in gaining market acceptance for any of its potential products.



    LIMITED OUTLETS FOR CERTAIN PRODUCTS. The market for NMR systems is highly concentrated, with estimates that approximately 85% of the worldwide market is divided between Varian Associates ("Varian") and Bruker Instruments. There can be no assurance that Varian will be successful in marketing the NMR probes or systems containing Conductus probe subsystems, that Varian will continue to market the probes or systems or that the Company will be able to market the probes or systems through other channels should distribution through Varian prove unsuccessful. See "Business -- Strategic Alliances and Development Agreements."



    HIGH DEGREE OF DEPENDENCE UPON GOVERNMENT CONTRACTS. A significant portion of the Company's revenues has been derived from contracts with agencies of the U.S. government. The Company's revenue from government-related contracts represented approximately 85%, 77%, 82% and 78% of total revenue for the quarter ended March 31, 1996 and for fiscal 1995, 1994 and 1993, respectively. The Company's contracts involving the U.S. government are or may be subject to various risks, including: unilateral termination for the convenience of the government; reduction or modification in the event of changes in the government's requirements or budgetary constraints; increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts; risks of potential disclosure of Conductus' confidential information to third parties; the failure or inability of the prime contractor to perform its prime contract in circumstances where Conductus is a subcontractor; the failure of the government to exercise options provided for in the contracts; the government's nonexclusive, royalty-free license to use technology developed pursuant to the contracts by or on behalf of the government in certain circumstances; and exercise of "march-in" rights by the government. March-in rights refer to the right of the U.S. government or government agency to require the Company to license to third parties patented technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The programs in which Conductus participates in many cases extend for several years, but are normally funded on an annual basis. There can be no assurance that the U.S. government will continue its commitment to programs to which the Company's development projects are applicable, particularly in light of recent legislative initiatives to reduce the funding of various U.S. government agencies and programs, or that the Company can compete successfully to obtain funding pursuant to such programs. Conductus does not anticipate that government contract revenues will grow at historical rates in the future and there can be no assurance that revenues from government contracts will continue at historic levels. A reduction in, or discontinuance of, such commitment or of the Company's participation in such programs would have a material adverse effect on the Company's business, operating results and financial condition. See "Business
- -- Research and Development -- Government Contracts."



    HIGHLY REGULATED POTENTIAL PRODUCT APPLICATIONS. Some of the Company's potential products may be used as subsystems in medical devices, such as MRI and NMR devices, which are subject to extensive governmental regulation in the U.S. by the Food and Drug Administration ("FDA") and other government agencies. Regulation of medical devices outside the U.S. varies widely from country to country. The clearance and approval process for both the FDA and foreign regulatory authorities can be costly and time consuming and the Company will be largely dependent upon the efforts of manufacturers of instruments that utilize the Company's subsystems to obtain necessary approvals. There can be no assurance that any buyers of the Company's subsystems will be able to obtain any necessary governmental approvals, or otherwise comply with applicable government regulations.


    In addition, in some states, a certificate of need ("CON") or similar regulatory approval is required prior to acquisition of medical equipment or introduction of a new service by hospitals or healthcare providers. CON regulations limiting the number of new MRI machines or limiting the acquisition of magnetoencephalography devices could adversely impact commercialization of those products, whether or not they incorporate superconducting products supplied by the Company.

    In the communications area, the operation of cellular and PCS base stations is regulated in the United States by the Federal Communications Commission ("FCC"). Base stations and equipment marketed for use therein must meet specific technical standards. The Company's ability to sell its HTS filter subsystems will depend upon the ability of base station equipment manufacturers and of cellular base station operators to obtain and retain the necessary FCC approvals and licenses. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could have a material adverse effect on the Company's business, operating results and financial condition.

    ENVIRONMENTAL REGULATIONS. The Company is subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its business. Any failure to comply with present or future regulations could result in fines being imposed on the Company and the suspension of production or a cessation of operations. In addition, such regulations could restrict the Company's ability to expand or could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations or to clean up prior discharges.


    ATTRACTION AND RETENTION OF KEY EMPLOYEES. The Company is highly dependent upon the efforts of its senior management and technical team, as well as the contributions of its Scientific Advisory Board. The loss of the services of one or more members of the senior management and technical team or Scientific Advisory Board could impede the achievement of product development and commercialization objectives. Due to the specialized technical nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified technical and key management personnel. Moreover, the Company is targeting its products towards markets, such as communications, healthcare and instrumentation, that require substantial industry knowledge and expertise. The Company currently has limited expertise in these areas and it is essential to attract qualified personnel with expertise in manufacturing, marketing, sales and support in each of its targeted markets. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. See "Business -- Employees."


    VOLATILITY OF STOCK PRICE. There has been significant volatility in the market price of securities of technology companies, particularly those that, like the Company, are still engaged primarily in product development activities. See "Price Range of Common Stock and Dividend Policy." Factors such as technology and product announcements by the Company or its competitors, disputes relating to patents and proprietary rights and variations in quarterly operating results may have a significant impact on the market price of the Common Stock. In addition, the securities markets have experienced volatility which is often unrelated to the operating performance of particular companies. In the past, following periods of volatility in the market price of a company's securities, securities class action lawsuits have been instituted against a company. If brought, such litigation could have a material adverse effect on the Company's business, results of operations and financial condition.

    EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF RESTATED CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS AND OF DELAWARE LAW. The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and of Delaware corporate law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. Among other things, the

Company's Restated Certificate of Incorporation does not permit stockholders to act by written consent. See "Description of Capital Stock -- Preferred Stock" and "-- Antitakeover Effects of Provisions of the Restated Certificate of Incorporation and Bylaws and of Delaware Law."


    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which certain holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the effective date of this offering without the prior written consent of Tucker Anthony Incorporated. However, Tucker Anthony Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of these restrictions, based on shares outstanding as of March 31, 1996, 5,308,123 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, including the 1,000,000 shares of Common Stock offered hereby, 1,500,000 shares registered pursuant to the Company's initial public offering and 2,808,123 shares that have either been registered on Form S-8 or are restricted securities that can be sold pursuant to Rule 144(k) or Rule 701 under the Securities Act. A total of 1,424,866 shares are held by persons who may be deemed affiliates of the Company and will be eligible for sale on the date of this Prospectus subject to the restrictions of Rule 144 ("Affiliate Shares"). All of the Affiliate Shares will be subject to lock-up arrangements. Furthermore, holders of approximately 2,017,000 shares of Common Stock and warrants to purchase 33,534 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sale of such shares could have a material adverse effect on the market price for the Company's Common Stock and would have a material adverse effect the Company's ability to raise additional capital when or if required. See "Shares Eligible for Future Sale" and "Description of Capital Stock -- Registration Rights."


    ABSENCE OF DIVIDENDS.   The Company has never  paid cash dividends and  does
not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

    DILUTION. The public offering price will be substantially higher than the book value per share of the currently outstanding Common Stock. Investors purchasing shares in this offering will therefore suffer immediate and substantial dilution. See "Dilution." In addition, the exercise of any of the currently outstanding warrants or stock options would likely result in a dilution of the value of the Common Stock. Moreover, the Company may at any time in the future sell additional securities and/or rights to purchase such securities, grant additional warrants, stock options or other forms of equity-based incentive compensation to the Company's management and/or employees to attract and retain such personnel or in connection with the obtaining of non-equity financing, such as debt or leasing arrangements accompanied by warrants to purchase equity securities of the Company. Any of these actions would have a dilutive effect upon the holders of the Common Stock.


    BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS. The Company anticipates that the proceeds of this offering will be used for working capital required to support expansion of its operations, new manufacturing equipment and general corporate purposes. The amounts identified for the foregoing uses under "Use of Proceeds" in this Prospectus are estimates and the amounts actually expended for each such purpose and the timing of such expenditures may vary depending upon numerous factors. The Company's management will have broad discretion in determining the amount and timing of expenditures and in allocating the net proceeds of this offering. Such discretion will be particularly broad with respect to the 53% or $6,760,000 of the proceeds available for use for working capital and general corporate purposes. There can be no assurance that the Company will allocate the net proceeds of this offering in a manner that achieves a positive rate of return on such net proceeds. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be $12,760,000, assuming a public offering price of $14.00 per share and after deducting the underwriting discount and estimated offering expenses.


    The Company anticipates that a significant portion of the net proceeds will be used for working capital required to support expansion of its operations including increases in inventory and receivables, improvements in facilities and expansion of manufacturing. The Company currently expects to use less than $500,000 for facilities improvements and $2,500,000 on new manufacturing equipment during the next 24 months. The Company also expects to use a portion of the net proceeds to repay all amounts outstanding under its bank line of credit, which the Company anticipates may total approximately $500,000 immediately prior to the closing. As of March 31, 1996, there were no borrowings under this credit facility which provides for borrowing up to the lesser of $2,000,000 or 75% of eligible receivables, bears interest at prime plus 0.50% and expires in February 1997. The Company also anticipates using approximately $2,500,000 of the net proceeds for the development of its superconducting products. The Company anticipates that the balance of the net proceeds of $6,760,000 (53% of net proceeds) will be added to working capital and used for general corporate purposes, including research and development and expansion of the manufacturing, sales and marketing infrastructure. Management will have broad discretion in the application of the net proceeds. The Company may consider using the net proceeds for the acquisition of complementary businesses, products or technologies. However, the Company currently has no specific plans with respect to any such acquisition. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Risk Factors -- Broad Discretion of Management to Allocate Offering Proceeds."


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock of the Company commenced trading on the Nasdaq National Market under the trading symbol "CDTS" on August 5, 1993. The following table presents quarterly information on the high and low closing sales prices for shares of the Company's Common Stock for the periods indicated as reported on the Nasdaq National Market.


                                                                                 HIGH       LOW
                                                                                -------   --------
1994
  First Quarter...............................................................  $10 5/8   $ 5
  Second Quarter..............................................................    7 1/2     2 5/8
  Third Quarter...............................................................    5 3/4     3 1/4
  Fourth Quarter..............................................................    5 1/4     4

1995
  First Quarter...............................................................    7         4 1/2
  Second Quarter..............................................................    8         6
  Third Quarter...............................................................    7         5 3/4
  Fourth Quarter..............................................................    7 1/2     5 3/16

1996
  First Quarter...............................................................   15         6 1/2
  Second Quarter (through June 14, 1996)......................................   16 1/2     9 3/4



    On June 14, 1996, the last sales price of the Common Stock, as reported on the Nasdaq National Market, was $13.50 per share. There were 111 holders of record of the Company's Common Stock as of May 10, 1996.


    The Company has not paid any cash dividends on its capital stock since its inception, and does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Company is restricted under its bank financing agreement from paying any cash dividends but may pay stock dividends.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted for the sale of 1,000,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom, at an assumed offering price of $14.00 per share:

                                                                                            MARCH 31, 1996
                                                                                    ------------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
Long-term debt, net of current portion (1)........................................  $    1,258,228  $    1,258,228
Stockholders' equity:
  Preferred stock, $0.0001 par value:
    Authorized: 1,000,000 shares;
    No shares issued and outstanding..............................................              --              --

  Common stock, $0.000l par value:
    Authorized: 11,000,000 shares;
    Issued: 5,905,363, actual; 6,905,363, as adjusted (2)
    Outstanding: 5,732,989, actual; 6,732,989, as adjusted (2)....................             574             674

  Additional paid-in capital......................................................      30,069,797      42,829,697
  Unrealized gain on investments, net.............................................             319             319
  Accumulated deficit.............................................................     (25,601,960)    (25,601,960)
                                                                                    --------------  --------------
      Total stockholders' equity..................................................       4,468,730      17,228,730
                                                                                    --------------  --------------

      Total capitalization........................................................  $    5,726,958  $   18,486,958
                                                                                    --------------  --------------
                                                                                    --------------  --------------

- ------------------------
(1) See Note 10 of Notes to Financial Statements.


(2) Based on the number of shares outstanding as of March 31, 1996. Excludes 1,157,026 shares of Common Stock issuable upon exercise of outstanding options as of March 31, 1996, with a weighted average exercise price of $5.04 per share, and 21,177 shares of Common Stock that may be issuable under the Company's Employee Stock Purchase Plan upon the expiration of the current purchase period. See "Management -- 1992 Stock Option/Stock Issuance Plan," "-- Employee Stock Purchase Plan" and Note 13 of Notes to Financial Statements.

                                    DILUTION

    As of March 31, 1996, the Company had a net tangible book value of $4,430,000, or approximately $0.77 per share of outstanding Common Stock. "Net tangible book value" represents the amount of total tangible assets less total liabilities. Without taking into account any other changes in the net tangible book value after March 31, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of the shares of Common Stock offered by the Company hereby at an assumed public offering price of $14.00 per share, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $17,190,000, or $2.55 per share. This represents an immediate increase in net tangible book value of $1.78 per share to existing stockholders and an immediate dilution in net tangible book value of $11.45 per share to purchasers of Common Stock in the offering ("New Investors"). Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by a New Investor for a share of Common Stock. New Investors participating in this offering will incur immediate, substantial dilution. This is illustrated in the following table:

Assumed public offering price per share......................................             $   14.00

    Net tangible book value per share before the offering....................  $    0.77

    Increase per share attributable to New Investors.........................       1.78
                                                                               ---------

Pro forma net tangible book value per share after the offering...............                  2.55
                                                                                          ---------

Dilution per share to New Investors..........................................             $   11.45
                                                                                          ---------
                                                                                          ---------

    The following table summarizes on a pro forma basis as of March 31, 1996, the difference between the existing stockholders and the New Investors (at an assumed public offering price of $14.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                                   -----------------------  --------------------------  AVERAGE PRICE
                                                     NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                                   ----------  -----------  -------------  -----------  -------------
Existing stockholders (1)........................   5,732,989       85.1%   $  30,070,371       68.2%     $    5.25
New Investors....................................   1,000,000       14.9       14,000,000       31.8      $   14.00
                                                   ----------      -----    -------------      -----
  Total..........................................   6,732,989      100.0%   $  44,070,371      100.0%
                                                   ----------      -----    -------------      -----
                                                   ----------      -----    -------------      -----

- ------------------------
(1) Total consideration paid by existing stockholders is net of issuance costs and treasury stock.


    The foregoing computations are based on the number of shares outstanding as of March 31, 1996 and exclude 1,157,026 shares of Common Stock issuable upon exercise of outstanding options and warrants as of March 31, 1996 with a weighted average exercise price of $5.04 per share. To the extent options or warrants are exercised, there will be further dilution to the New Investors. See "Management -- 1992 Stock Option/ Stock Issuance Plan" and Note 13 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1995, 1994 and 1993, and the balance sheet data at December 31, 1995 and 1994 are derived from, and are qualified by reference to, the audited financial statements elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1992 and 1991 and the balance sheet data at December 31, 1992 and 1991 are derived from audited financial statements not included herein. The statement of operations data for the quarters ended March 31, 1996 and 1995 and the balance sheet data at March 31, 1996 are derived from unaudited financial statements that include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1996 or any other period are not necessarily indicative of future results.

                                           THREE MONTHS ENDED
                                               MARCH 31,                      YEARS ENDED DECEMBER 31,
                                          --------------------  -----------------------------------------------------
                                            1996       1995       1995       1994      1993(2)    1992(2)    1991(2)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract..............................  $   2,214  $   1,644  $   8,148  $   7,048  $   5,070  $   2,233  $     740
  Product sales.........................        397        369      2,434      1,588      1,409        438        158
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues......................      2,611      2,013     10,582      8,636      6,479      2,671        898
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and Expenses:
  Cost of product sales.................        256        166      1,430        975      1,175        295         70
  Research and development..............      2,743      2,578      9,819      9,202      7,080      3,903      3,381
  Selling, general and administrative...      1,007        827      3,756      3,336      1,589      1,605        737
  Nonrecurring charge related to
   purchased technology.................         --         --         --         --        705         --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses............      4,006      3,571     15,005     13,513     10,549      5,803      4,188
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Loss from operations..............     (1,395)    (1,558)    (4,423)    (4,876)    (4,070)    (3,132)    (3,290)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss................................  $  (1,379) $  (1,570) $  (4,422) $  (4,544) $  (4,122) $  (3,215) $  (3,130)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per common share (1)...........  $   (0.24) $   (0.29) $   (0.80) $   (0.85) $   (1.40) $   (1.91) $   (1.79)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing per share
 amounts (1)............................      5,706      5,397      5,543      5,323      2,940      1,680      1,753
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                    DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1995       1994      1993(2)     1992       1991
                                                   MARCH 31,    ---------  ---------  ---------  ---------  ---------
                                                     1996
                                                 -------------
                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital................................    $   3,074    $   4,287  $   7,076  $  12,438  $  (1,332) $   1,783
Total assets...................................        8,937       10,128     12,541     16,233      3,250      5,054
Long-term debt, net of current portion.........        1,258        1,146        533        180        252        735
Total stockholders' equity.....................        4,469        5,814      9,529     14,057         46      3,235

- ------------------------
(1) See Note 2 of Notes to Financial Statements.

(2) Excluding results of operations for Tristan Technologies, Inc. prior to its acquisition by Conductus on May 28, 1993.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "RISK FACTORS" AND "BUSINESS."

OVERVIEW

    Conductus develops, manufactures and markets electronic components and systems based on superconductors for applications in the communications, healthcare and instrumentation markets. In May 1993, Conductus acquired Tristan Technologies, Inc. ("Tristan"), a San Diego, California-based company founded in 1991, that designed, manufactured and sold large-scale magnetic sensing systems and instrumentation. In June 1994, Tristan became the Conductus Instrument & Systems Division. As of March 31, 1996, Conductus had accumulated losses of approximately $25,602,000 and expects to incur additional losses at least during 1996 due to the Company's planned expansion of operations. Conductus, alone or with collaborative partners, must successfully develop, manufacture, introduce and market its potential products in order to achieve profitability. Conductus does not expect to recognize meaningful product sales until it successfully develops and commercializes superconductive components, systems and subsystems that address significant market needs. See "Risk Factors."

RESULTS OF OPERATIONS

  QUARTERS ENDED MARCH 31, 1996 AND 1995


    The Company's total revenues increased to $2,611,000 for the first quarter of 1996, a 30% increase over the $2,013,000 for the same period in 1995. Total revenues consisted primarily of contract revenue and, to a lesser extent, product sales. Revenues under U.S. government research and development contracts increased to $2,214,000 in the period from $1,644,000 in the same period in the prior year and represented 85% and 82% of total revenue for the periods, respectively. The increase in contract revenues was primarily due to higher levels of government funded research and development activity in the three months ended March 31, 1996, compared with the three months ended March 31, 1995. At March 31, 1996, Conductus had approximately $3,364,000 in contracts and grants and $7,760,000 in awards for future research and development. The recognition of revenue and receipt of payment pursuant to these contracts and awards are subject to numerous risks.



    Revenues from sales of large-scale superconducting magnetic systems, SQUIDs, HTS thin films and other products increased to $397,000 in the first quarter of 1996, an 8% increase over the $369,000 of product sales in same period in the prior year. The increase in the first quarter of 1996 is primarily related to increased sales of magnetic sensing systems and instruments. Revenues in the three months ended March 31, 1996 were lower than revenues in the three months ended December 31, 1995 due primarily to the impact of delays in shipment of two large magnetic sensing systems in the first three months of 1996. The large-scale magnetic sensing systems have large unit prices and are sold in low volumes, and thus significant fluctuations in sales of these systems may occur between quarters. Conductus does not expect to recognize significant product sales until it successfully develops and commercializes superconductive components and systems addressing significant markets.


    Cost of products increased to $256,000 for the first quarter of 1996, a 54% increase over the $166,000 for the same period in 1995. The increase in cost of products was directly related to increased product sales. Gross margins decreased to 36% in the first quarter of 1996 from an unusually high gross margin of 55% in the comparable period for the prior year. The reduction reflects changes in commercial product mix between the two quarters. Large systems margins may vary based on options included and may have downward impacts on overall margins. Costs of contract revenues are included in research and development expenses.

    Research and development expenses increased to $2,743,000 in the first quarter of 1996, a 6% increase over the $2,578,000 for the same period in 1995. The increase is directly related to the development of commercial products, particularly in both the cellular and PCS communications markets. The contract cost portion increased ratably from period to period. The Company expects to continue to incur significant research and development expenses as it seeks to develop additional products.


    Selling, general and administrative expenses increased to $1,007,000 for the first quarter of 1996 from $827,000 for the same quarter in 1995. These costs increased in 1996 compared to the prior quarter due to increased sales costs associated with the representative network for magnetic sensing and instrument products and the increasing size of the Company's operations. Headcount increased to 105 at March 31, 1996 from 102 at March 31, 1995. To the extent the Company increases sales of commercial products, there will be additional sales and marketing costs over those incurred in the first quarter of 1996.


    Interest income was $27,000 in the first quarter of 1996 compared to $80,000 during the same quarter in 1995. The primary reason for the decrease was a lower amount of cash and investments which was partly offset by higher interest rates. Interest charges increased on the Company's debt financing to approximately $36,000 in the first quarter of 1996 compared to $24,000 for the same quarter in 1995, due to higher outstanding debt balances incurred to purchase capital equipment.

    As a result of incurring losses, the Company has not incurred any income tax liability. The Company has established a valuation allowance against its deferred tax assets and reviews this allowance on a periodic basis. At such time that the Company believes that it is more likely than not that the deferred tax asset will be realized, the valuation allowance will be reduced.

  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

    The results of operations of the Company for the year ended December 31, 1993 do not include the results of operations of Tristan prior to its acquisition by Conductus on May 28, 1993.


    Total revenues increased to $10,582,000 in 1995 from $8,636,000 in 1994 and $6,479,000 in 1993. Total revenues consist primarily of contract revenue and, to a lesser extent, product sales. Revenues for 1993 do not include revenues of Tristan before May 28, 1993, which were $602,000 for the period. Revenues under U.S. government research and development contracts increased to $8,148,000 in 1995 from $7,048,000 in 1994 and $5,070,000 in 1993 and represented 77%, 82% and
78% of total revenue in 1995, 1994 and 1993, respectively. The increase in contract revenues during 1995 and 1994 was largely attributable to the addition of several new multi-year government contracts. The decrease in contract revenues as a percentage of total revenues in 1995 compared with 1994 was due to increasing product sales. Revenues under these new contracts are expected to offset planned declines in revenues from contracts approaching the end of their terms. The Company had $3,930,000 and $2,353,000 in contracts and grants and $9,228,000 and $4,838,000 in awards from U.S. government agencies as of December 31, 1995 and 1994, respectively. Conductus does not anticipate that government contract revenues will grow at historical rates in the future. The recognition of revenue and receipt of payment pursuant to these contracts and awards are subject to numerous risks. See Note 12 of Notes to Financial Statements.



    Revenue from sales of large-scale superconductive magnetic sensing systems, SQUIDs, HTS thin films and other products increased to $2,434,000 in 1995 from $1,588,000 in 1994 and $1,409,000 in 1993, primarily due to an increase in sales of magnetic sensing systems and instruments introduced late in 1994 and in 1995. The large-scale magnetic sensing systems have large unit prices and are sold in low volumes, and thus, the timing of individual sales and shipments of these systems could result in significant period to period fluctuations in revenues, such as the fluctuation which resulted from the delay in shipment of two magnetic sensing systems in the first quarter of 1996. Product sales for 1993 do not include $602,000 realized by Tristan from sales of superconducting magnetic systems before May 28, 1993.

    Cost of product  sales were  $1,430,000, $975,000 and  $1,175,000 for  1995,
1994 and 1993, respectively. Gross margins were 41%, 39% and 17% for 1995, 1994 and 1993, respectively. Gross margins increased in 1995 and 1994 over 1993 primarily due to lower margins in 1993 on initial system products which included startup costs. Startup costs on the introduction of new products also affected margins in 1995 but, due to broader product lines, the effect was not as substantial.

    The Company's research and development expenses, including cost of contract revenues, increased to $9,819,000 in 1995 from $9,201,000 in 1994 and $7,080,000 in 1993, representing 65%, 68% and 67%, of total operating expenses in the respective years. The increases in 1995 and 1994 reflected the increase in the Company's overall research and development activities, and emphasis on efforts in communications and healthcare. Research and development includes both externally and internally funded projects. Externally funded research and development programs, primarily under contracts with agencies of the U.S. government, accounted for approximately $9,176,000 of research and development expenses in 1995, $8,717,000 in 1994 and $6,500,000 in 1993, reflecting increased government contract and research activity throughout the period. Current levels of expenditures are expected to continue for development of commercial products, particularly in the communication and healthcare areas. Net expenses do not include a non-recurring charge of $705,000 resulting from the acquisition of Tristan in 1993. The Company expects to continue to incur significant research and development expenses and these expenses are likely to increase as it seeks to develop additional products.


    Selling, general and administrative expenses increased to approximately $3,756,000 in 1995 from $3,336,000 in 1994 and $1,589,000 in 1993 or 25%, 25%
and 15%, respectively, of total operating expenses in 1995, 1994 and 1993. These costs increased in 1995 and 1994 compared to 1993 due to the increased size of the Company as a result of the acquisition of Tristan, significant headcount additions and increasing sales and marketing activities. Total headcount has increased to 99 at December 31, 1995 from 96 at December 31, 1994 and 66 at December 31, 1993. Increases in 1995 over 1994 also include the selling costs associated with expanding the Company's representative network of independent distributors of magnetic sensing and instrumentation products. Included in 1994 expenses is a non-recurring charge of approximately $230,000 for severance and recruitment expenses associated with management changes and additions. Additionally, the Company expects sales and marketing expenses to continue to increase as it begins to market commercial products.


    The Company's total operating expenses increased to $15,005,000 in 1995 from $13,513,000 in 1994 and $10,549,000 in 1993. Operating expenses for 1993 include a non-recurring charge of $705,000 associated with purchased technology from the acquisition of Tristan.

    Losses  from operations were $4,423,000, $4,876,000 and $4,070,000 for 1995,
1994 and 1993, respectively. Excluding the non-recurring charge of $705,000 resulting from the acquisition of Tristan, the loss from operations for 1993 would have been $3,365,000. The decreasing loss in 1995 compared to 1994 was primarily related to planned increases in revenues offset by headcount and contract costs as the Company moved toward developing and commercializing products.

    Interest income from cash equivalents and investments were $249,000 in 1995, $344,000 in 1994 and $166,000 in 1993. The primary reasons for the changes between years were changes in levels of cash equivalents and investments, as approximately $13 million was received in the Company's initial public offering in August 1993, and thereafter there have been reductions to support operations through 1994 and 1995.

    Interest charges were $156,000, $56,000 and $176,000 in 1995, 1994 and 1993, respectively. Interest charges related to the Company's equipment term loan financing which commenced in September 1994 were reflected for the entire year compared to a minimal amount in 1994. The decrease in interest charges from 1993 to 1994 was primarily due to the maturing of portions of the three equipment lease lines. As of year end, only two lease line obligations remain at a reduced level due to maturities. Additionally, in 1993 the Company incurred interest charges of $86,000 related to its bridge loan financing.

    As a result of incurring losses, the Company has not incurred any income tax liability. The Company has established a valuation allowance against its deferred tax assets and reviews this allowance on a periodic basis. At such time that the Company believes that it is more likely than not that the deferred tax asset will be realized, the valuation allowance will be reduced.

    Conductus does not believe that inflation has had a material effect on its financial condition or results of operations during the past three fiscal years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

    During March 1995, the Financial Accounting Standards Board ("FASB")issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

    During October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which established a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123 disclosures will be effective for the Company's year ending December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 1996, the Company's aggregate cash, cash equivalents and short-term and long-term investments totaled $2,110,000 compared to $3,153,000 as of December 31, 1995 and $7,538,000 as of December 31, 1994. The Company has financed its operations since inception primarily through $13,251,000 in net proceeds from its initial public offering of Common Stock in August 1993, $14,645,000 raised in private financings, $25,529,000 from U.S. government contracts, $4,823,000 in aggregate borrowings under three equipment lease lines of credit and equipment term loan and $3,183,000 in interest income.

    Net cash used in operations was $4,625,000, $3,578,000 and $2,795,000 for 1995, 1994 and 1993, respectively. The increase in net cash used in operations in 1995 over the prior years was due primarily to increased size of the Company's operations including headcount and other related costs, which was partially offset by increased revenues. A significant portion of the increase is related to increased receivables on government contracts and prepaid expenses and other current assets, offset to some extent by increased accounts payables. The prior year was also affected by the non-recurring charge for purchased technology of $705,000.


    Net cash used in operations was $1,061,000 for the first quarter period of 1996. The net cash used in operating activities in the first quarter of 1996 was primarily due to operating losses and to a lesser extent increases in inventory which were partially offset by reductions in accounts receivables and prepaid expenses and other current assets and other related costs. Increases in inventory were due to an increase in inventory related to new NMR products and sensor products and a delay in the first quarter in shipment of two large magnetic sensing systems. The Company anticipates that its accounts receivable from revenues under U.S. government contracts and product sales, as well as inventories, may increase during 1996. Any such increases will result in the use of additional cash in operating activities.


    During 1995 and 1994, net cash of $2,670,000 and $1,743,000 was provided by investing activities from the reduction in investments partially offset by purchases of property and equipment. During 1993, net cash of $10,458,000 was used in investing activities from funding received on the initial public offering. Purchases of property and equipment in 1995 were $1,568,000, an increase of $342,000 over the prior year primarily reflecting expenditures to expand the Company's facilities in 1995 which approximated $625,000 and increased equipment needs for research and development and operations.

    Net cash from investing activities was $1,129,000 for the first quarter of 1996. Net cash was provided by net reductions in short-term investments, partially offset by purchases of property and equipment.

    Net cash from financing activities was $1,722,000, $269,000 and $14,933,000 in 1995, 1994 and 1993, respectively. Net cash provided by financing activities in 1995 and 1994 was primarily due to borrowings under the Company's equipment term loan offset by principal payments under capital lease obligations and proceeds from issuance of shares under the 1994 Employee Stock Purchase Plan. Net cash provided by financing activities in 1993 was primarily due to the Company's initial public offering in August 1993, its private placement in June 1993, and bridge loan financings which were converted into equity in the private placement, offset by principal payments under capital lease obligations, equipment term loan and debt assumed in the Tristan acquisition.

    Net cash from financing activities was $241,000 for the first quarter of 1996, primarily due to borrowings under the Company's equipment term loan offset by principal payments under capital lease obligations.

    Conductus anticipates that its existing available cash, its line of credit of $2,000,000 and term loan facility for fixed assets of $1,000,000 should be adequate to fund the Company's operations through at least the end of 1996. See
Note 10 of Notes to Financial Statements and "Use of Proceeds." There can be no assurance that additional funding, if required, will be available on acceptable terms or at all.


    The actual amount of the Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the time and costs involved in obtaining any required regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents, successful completion of technological, manufacturing and marketing requirements, changes in existing research relationships, the availability of funding under government contracts, the ability of the Company to establish collaborative arrangements and the cost of manufacturing scale-up and the amount of future revenues. The development of the Company's potential products will require a commitment of substantial funds to conduct further research and development and testing of its potential products, to establish commercial-scale manufacturing and to market any resulting products. The Company expects to use significant amounts of cash for capital equipment and to support operations until sufficient product revenues are generated. There can be no assurance that the U.S. government will continue its commitment to programs to which the Company's development projects are applicable, particularly in light of recent legislative initiatives to reduce the funding of various U.S. government agencies and programs, or that the Company can compete successfully to obtain funding pursuant to such programs. Conductus does not anticipate that government contract revenues will grow at historical rates in the future and there can be no assurance that revenues from government contracts will continue at historic levels. A reduction in, or discontinuance of, such commitment or of the Company's participation in such programs would have a material adverse effect on the Company's business, operating results and financial condition.

                                    BUSINESS

    THE BUSINESS SECTION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    Conductus develops, manufactures and markets electronic components and subsystems based on superconductors. The unique properties of superconductors provide the basis for electronic products with significant potential performance advantages over products based on competing materials such as copper and semiconductors. Depending on the application, these advantages include enhanced sensitivity, efficiency, speed and operating frequency as well as reduced power consumption, size, weight and cost.

    Conductus is currently focusing significant development efforts on applications for superconductors in communications, healthcare and instrumentation. In the communications market, Conductus is developing filter subsystems for cellular and personal communication services ("PCS") base stations. These superconducting filter subsystems could provide significant benefits in base station performance and reduce the size of the filter components. In the healthcare market, Conductus is developing and testing prototype superconductive receiver subsystems for several types of magnetic resonance instruments, including nuclear magnetic resonance ("NMR")
spectrometers and magnetic resonance imaging ("MRI") scanners. The Company currently manufactures and sells a limited number of superconducting receiver probe subsystems for NMR spectrometers. In the instrumentation market, Conductus currently manufactures and sells superconducting sensors called Superconducting Quantum Interference Devices ("SQUIDs"), which can be used to build electronic instruments that detect and precisely locate extremely weak magnetic signals. Conductus is also marketing and developing a variety of electronic components and instruments based on SQUID technology.

BACKGROUND

  SUPERCONDUCTORS

    Superconductors are materials that have the ability to transport electrical energy with little or no loss when cooled to a "critical" temperature. The intrinsic properties of superconductors are unique in nature and offer potential performance benefits to electrical and electronic systems. These include low-loss signal transmission, extreme magnetic sensitivity and efficient high-speed switching. When electrical currents flow through ordinary materials, they encounter resistance which consumes energy by converting electrical energy into heat energy. Depending on whether direct or alternating current is applied, superconductors have the ability to transport electrical current with no resistance at all or with only a tiny fraction (typically less than one percent) of what is found in the best conventional conductors. This property is extremely beneficial in electronic components whose increased efficiency leads to enhanced signal strength, improved signal resolution and reduced component size and weight. Other intrinsic properties of superconductors enable the fabrication of unique electronic devices, including high-speed electronic switches and ultra-sensitive magnetic sensors.

    From 1911, when superconductivity was first discovered, until 1986, the critical temperatures for all known superconductors did not exceed 23 K (-418 DEG. F). As a result, superconductivity was not widely used in commercial applications because of the high cost and complexities associated with reaching and maintaining such low temperatures. In 1986, a new class of superconducting materials, referred to as high-temperature superconductors ("HTS"), was discovered having critical temperatures above 77 K (-320 DEG. F), the boiling point of liquid nitrogen. These high critical temperatures allow HTS materials to be cooled to a superconducting state using liquid nitrogen, which is inexpensive and relatively easy to use, or using relatively simple mechanical refrigerators. Conductus believes that this ability to obtain the benefits of superconducting technology at more easily achieved temperatures enables much broader commercial applications.

  CONDUCTUS' APPROACH

    Conductus develops, manufactures and markets superconductive electronic devices and components using thin-film technology based upon the material yttrium barium copper oxide ("YBCO"), which the Company has judged to be best suited for electronic applications. Conductus combines what it believes to be the world's most advanced YBCO thin-film technology with expertise in electronic device and component design, analog and digital electronic engineering, cryogenic packaging, mechanical engineering and system integration. Conductus believes that systems containing superconductive electronic technology will offer performance that is unavailable from competing technology, will reduce the costs of performing desired functions, or, in many cases, do both.

    CHOICE OF MATERIAL. Although a number of high-temperature superconductors have been identified, Conductus has focused upon the development of YBCO for electronic applications. See "Risk Factors -- Uncertainty of Patents and Proprietary Rights; Risk of Litigation." YBCO is the only HTS material for which there has been both significant development and successful demonstration of multilayer technology, i.e., the use of multiple thin-film materials deposited one upon another. Conductus believes that such multilayer structures are important for many electronic components and devices, where they can be used for better film quality and stability and enhanced device functionality. Conductus has developed several proprietary processes for producing YBCO and other thin-film materials as well as for fabricating superconducting components and devices. These processes include thin-film growth, photolithography, etching and other standard procedures used in the manufacture of electronic devices.

    THIN-FILM EXPERTISE. Conductus produces superconducting components using a thin-film fabrication approach. The Company's superconductive circuits and components are fabricated on the surface of wafers using vapor-phase thin-film growth and standard circuit processing steps similar to those used to manufacture semiconductor devices. Furthermore, the fabrication of HTS components and circuits entails specialized processes, which are the subject of Conductus' patents or proprietary know-how, in order for HTS materials such as YBCO to exhibit desirable superconducting properties. Conductus, in many instances, has performed pioneering work in materials, processes and structures based on thin-film superconductive technology, and has developed processes it believes are capable of routinely producing a variety of high quality films in quantity for several applications, including multiple layer thin-film materials suitable for more complex devices and components. Compared to "thick-film" approaches and ceramic fabrication techniques, the Company believes that the thin-film approach is more versatile and provides more compact components and that the superconducting properties of the materials produced in this way are superior.

    FOCUS ON COMPLETE SOLUTIONS. Conductus believes that superconductive component technology can best be provided to customers in the form of integrated subsystems that incorporate the components, additional electronic circuits and devices, and the self-contained refrigeration equipment and packaging required to maintain the reduced temperatures necessary to sustain superconductivity. For this reason, in addition to its thin-film expertise, Conductus has also established significant expertise and know-how in areas that it believes are necessary for the commercial development of superconductive technology, including electronic device and component design, analog and digital electronic engineering, cryogenic packaging (including cryoelectronics, thermal management, vacuum engineering and cryocoolers), mechanical engineering and system integration. Conductus seeks to make the presence of superconductive and cryogenic components an entirely internal feature of its products that requires no special expertise or skill on the part of the user. By skillful integration of the refrigeration system into its communications filter subsystem, for example, and by selection of a refrigeration approach with proven durability, Conductus believes that its products can be easily accommodated and well accepted by end users. Similarly, the Company's NMR probe is designed to be readily installed into existing NMR systems in essentially the same manner as conventional probes. The Company believes that providing its technology at the subsystem level to system manufacturers in specific markets will allow it to rapidly and efficiently expand both its product line and its customer base.

    SIGNIFICANT COMPANY MILESTONES. Since establishing its laboratory facilities in 1989, Conductus has made significant and continuous progress in establishing the enabling technologies for its target applications. The table below sets forth significant milestones in the development and commercialization of Conductus' technology:


                              DEVELOPMENT AND COMMERCIALIZATION MILESTONES

               HTS THIN-FILM
                 TECHNOLOGY            COMMUNICATIONS            HEALTHCARE           INSTRUMENTATION
           ----------------------  ----------------------  ----------------------  ----------------------
Pre-1991   Developed multilayer
           HTS technology.

1991       Sold first single- and  Demonstrated low                                Made world's first
           multilayer HTS films.   phase-noise YBCO                                YBCO integrated SQUID
           Developed biepitaxial   resonator.                                      magnetometer.
           junctions for use in
           HTS SQUID manufacture.

1992       Demonstrated YBCO film  Demonstrated HTS        Demonstrated HTS MRI    Introduced Mr.
           with state-of-the-art   microwave delay lines.  receiver coil.          SQUID-Registered Trademark-
           low surface resistance                                                  HTS SQUID
           on MgO substrate.                                                       magnetometer.

1993       Demonstrated hybrid     Demonstrated HTS        Began development of    Acquired Tristan.
           semiconductor-          microwave subsystem.    NMR probe subsystem.
           superconductor
           structure on a single
           substrate.

1994       Fabricated              Delivered HTS           Signed joint            Introduced
           single-sided 4" YBCO    microwave subsystem     development agreement   iMAG-Registered Trademark-
           wafers.                 for Navy satellite      with Varian on HTS NMR  high performance HTS
                                   mission.                spectrometer probes.    and LTS SQUID systems.

1995       Established             Fabricated 19-pole HTS  Realized first          Introduced xMag-TM-
           coevaporation           cellular filter on 3"   revenues from sales of  magnetic measurement
           deposition process.     substrate.              NMR probe to Varian.    system.

                                   Demonstrated            Announced program with
                                   integrated HTS          Stanford University to
                                   cellular filter         develop MRI for
                                   subsystem at industry   mammography.
                                   trade shows and to
                                   potential OEMs.

1996       Began production of     Performed first field   Signed joint
           single- and             tests of prototype HTS  development agreement
           double-sided wafers by  filter subsystem for    with Siemens for low-
           coevaporation.          rural cellular market.  field HTS MRI
                                                           subsystem.

                                   Signed joint            Introduced first
                                   development agreement   commercial HTS NMR
                                   with Lucent to develop  probe product.
                                   HTS filter subsystem
                                   for PCS market.

                                   Performed initial
                                   laboratory and field
                                   tests of prototype HTS
                                   filter subsystem for
                                   PCS market.

BUSINESS AND DEVELOPMENT STRATEGY

    Conductus'    strategy   for   developing,   manufacturing   and   marketing
superconductive electronics products includes the following key elements:


    MAINTAIN TECHNOLOGY LEADERSHIP. Conductus has devoted significant resources to developing proprietary HTS thin-film manufacturing and process technologies. Based on publicly available information, the Company believes that its technologies are more advanced than those of other companies or research laboratories. The Company has successfully developed and marketed products including single- and multilayer YBCO films, superconducting NMR spectroscopy probes and SQUID sensors and systems. Conductus has utilized its technology skills to develop filters, low-noise amplifiers, radio-frequency receivers and other devices. Conductus has also established significant expertise and know-how in areas essential to product commercialization, including electronic device and component design, analog and digital electronic engineering, cryogenic packaging, mechanical engineering and system integration. Conductus has received 17 U.S. patents and one related foreign patent and has 18 patent applications pending in the U.S. and related patents pending in other countries relating to various aspects of its technologies.


    Since its inception, Conductus has maintained a Scientific Advisory Board composed of experts in superconducting materials, devices and science. This group continues to contribute to the activities and knowledge base of the Company.

    COMMERCIALIZE PRODUCTS WITH SIGNIFICANT MARKET POTENTIAL. Conductus believes that the largest potential near-term markets for superconductor-based products exist in wireless communications and healthcare applications and is actively developing HTS component-based subsystems for these markets. See table on page 26. In the cellular market, Conductus has completed laboratory and initial field tests of its low-noise receiver filter subsystems for base stations and expects to commence commercial sales in late 1996. In the emerging PCS market, Conductus is developing integrated transceiver subsystems incorporating HTS transmit and receive filters, cryocooled low-noise amplifiers and refrigeration equipment. In the healthcare market, Conductus has developed and currently sells several types of probe subsystems for NMR spectrometers on an OEM basis to Varian. In addition, the Company plans to develop other spectrometer probe types during 1996 as well as demonstrate prototype receiver coil subsystems for MRI machines in late 1996.

    LEVERAGE STRATEGIC ALLIANCES. Conductus' strategy is to enter into collaborative arrangements with market leaders in its target markets in order to allow the Company to focus primarily on the development of superconductive components and subsystems for use in products that address these markets. Conductus has entered into joint development agreements with Lucent Technologies, Inc. in PCS communications, Varian Associates in NMR spectroscopy and Siemens AG in MRI. It has also entered into agreements whose primary focus is technology development for a range of applications, including agreements with TRW, Inc. ("TRW") and Northrop-Grumman Corporation (originally with Westinghouse Electric Corporation) for development of digital electronics technology; and the High-temperature Superconductor Thin-film Manufacturing Alliance ("HTMA") for development of commercial, thin-film HTS manufacturing processes. Additionally, Conductus has funded its development programs and enhanced its development and manufacturing resources by establishing collaborative arrangements with corporate partners, government agencies and public and private research institutions. Since 1991, a significant portion of the Company's research and development program has been funded by U.S. government agencies in the form of grants and contract awards. See "Risk Factors -- Extensive Reliance on Collaborative Relationships," "-- High Degree of Dependence Upon Government Contracts" and "Business -- Strategic Alliances and Development Agreements."

    PROVIDE COMPLETE SOLUTIONS. Conductus believes that superconductive component technology can best be provided to customers in the form of integrated subsystems that incorporate the components, additional electronic circuits and devices, and the self-contained refrigeration equipment and packaging required to maintain the operating temperatures necessary for the superconductive components. Conductus seeks to make the presence of superconductive and cryogenic components an entirely internal feature of its products that requires no special expertise or skill on the part of the user. The Company believes that providing its technology at the subsystem level to system manufacturers in specific markets will allow it to most rapidly and efficiently expand both its product line and its customer base.

    DEVELOP COMMERCIAL INFRASTRUCTURE. Conductus is building the manufacturing, sales and marketing infrastructure it believes is necessary to support the commercialization of its products in target markets. This includes development of thin-film deposition techniques suitable for volume manufacture, acquisition and build-out of manufacturing and assembly areas, hiring of employees with significant marketing experience in key product areas and expansion of its sales team. The Company's sales and marketing strategy is to use manufacturers' representatives supplemented by a small direct sales organization for sales of its laboratory instrument products and to rely primarily on OEMs for its subsystem products for the communications, healthcare and instrumentation markets.

    The following table sets forth the key target markets for which Conductus is developing superconductive products and the development status of those products as of May 1996.



                                     TARGET MARKETS AND COMMERCIALIZATION STATUS

                       CONDUCTUS            POTENTIAL              TARGET
     MARKET             PRODUCT          PRODUCT BENEFITS          MARKET            PARTNER         CURRENT STATUS
- -----------------  ------------------  --------------------  ------------------  ---------------  --------------------
Communications     Cellular receiver   Increased range for   Rural segment of                     Completed laboratory
                   filter subsystem    existing and new      installed base of                    and initial field
                                       rural base stations.  cellular base                        tests. Additional
                                                             station market and                   field tests ongoing.
                                                             new network build                    Anticipate
                                                             out.                                 commercial sales in
                                                                                                  late 1996.

                   PCS transceiver     Increased range,      Forecasted build    Lucent           Developed initial
                   filter subsystem    higher call           out of PCS                           prototype filter
                                       capacity, reduced     base stations.                       subsystems and
                                       interference, higher                                       completed initial
                                       quality connections,                                       field test.
                                       reduced size.                                              Anticipate
                                                                                                  commercial sales in
                                                                                                  late 1997 or early
                                                                                                  1998.

Healthcare         NMR probe           Allows use of         New NMR             Varian           First production
                   subsystem           smaller samples or    spectrometers;                       units of probe
                                       higher throughput.    installed base of                    subsystems
                                       Allows analysis of    machines.                            delivered. Commenced
                                       more complex                                               commercial shipments
                                       compounds. Achieves                                        in 1996. Developing
                                       performance of                                             prototypes of
                                       high-end system with                                       additional probes.
                                       lower-cost
                                       equipment.

                   MRI receiver        Better images,        New low-field MRI   Siemens          Developing prototype
                   subsystem for low-  faster scan time,     scanners;                            subsystems in 1996.
                   field scanners      increased throughput  installed base of                    Planning RSNA trade
                                       in lower-cost MRI     machines.                            show demonstration
                                       systems.                                                   in December 1996.
Instrumentation    Laboratory          Highly sensitive      Research                             Continuing
                   instruments         measurement of        laboratories.                        commercial sales of
                                       magnetic properties                                        HTS and LTS
                                       of materials. First                                        products.
                                       HTS magnetic sensing
                                       products available
                                       to researchers.

                   SQUID sensors       Allows measurement    New markets in      Kanazawa         Providing components
                   and front-end       and location of       medicine,           Institute of     for KIT and research
                   electronics         extremely small       geophysics and      Technology       customers.
                                       magnetic signals.     non- destructive    ("KIT")
                                                             testing.

                                                                                 Geometrics       Developing
                                                                                                  subsystems for use
                                                                                                  in geophysical
                                                                                                  instruments.

CONDUCTUS' TARGET APPLICATIONS


    The unique properties of superconductors provide the basis for electronic products with significant potential performance advantages over products based on competing materials such as copper and semiconductors. Conductus is currently focusing significant development efforts on products for applications in the communications, healthcare and instrumentation markets for which it believes there is the greatest near-term market potential. Conductus is also developing additional technology for longer-term applications such as high-speed circuits for the communications market and NMR microscopes for the healthcare market. Conductus' products are designed to be used as components or subsystems in systems manufactured by third party systems manufacturers in the communications, healthcare and instrumentation markets. The following discussion identifies the broader market for the applications of Conductus' potential customers and then specifies the Conductus solution targeted to those applications.


  COMMUNICATIONS

    Cellular and PCS communications systems use radio frequency signals to establish communications between customers using portable or mobile telephones and base stations operated by service providers. Cellular telephone networks are divided into specific coverage areas called cells, each of which has a base station for sending and receiving voice and other communications within the cell. The base station contains electronic equipment required to send and receive radio signals. In setting up a base station, the service provider seeks to install equipment with sufficient sensitivity within the frequency band assigned to it to handle communications with the lowest power handsets over its entire geographical area and with sufficient selectivity to avoid interfering signals from adjacent frequency bands. Filters within these base stations select frequencies within the operators' assigned bands and reject unwanted frequencies. Amplifiers boost the strength of signals coming in and out of the base station. The operator's assigned frequency range is then allocated using one of several schemes to provide telephone service to multiple subscribers. The capacity of the system depends upon the number of effective channels, that is, channels whose signal quality is sufficient to satisfy customer demands for clear communications.

    Cellular base stations currently face a number of operating problems. These include signal interference caused by multiple communications channels, poor signal quality resulting from lower-power, handheld telephones and strained capacity due to the growing demand for cellular service. The advent of PCS technology will place additional demands on the performance of wireless base stations and upon the size of the hardware therein. Power losses resulting from the use of components made from conventional conductors have limited the ability of the industry to address these problems. Conductus believes that superconductive filters used in conjunction with cryogenically-cooled amplifiers have the potential to offer solutions to several operating problems in cellular base stations as well as to provide solutions to anticipated problems in forthcoming PCS base stations.


    CELLULAR MARKET. According to Federal Communications Commission and industry reports, there are more than 22,000 installed cellular base stations in the United States. Of the U.S. installed base, Conductus estimates approximately 2,000-3,000 are located in a rural environment. The present cellular communications network, operating at frequencies near 850 MHz, was established at a time when the typical cellular telephone was a mobile unit capable of transmitting up to 3 watts of radio frequency power and the total number of subscribers was relatively low. Today, portable handsets that transmit only 0.6 watts are increasingly replacing higher-power mobile telephones, thereby decreasing the effective receiving range of existing base stations. As a result, in rural areas where base stations are widely separated, current cellular customers can experience dropped calls due to "dead zones" in coverage. At the same time, the increasing demand for cellular service in urban areas has led to the utilization by service providers of a greater number of channels within
their   allotted   frequency  bands,   thereby   increasing  the   incidence  of
interference.


    In rural areas, where the primary problem is base station range, solutions that increase the strength of the received signal or decrease the system noise level can provide enhanced reception, and thus reduce the occurrence of dead zones. One solution, which entails significant costs, is to increase the number of base stations and thereby reduce the required range for each station. Another solution, which is potentially more economical, is to enhance the signal reception and noise filtering capabilities of existing base stations. Approaches to enhance the performance of existing base stations include increasing the height of towers or locating filters and amplifiers at the tops of towers to reduce the loss of electrical energy as the signals travel through cables from the antenna to the receiver. Each of these solutions has shortcomings with respect to such issues as cost, servicing logistics and ultimate performance. Accordingly, rural systems operators could significantly benefit from a system that provides greatly improved filtering and very low noise amplification at reasonable cost.

    In urban areas, the high density of cellular users creates problems of interference and system capacity. In every area, there are two cellular service providers, each allotted their own operating band within the frequency spectrum. Near the edges of each provider's operating frequency range, the performance of cellular systems can be hampered by interference from the competing carrier and from a variety of other signal sources. Carriers can attempt to avoid this interference by not using channels at the edges of their operating bands, however this diminishes system capacity. Interference is also addressed by using highly selective filters in the base station receiver. The ideal filter would filter out all signals outside the targeted operating band without reducing signal strength inside the band. Filters are made more selective by adding additional resonators or "poles" to the filter. However, in filters made of conventional materials, adding additional poles introduces more energy loss and thereby reduces the strength of the desired signals. For this reason, conventional filters generally do not incorporate more than eight or nine poles, thus achieving only a certain level of selectivity. With superconducting materials, which exhibit extremely low energy loss, filters can be fabricated with a higher number of poles, thereby increasing filter selectivity.


    PCS MARKET. PCS is a newer urban-based communication system designed to provide wireless telephone service utilizing radio frequency signals in a frequency band near 2 GHz. This all-digital system will be designed to handle both voice and data transmissions, including features such as Internet access. Although it utilizes the same basic building blocks as a cellular system, the higher operating frequency of PCS compared with the cellular network limits the range of its signal transmission. Because of this limited range of signal transmission, based on information from third party sources Conductus estimates that the forthcoming PCS buildout will result in more than 70,000 new installed base stations throughout the U.S. by the end of the year 2005.


    The projected large number and primarily urban location of PCS base stations drive the needs for equipment cost and size reduction. However, signal losses in base station components such as filters, antennas and cables are exacerbated by higher frequency operation. Conventional receiver components limit sensitivity and therefore base station range. Conventional filters tend to be physically large and proposed PCS base station architectures call for the use of multiple filters in each station. Collectively, these issues present a difficult set of requirements for the designers of forthcoming PCS base station equipment.

    CONDUCTUS' SOLUTIONS. Conductus believes that the performance of cellular base stations and PCS base stations could be improved significantly by using HTS components in both their receivers and their transmitters. Communication filters made using thin-film superconductor technology have the potential to provide extraordinary frequency selectivity while maintaining excellent efficiency because of their inherent low insertion losses. On the receiver side, the use of superconducting filters along with cryogenically-cooled low-noise amplifiers has the potential to lower the noise figure of the receiver and thereby increase its sensitivity. Increased sensitivity translates into increased range for the base station which could be utilized to improve the performance of existing stations or to allow fewer base stations to serve a new geographic area. In addition, HTS filters with enhanced selectivity over conventional designs could significantly reduce signal interference in base station receivers with minimal signal loss.


    In the cellular market, Conductus is focusing on development of low-noise receiver subsystems for rural base stations that incorporate HTS filters, cryocooled low-noise amplifiers and refrigeration equipment into a rack-mounted package. Initial laboratory and field tests have demonstrated the ability of the subsystem to increase receiver sensitivity, thereby increasing the range of base stations as well as their overall performance. See table on p. 27, Target Markets and Commercialization Status. As a result, by using these filter systems, cellular service providers in rural environments may require fewer base stations in order to serve a given geographic area. Initial field tests with these filter systems completed in early 1996 show range expansions of 20% to 60%. Conductus expects that the subsystem will undergo increasingly rigorous testing during 1996, leading to potential deliveries of the first commercial units for retrofit use in rural base stations in late 1996. While the Company has demonstrated functionality in its prototype units, additional engineering will be required to complete the development of commercial communications subsystems. See "Risk Factors -- Early Stage of the Superconductive Electronics Market" and "-- Limited Commercial Manufacturing Capability."


    Base stations avoid the transmission of unwanted and interfering distortion signals by the use of costly ultra-linear (extremely low distortion) amplifiers in their transmitters. For the PCS market, Conductus believes that low-loss superconducting transmit filters offer the potential to "clean up" the output of lower-quality amplifiers by removing unwanted signals at a lower overall cost to the base station operator. Conductus' work on transmit filters has been a part of the activities of the Consortium for Superconductor Electronics wireless program, which primarily involves Conductus, American Telephone and Telegraph Company, MIT Lincoln Laboratories and CTI-Cryogenics, a division of Helix Technology Corporation.

    Conductus is developing an integrated transceiver subsystem for PCS base stations consisting of HTS receiver filters, cryogenically-cooled low-noise amplifiers and HTS transmit filters that potentially may provide increased range, increased call capacity, reduced interference between bands, improved call quality and reduced size compared to subsystems using conventional technology. Additionally, the HTS components utilized in the subsystem have permitted the inclusion of as many as 19 poles, compared to eight or nine in conventional filters, which results in significant selectivity enhancements. Conductus intends to work with PCS system manufacturers, such as Lucent, with the goal of designing superconductive filter subsystems into new PCS base stations. The first field test of Conductus' initial prototype of the receiver portion of the system has been conducted with Lucent. Conductus expects to conduct additional tests of increasingly complex prototypes with Lucent throughout 1996 and 1997 and does not anticipate first commercial sales before late 1997 or early 1998.


    FUTURE APPLICATIONS. Pursuant to government-sponsored research and development programs, Conductus is exploring the application of superconductive electronic technology to problems in high-speed, high-bandwidth communications switching. The high-speed, low-power properties of Josephson junctions, which are active switching devices made from superconductors, could be applied to communications systems to significantly improve data transmission rates and reduce system power requirements and costs. These devices are several times faster than the fastest semiconductor transistor and consume thousands of times less power. Josephson junction circuit technology is in the early stages of development, and significant additional advancements will be required before superconductive products incorporating this technology could become available. See "Risk Factors -- Early Stage of the Superconductive Electronics Market" -- "Dependence On Incorporation of Potential Products in Third Party Systems" and "-- Intense Competition."


  HEALTHCARE

    Instruments based on NMR technology determine the structure and properties of chemical and biological materials by measuring the response of such materials to electromagnetic fields. In these instruments, a powerful magnetic field magnetizes atoms in the sample being studied, radio-frequency pulses cause the atoms to emit characteristic signals and sensitive radio-frequency receivers are used to detect these signals. Existing magnetic resonance instruments contain radio-frequency receivers that use specialized copper coils to sense the signals from the object being studied. The principal applications of NMR are in spectrometers, which are used for analyzing the composition and structure of complex chemical compounds, and in MRI scanners, which are used to provide detailed images of the human body without invasive procedures or exposure to harmful radiation, such as x-rays.

    For both of these instruments, the signal-to-noise ratio ultimately determines the sensitivity of the instrument. A higher signal-to-noise ratio results in better data quality and a reduction in the amount of time required to obtain the data. There are two basic approaches to increasing the signal-to-noise ratio of the instruments: increasing the signal or field strength by using a more powerful magnet, or increasing the sensitivity by reducing inherent noise levels in the receiver. Increasing field strength can be prohibitively expensive. On the other hand, significant gains in receiver sensitivity are difficult to achieve using conventional technology. HTS technology offers three potential benefits for these healthcare imaging and analysis instruments: much greater instrument sensitivity, much faster data acquisition time and, in the case of NMR spectroscopy systems, the ability to study smaller amounts of costly samples.

    NMR SPECTROMETERS. NMR spectroscopy is a well-established technique for chemical analysis that enables the user to determine the structures of even very complex proteins and large molecules such as those used in the development of pharmaceuticals. A conventional NMR spectrometer includes a superconducting magnet to supply a powerful magnetic field and a copper or other conventional metal receiver coil to detect the signals from the sample.


    With conventional NMR technology, major increases in sensitivity can only be obtained with disproportionate increases in cost associated with providing increasingly powerful magnets. Some large magnet systems cost as much as $1 million. One alternative to increasing the field strength is to increase the sensitivity of the receiver. However, conventional coil design is at a fairly mature stage and significant further improvements in sensitivity from modification of current receiver technology are unlikely. Another alternative is to reduce the temperature of conventional receiver components to near absolute zero, in order to reduce resistance and decrease noise, but the refrigeration necessary to reach the required temperatures would be costlier and more elaborate than is needed for HTS probes. Such cold conventional metal receivers have not been made commercially available.



    CONDUCTUS' SOLUTION. Conductus has shown that the use of HTS receiver coils in spectrometers dramatically improves the sensitivity of the instrument. Compared to existing receivers based on specialized copper coils, Conductus' low-loss superconducting receiver coils significantly enhance probe performance by improving the signal-to-noise ratio, which leads to either improved chemical sensitivity or faster chemical measurements. As a result, users can examine less sample material and still obtain the same or more information than is possible using conventional technology. For this application, Conductus' probe technology has demonstrated up to a four fold signal-to-noise ratio improvement over conventional probes enabling up to a four fold reduction in sample size for the same analysis time or up to a 16-fold increase in sample throughput. Conductus is currently working with Varian to develop a family of low-loss superconductor receiver coils for use as probes in NMR spectrometers to meet the demand for high sensitivity analysis. Conductus introduced its first NMR probe products in March 1996, pursuant to an OEM arrangement with Varian. See table p. 27, Target Markets and Commercialization Status. Currently, Conductus is manufacturing and selling through Varian two NMR probe types, each of which is available in two frequencies. The Company anticipates introducing a third NMR probe type for commercial sale by the end of 1996. See "Risk Factors -- Limited Outlets for Certain Products", "-- Competing Technologies", "-- Extensive Reliance on Collaborative Relationships" and "-- Highly Regulated Product Applications."



    MRI. Magnetic resonance imaging is an important diagnostic medical technique that provides detailed images of internal organs and structures within the body without invasive procedures or exposure to harmful radiation. Important applications include imaging soft tissues, diagnosing certain brain and spinal cord disorders and diagnosing joint and muscle injuries. The cost of MRI machines is significant, with prices often over $1 million. More recently, "low-field" and "mid-field" MRI machines have become available. These machines have the advantage of being less confining to the patient and are less expensive, but provide significantly poorer images than high-field machines. Government and healthcare provider cost containment initiatives are discouraging the use of larger magnets for MRI. As cost controls have become more pervasive, the majority of new installations have been of less costly, lower-field machines.


    CONDUCTUS' SOLUTION. Conductus has shown that the use of HTS receiver coils can significantly improve the signal-to-noise ratio in low-field MRI machines, potentially allowing them to produce an image similar in quality to that of the more expensive machines. The development of higher-performance low-field machines may lead to the use of MRI in a wider range of diagnostic imaging applications, such as routine screening for breast cancer. In January 1996, Conductus entered into a non-exclusive agreement with Siemens to develop

HTS receiver coil subsystems for a Siemens' low-field MRI machine. The Company has also received support from the Naval Research Laboratory and the Department of Defense Advanced Research Projects Agency to develop superconducting technology for MRI breast cancer screening in collaboration with researchers from Stanford University.


    FUTURE APPLICATIONS. HTS receiver technology can be used in NMR microscopes, which are essentially high-resolution MRI machines for examining small objects in high detail. Biological specimens such as pathology samples, which are currently sliced, stained and examined with optical microscopes, could be placed whole in the imager and a complete three-dimensional data set could be constructed. The pathologist could have the computer slice the image in any plane, which is not possible using the current techniques, even with computer assistance, because of the dramatic and variable shrinkage of the samples. Presently, NMR microscopy is only a research tool because the use of copper receiver coils can require data collection times of one to two days to obtain an acceptable image. The enhancement in signal-to-noise ratio provided by HTS and cryoelectronic technologies could reduce this data collection time to a matter of minutes. Conductus is developing receiver subsystems for this application in collaboration with Duke University under government contract funding from the National Institutes of Health. See "Risk Factors -- Early Stage of the Superconductive Electronics Market."


  INSTRUMENTATION

    Superconductive magnetic sensors known as SQUIDs are used in electronic instruments to detect signals thousands of times smaller than can be detected by conventional magnetometers. With appropriate control electronics, SQUIDs can discern magnetic signals one hundred billion times smaller than the earth's magnetic field. A number of different types of instruments, including specialized laboratory equipment, non-destructive test equipment, geophysical surveying instruments and advanced medical diagnostic instruments, can potentially utilize magnetic sensors to detect and locate magnetic signals of interest.

    Magnetic sensors are used in some circumstances to locate oil and other mineral deposits. In this application, SQUID technology offers the advantage of portability by virtue of the small size of its sensors compared to bulky conventional copper coils used as magnetometers. SQUID sensors can also be used to detect electrical currents as well as any intrinsic magnetism in materials. As a result, they can potentially be used in a variety of instruments to inspect and analyze materials and structures on the basis of magnetic signatures that cannot be effectively measured using competing technologies. These instruments can measure materials that are hidden or submerged, such as mines or storage drums; detect flaws in metallic structures, such as components of buildings, nuclear power plants or airplanes, without physically invading or contacting the structure; and measure electrical currents in, for example, semiconductor integrated circuits.

    SQUID sensors can also detect electrical impulses in the heart without the use of electrodes or other contacts to the patient required by conventional EKGs, using a technique called magnetocardiography ("MCG"). Conductus believes that MCG potentially may require far less time and effort from medical personnel than electrocardiography and therefore reduce the cost of obtaining cardiac diagnostic information. For example, MCG could become a significant diagnostic tool for disorders caused by cardiac arrhythmias (i.e., irregular heart beats).

    Improving the sensitivity of magnetic sensor technology in general, as well as providing HTS versions of SQUID sensors in particular, has the potential to significantly improve the performance of several existing instruments as well as enable magnetic sensing technology to be used for important new applications.


    CONDUCTUS' SOLUTION. Conductus currently manufactures and sells SQUIDs and laboratory instruments based on SQUIDs and is developing additional SQUID sensors, electronics and complete sensing subsystems for customers in the geophysical, non-destructive evaluation and medical markets. See table p. 27, Target Markets and Commercialization Status. Conductus' standard products include magnetic sensing components sold under the tradenames "iMAG" and "Mr. SQUID" and a complete magnetometer system sold under the tradename "xMAG." List prices for complete iMAG systems generally range from $7,000 to over $40,000 depending on the configuration. Mr. SQUID has a list price of approximately $2,000. List prices for complete xMAG systems generally range from $87,000 to over $140,000 depending on the configuration.

    Conductus has also built and sold limited numbers of custom multichannel low-temperature superconducting ("LTS") SQUID systems for non-destructive test applications. While Conductus manufactures some of its instrumentation products using well-established LTS materials, the Company believes that the cost and operating difficulties associated with using liquid helium or other complex refrigeration techniques required to cool LTS materials have limited their commercial potential. Conductus believes that the portability and relative ease of use inherent in HTS SQUID technology greatly enhances its utility in multiple applications.


    While historically the Company's sales have been primarily to laboratory customers, Conductus believes that the greatest opportunities for growth for its magnetic sensing products will be with OEM customers for specific applications. Currently, Conductus is developing HTS geophysical systems under government contracts from two different agencies and is working with Geometrics, Inc., a manufacturer of geophysical surveying equipment, to develop and market commercial instruments for these applications. Conductus is also working with researchers at Kanazawa Institute of Technology in Japan to develop SQUID-based instruments for seismic studies. Conductus has also sold sensors, electronics and cryogenic vessels to customers developing biomedical applications of SQUIDs. See "Risk Factors -- Early Stage of the Superconductive Electronics Market", "-- Dependence on Licensed Technology" and "-- Highly Regulated Product Applications."



    The field of superconductivity is characterized by rapidly advancing technology. The future success of the Company will depend in large part upon its ability to keep pace with advancing superconductive technology, including superconducting materials and processes, and industry standards. The Company has focused its development efforts to date principally on yttrium barium copper oxide ("YBCO"). There can be no assurance that YBCO will ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future. The Company will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of its products. The Company will also need to continue to develop and integrate advances in complementary technologies. There can be no assurance that the Company's development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by Conductus will not prove more advantageous for the commercialization of superconductive electronic products. In addition, many of Conductus' potential products, if successfully developed, are likely to be used as components or subsystems in systems manufactured and sold by third party systems manufacturers. There can be no assurance that these third parties will elect to incorporate superconductive electronic products in these systems or, if they do, that related system requirements, such as data processing software and hardware capabilities, can or will be successfully developed. Failure of third parties to successfully commercialize complementary technologies or to incorporate the Company's products into their systems would have a material adverse effect on Conductus' business, operating results and financial condition.


STRATEGIC ALLIANCES AND DEVELOPMENT AGREEMENTS

    Conductus is party to a number of collaborative arrangements with corporations and research institutions with respect to the research, development and marketing of certain of its potential products. Conductus evaluates, on an ongoing basis, potential collaborative relationships and intends to continue to pursue such relationships. The Company's future success will depend significantly on its collaborative arrangements with third parties. There can be no assurance that these arrangements will result in commercially successful products. See "Risk Factors -- Extensive Reliance on Collaborative Relationships," and "-- Limited Outlets for Certain Products."

    LUCENT TECHNOLOGIES, INC. Conductus and Lucent entered into a joint development and licensing agreement in April 1996, under which Conductus is developing a superconductive transceiver filter subsystem for the PCS market. Both Conductus and Lucent are to provide technical support to the program. Initial tests of a prototype of the receiver portion of the subsystem were conducted in April 1996. Each party will retain rights to the intellectual property it develops under the program, subject to certain nonexclusive licensing rights of the other party, and jointly developed intellectual property will be jointly owned.

    VARIAN ASSOCIATES. Conductus and Varian entered into a joint development and licensing agreement in 1994, under which they jointly developed a superconducting probe for NMR instruments for high-resolution spectroscopy. Both Conductus and Varian provided technical support to the program, and each retains rights to intellectual property it developed under the program, subject to certain nonexclusive licensing rights of the other party. The program resulted in the commercial introduction, in March 1996, of probes incorporating HTS receiver subsystems manufactured by the Company and sold by Varian. Conductus and Varian currently are negotiating a sales agreement under which Varian will likely have a period of exclusivity from the date of commercial introduction. Conductus and Varian continue to cooperate in the development of additional probes for NMR spectroscopy.

    SIEMENS AG. Conductus is developing a general-purpose superconducting MRI receiver coil for a Siemens' low-field MRI system under a joint development agreement effective December 1, 1995. Under that agreement, Conductus will design a coil and test it on Siemens' instruments, while Siemens will assist Conductus by providing information and access to instrumentation. All intellectual property rights will remain with the party developing the intellectual property, and jointly developed property will be jointly owned.

    CTI-CRYOGENICS. Conductus and CTI-Cryogenics, a division of Helix Technology Corporation, entered into a collaboration agreement in September 1995, under which CTI will work with Conductus to design interfaces between CTI cryocoolers and Conductus subsystems.

    HIGH-TEMPERATURE SUPERCONDUCTOR THIN-FILM MANUFACTURING ALLIANCE. Conductus is a principal member of the HTMA, which was formed in November 1995 to develop cost-effective manufacturing methods for YBCO thin-films for radio-frequency applications, establish industry standards and provide second-sourcing and technology transfer among the companies under a program currently funded in part by the Department of Defense Advanced Research Projects Agency ("DARPA"). Superconductor Technologies, Inc. ("STI") is the other principal member of the HTMA. Other members include Stanford University and the Georgia Research Corporation, Focused Research, Microelectronic Control and Sensing Incorporated, IBIS and BDM Federal. Under the HTMA, each party will have certain access to the technology of the other parties that is developed under the program.

    KANAZAWA INSTITUTE OF TECHNOLOGY. In September 1995, Conductus entered into an OEM agreement with Kanazawa Institute of Technology ("KIT") under which Conductus is to be KIT's exclusive supplier, subject to certain conditions, of LTS and HTS SQUIDs for use in instruments that it is developing. KIT intends that its initial product will be for seismology. Conductus has received an initial order for LTS SQUIDs under this agreement. The agreement contains no minimum purchase requirement, and there can be no assurance that KIT will successfully develop and market instruments using Conductus' SQUID products or, if it does develop such products, that a significant market will exist for those products. Futhermore, there can be no assurance that Conductus will be able to meet KIT's design requirements, in which case KIT shall be free to use other suppliers of SQUIDs.

    GEOMETRICS. Conductus is working with Geometrics, Inc., a geophysical instrumentation company, under two government contracts to develop SQUID-based instruments for geophysical exploration. If successful, the project could lead to the development of commercial geophysical instruments incorporating Conductus SQUIDs and SQUID electronics.

RESEARCH AND DEVELOPMENT

    GOVERNMENT CONTRACTS. The Company's research and development expenses in the three months ended March 31, 1996, and fiscal years 1995, 1994 and 1993 were approximately $2,743,000, $9,819,000, $9,201,000 and $7,080,000, respectively.
Externally funded research and development programs, primarily under contracts with agencies of the U.S. government, accounted for approximately $2,214,000, $9,176,000,

$8,717,000 and $6,500,000 of these expenses in the three months ended March 31, 1996, and fiscal years 1995, 1994 and 1993, respectively. The Company's revenue from government-related contracts represented approximately 85%, 77%, 82% and 78% of total revenue for the three months ended March 31, 1996 and fiscal years 1995, 1994 and 1993, respectively. Conductus believes that it will continue to be heavily dependent on U.S. government contracts to fund a significant portion of its research and development programs. The Company's strategy is to fund a significant portion of its research and development, particularly for wireless communications and digital electronics applications, through contracts with agencies of the U.S. government. As of March 31, 1996, the Company had received aggregate awards since its inception of approximately $36,652,000 from U.S. government agencies, including approximately $25,529,000 recognized as revenue by the Company through March 31, 1996, and approximately $7,760,000 in awards for which it has not yet entered into research contracts. As of March 31, 1996, Conductus had approximately $3,364,000 under existing U.S. government contracts which provide that most of the research and development is to be performed in the next 12 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


    As shown in the examples below, these contract programs and others enable Conductus to develop its core technologies and support Conductus' business areas.


                        GOVERNMENT-SUPPORTED RESEARCH AND DEVELOPMENT

                                  SELECTED FUNDING AGENCIES

Defense Advanced Research Projects      National Aeronautics and    Naval Research Laboratory
 Agency                                  Space Administration
Department of Commerce                  National Institutes of      Office of Naval Research
                                         Health
Department of Energy                                                United States Navy

               SELECTED AREAS OF RESEARCH AND DEVELOPMENT

 TECHNOLOGIES     COMMUNICATIONS      HEALTHCARE       INSTRUMENTATION
- ---------------  ----------------  -----------------  ------------------
Thin films       Transmit filters  NMR spectroscopy   SQUID technology
Multilayer       Cellular
films            receivers         MRI                SQUID amplifiers
Cryopackaging    Switching         NMR microscopy     SQUID geophysical

    The Company's contracts involving the U.S. government are or may be subject to numerous risks. These risks include: unilateral termination for the convenience of the government; reduction or modification in the event of changes in the government's requirements or budgetary constraints; increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts; risks of potential disclosure of Conductus' confidential information to third parties; the failure or inability of the prime contractor to perform its prime contract in circumstances where Conductus is a sub-contractor; the failure of the government to exercise options provided for in the contracts; the government's nonexclusive, royalty-free license to use technology developed pursuant to the contracts by or on behalf of the government in certain circumstances; and exercise of "march-in" rights by the government. March-in rights refer to the right of the U.S. government or government agency to require the Company to license patented technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. In addition, there can be no assurance that the U.S. government will continue its commitment to programs to which the Company's development projects are applicable, particularly in light of recent legislative initiatives to reduce the funding of various U.S. government agencies and programs, or that the Company can compete successfully to obtain funding pursuant to such programs. See "Risk Factors -- High Degree of Dependence Upon Government Contracts."

    SCIENTIFIC ADVISORY BOARD. Since its founding, Conductus has engaged the services of a Scientific Advisory Board composed of experts in superconducting materials, devices and science who advise the Company concerning long-term scientific planning, research and development. The members of the Scientific Advisory Board provide research, investigation and consulting services to Conductus in exchange for consulting fees. Seven members have had consulting agreements with the Company since 1987 and have equity ownership in the Company as a result of option grants.


    The Scientific Advisory Board is chaired by Dr. John M. Rowell, who previously served as the Chief Technical Officer of Conductus from 1988 until August 1995. Dr. Rowell has been a leading figure in superconductive electronics for over 30 years. The membership of the Scientific Advisory Board includes Professor Malcolm R. Beasley, Stanford University; Dr. Leonard Cutler, Hewlett-Packard Company; Dr. Robert C. Dynes, Chancellor of University of California, San Diego; Professor John Clarke, University of California, Berkeley; Professor Emeritus Theodore H. Geballe, Stanford University; Dr. Robert H. Hammond, Stanford University; Professor Aharon Kapitulnik, Stanford University; Professor Paul L. Richards, University of California, Berkeley; and Professor Theodore Van Duzer, University of California, Berkeley. See "Risk Factors -- Attraction and Retention of Key Employees."


PATENTS, PROPRIETARY TECHNOLOGY AND TRADEMARKS


    Conductus has received 17 U.S. patents and one related foreign patent which have unexpired terms ranging from 13 to 18 years and has 18 patent applications pending before the U.S. Patent and Trademark Office. One of those patents, for an MRI coil, is currently involved in an interference proceeding in the U.S. Patent and Trademark Office. See "Legal Proceedings." International counterparts of several of these pending applications or issued patents have been filed under the Patent Cooperation Treaty with a number of applications currently pending in various countries worldwide. These patents and patent applications cover Conductus processes and products in many aspects of its business. The Company will continue to file other U.S. and key international patent applications as part of its business strategy to protect technology it considers important to providing a competitive market advantage for its technologies. There can be no assurance, however, that its applications will result in issued patents, that the validity of its issued patents will not be subject to challenge or that third parties will not be able to design around the patented aspects of the Company's products. The Company also relies upon trade secrets, unpatented know-how, continuing technological innovation, employee and third-party nondisclosure agreements and the pursuit of licensing opportunities in order to develop and maintain its competitive position. The Company's efforts to protect its proprietary rights may not be successful, prevent their misappropriation or ensure that these rights will provide the Company with a competitive advantage. Additionally, certain of the issued patents and patent applications are jointly owned by the Company and third parties. Any party has the right to license rights under such patents and applications, which could result in Conductus not having exclusive control over such inventions.


    The Company believes that, since the discovery of HTS in 1986, several thousand patent applications have been filed worldwide and over a thousand patents have been granted in the U.S. relating to superconductivity. There are interference proceedings pending regarding rights to inventions claimed in some of the applications. Accordingly, the patent positions of companies using HTS technology, including Conductus, are uncertain and involve both complex legal and factual questions. Consequently, there is significant risk that others, including competitors of the Company, have obtained or will obtain patents relating to the Company's planned products or technology.

    A patent issue of particular importance to the Company relates to copper oxides or "cuprates," that are used to make HTS products, including YBCO. Conductus has neither obtained any issued patents nor has it filed any patent applications covering the composition of any cuprates or other HTS materials. However, several U.S. and foreign patent applications, including applications filed by IBM, AT&T, the University of Houston, the Naval Research Laboratory and others, are pending that cover the composition of YBCO and related HTS. See "Business -- Background -- Conductus' Approach." The Company understands that at least several of such U.S. applications are the subject of an interference proceeding currently pending in the U.S. Patent and Trademark Office (Interference No. 101,981). Additionally, E. I. du Pont de Nemours & Co.

("DuPont") has notified Conductus that it is the exclusive licensee of patents issued in Israel, Sweden, Taiwan and the United Kingdom covering the composition of YBCO and a method for using YBCO in superconducting applications. Dupont has stated that it is interested in sublicensing such patents to Conductus, and would consider sublicensing to Conductus, as they issue, any other foreign and U.S. patent applications licensed to DuPont by the University of Houston. The Company anticipates that it will be required to obtain a license to use YBCO from one or more of these parties in order to continue to develop and sell products based on YBCO.

    There can be no assurance that the Company would able to obtain licenses to patents covering YBCO compositions, when issued, or to any other patents applicable to the Company's business on commercially reasonable terms. In such an event, the Company could be required to expend significant resources to develop non-infringing technology alternatives or to obtain licenses to the technology that the Company infringes or would infringe. There can be no assurance that the Company would be able to successfully design around these third party patents or to obtain licenses to technology that it may require. Furthermore, there can be no assurance that the Company will not be obligated to defend itself at substantial cost against allegations of infringement of third party patents. An adverse outcome in such a suit could subject the Company to significant liabilities to third parties, or require the Company to cease using such technology. In addition, aside from the merits of a claim, the cost of defending any such suit would constitute a major financial burden for the Company that would have a material adverse effect on its business, operating results and financial condition. See "Risk Factors -- Uncertainty of Patents and Proprietary Rights; Risk of Litigation."

    Conductus has granted to various entities non-exclusive, royalty-bearing licenses to certain of its proprietary technology for the manufacture and distribution of various equipment, including rotating target holders, substrate heaters and mutual inductance probes to be used in cryogenic measurement systems. Through its strategic relationships, Conductus has received rights to certain intellectual property developed by its partners, as well as commitments from those partners to offer licenses to certain background technology. Conductus cannot, however, be certain that such licenses will be on terms that allow Conductus to compete effectively in the marketplace. See "Risk Factors -- Uncertainty of Patents and Proprietary Rights; Risk of Litigation."

    Additionally, successful marketing of a material portion of Conductus' products depends in part on nonexclusive licenses obtained from various licensors. There can be no assurance that such licenses will not be terminated by licensors or that Conductus will be able to develop alternate products that do not require these or other licenses.

    Conductus owns the United States registered trademarks "CONDUCTUS," the Conductus logo, "Mr. SQUID" and "iMAG" and claims the rights to the trademark "xMAG."

MANUFACTURING

    Conductus   has  performed  pioneering  work  in  materials,  processes  and structures based on thin-film superconducting technology, and has developed processes it believes are capable of routinely producing a variety of high-quality films for several applications, including multilayer thin-film materials suitable for more complex devices and components. Conductus has established a pilot production facility at its headquarters in Sunnyvale, California to fabricate, test and assemble HTS and LTS thin films and components. The Company fabricates two-, three- and four-inch wafers in two cleanroom areas that consist, in the aggregate, of approximately 2,600 square feet and that have ratings of subclass 1,000 and 10,000 (meaning there are fewer than 1,000 or 10,000 particles larger than 0.5 microns per cubic foot of air). See "Business -- Properties." Conductus combines what it believes to be the world's most advanced YBCO thin-film technology with expertise in electronic and device component design, analog and digital electronic engineering, cryogenic packaging, mechanical engineering and system integration.

    The primary materials and equipment used in Conductus' products include substrates, YBCO and processing equipment. The Company procures its substrates from several suppliers. The Company procures its YBCO source material from two suppliers and believes that YBCO can be obtained from at least two other vendors. For certain processes, Conductus utilizes elemental metals (yttrium, barium and copper) to produce YBCO. These substances are available from numerous vendors. The Company's processing equipment is assembled from off-the-shelf components which can be obtained from multiple sources.


    Conductus believes that most of its products for the communications and healthcare markets will be in the form of subsystems that incorporate superconducting and cryoelectronic components with cryogenic refrigerators and conventional electronic assemblies. Apart from the superconducting components which are manufactured by Conductus, the Company anticipates that most other components of its subsystems will be purchased as standard products from commercial vendors or specially ordered from various suppliers. These include cryogenic refrigerators, printed circuit boards, product cases and housings, vacuum vessels and other components. Certain components of Conductus' subsystems, including cryocoolers, are currently obtained from a single source or a limited number of suppliers. Although the Company does not believe that it is ultimately dependent upon any supplier of these components as a sole source or limited source for any critical components, the inability of the Company to develop alternative sources, if required, an inability to meet demand, a prolonged interruption in supply or a significant increase in price of one or more components would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- High Degree of Dependence Upon Other Complementary Technologies" and "-- Reliance on Limited- or Sole-Source Suppliers."


    Conductus is focusing on the development of its production processes and is manufacturing limited quantities of superconducting components and prototypes at its Sunnyvale, California facility. Apart from the production of superconducting components, the Company's manufacturing activities generally will be limited to cleaning, final assembly, vacuum bakeout and test procedures. Conductus is producing these products in limited commercial quantities and is continuing to expand its capabilities. See "Risk Factors -- Limited Commercial Manufacturing Capability." At its Instrument and Systems Division in San Diego, California, Conductus designs and manufactures large-scale superconductive magnetic sensing systems using these superconductive components. This facility also designs and manufactures electronic instruments and circuitry used in conjunction with superconductive components.

COMPETITION

    Although the market for superconductive electronics currently is small and in the early stages of development, Conductus believes this market will become intensely competitive if products with significant market potential are successfully developed.

    A number of large American, Japanese and European companies are engaged in research and development programs that the Company believes could lead to the development and/or commercialization of superconductive electronic products. These include, among others: DuPont, IBM, TRW, and Northrop-Grumman Corporation in the U.S.; and Fujitsu Ltd., Hitachi Ltd., NEC Corp. and Sumitomo Electric Industries, Ltd. in Japan. The Company also believes that a number of smaller companies are engaged in various aspects of the development and commercialization of superconductive electronics products. These include, among others, Biomagnetic Technology, Inc. and Quantum Design, Inc. in magnetic sensing products; Hypres, Inc. in digital circuits; and Illinois Superconducting Corp., Superconducting Core Technologies, Inc. and Superconductor Technologies Inc. in wireless communications. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs which may lead to competitive arrangements for commercializing superconductive electronics products. In addition, if the superconductor industry does develop further, new competitors with significantly greater resources are likely to enter the field. Conductus' ability to compete successfully will require it to develop and maintain technologically advanced products, attract and retain highly qualified personnel, obtain patent or other protection for its technology and products and manufacture and market its products, either alone or with third parties. See "Risk Factors -- Intense Competition."

    The Company's existing collaborative arrangements permit, and future arrangements also may permit, the Company and each partner to use the technology developed under these arrangements. Accordingly, the Company may compete with its partners for commercial sales of any products developed under these arrangements.

    The Company's potential products, if successfully developed, may compete directly with other existing and subsequently developed products using competitive, conventional technologies. There can be no assurance that the Company's products will have sufficient performance advantages over these other products to attract significant commercial interest. These and related factors may limit market acceptance of products incorporating superconductive technology. See "Risk Factors -- Competing Technologies."


    Conductus believes that the principal competitive factors in the market for superconductive electronics will be the following: the ability to develop commercial applications of superconductive technology; product performance, including, where appropriate, speed, sensitivity, size and power dissipation; price; product quality and reputation. Conductus believes that it is competitive with respect to these factors. Nonetheless, because the market for superconductive electronics is at an early stage, the relative competitive position of the Company in the future is difficult to predict.


SALES AND MARKETING

    Although Conductus has limited experience in sales, marketing and distribution, it has been expanding its expertise and activities in these areas in order to successfully commercialize its potential products. Conductus sells its products through a combination of OEM relationships, direct sales and a network of independent manufacturer's representatives and distributors. The Company's sales and marketing strategy is to use manufacturers' representatives and distributors for sales of its magnetic sensor-based and laboratory instrument products and to rely primarily on OEMs for its subsystem products for communications, healthcare and instrumentation. The Company has established a domestic and international network of independent manufacturer's representatives who have primary responsibility for selling magnetic sensing and laboratory instrumentation products. As of March 31, 1996, 11 domestic and 8 foreign firms were manufacturer's representatives and distributors, covering 41 states and 18 foreign countries including a majority of western Europe, Japan, Australia, New Zealand and India. See "Risk Factors -- Need to Develop Infrastructure to Support Commercialization."

    The Company currently employs a sales and marketing staff of nine full-time equivalents. These employees are actively engaged in direct marketing to OEM and potential OEM customers, as well as in sales and marketing support. The Company actively markets its products through advertisements in trade journals as well as through demonstration of its technology and products at industry trade shows, including trade shows related to telecommunications, NMR spectroscopy, MRI imaging and magnetic sensing. The Company's employees have published the results of their research at Conductus widely in trade and technical journals. Additionally, Conductus' employees have frequently presented Conductus' technology as invited speakers at conferences worldwide.

    For the three months ended March 31, 1996 and fiscal years 1995, 1994 and 1993, commercial sales to one customer of $241,000, $1,172,000, $732,000 and $816,000 were 9%, 11%, 8% and 13% of total revenues, respectively. This customer acts primarily as a distributor of the Company's products, selling to end-users.

ENVIRONMENTAL MATTERS

    The Company uses certain hazardous materials in its research and manufacturing operations. As a result, Conductus is subject to federal, state and local governmental regulations. Conductus believes that it has complied with all regulations and has all permits necessary to conduct its business. See "Risk Factors -- Environmental Regulations."

PROPERTIES

    The Company's principal facility, including its pilot production facility, is located in two buildings providing approximately 40,000 square feet of available space in Sunnyvale, California. In November 1994, the Company signed new leases on both buildings which will expire in August 2000 and 2001, respectively. The increase in space will facilitate expansion for manufacturing and development efforts. Conductus also leases approximately 10,000 square feet in San Diego, California under a lease expiring in 1998 for its

Instrument and Systems Division. The Company believes its existing facilities are adequate and suitable for its current needs, and additional space can be obtained on commercially reasonable terms as needed to expand the Company's operations.

LEGAL PROCEEDINGS
    One Conductus patent covering technology related to certain magnetic resonance probe coils is currently subject to an interference proceeding with a competitor, Superconductor Technologies, Inc., before the Patent and Trademark Office. Based on the Company's current product development plan, the Company does not believe that an adverse resolution of the proceeding would have a material adverse effect on its business operating results or financial condition. The Company is not a party to any material litigation and is not aware of any pending or threatened litigation against the Company that could have a material adverse effect upon the Company's business, operating results or financial condition. See "Risk Factors -- Uncertainty of Patents and Proprietary Rights; Risk of Litigation."

EMPLOYEES
    As of March 31, 1996, the Company had a total of 105 full-time equivalent employees of which 46 hold advanced degrees. Of the total full-time employees, 65 were engaged in research and product development, 11 in manufacturing, nine in sales and marketing, three in operations and 17 in administration and finance. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The officers and directors of the company, and their ages, are as follows:

NAME                                               AGE                        POSITION
- ---------------------------------------------      ---      ---------------------------------------------
Charles E. Shalvoy...........................          48   President, Chief Executive Officer and
                                                             Director
Duncan J. MacMillan..........................          51   Vice President, Marketing
Randy W. Simon, Ph.D.........................          42   Vice President, Technology Programs
William J. Tamblyn...........................          37   Vice President, Chief Financial Officer and
                                                             Secretary
John F. Shoch, Ph.D. (1)(2)..................          47   Chairman of the Board
Richard W. Anderson..........................          58   Director
Martin Cooper................................          67   Director
Robert J. Saldich............................          63   Director
Anthony Sun (1)..............................          43   Director

- ------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

    MR. SHALVOY joined the Company in June 1994 as President, Chief Executive Officer and Director. From 1988 to 1994, he was President and Chief Operating Officer of Therma-Wave, Inc., a manufacturer of semiconductor production equipment. Prior to that he was employed by Aehr Test Systems, Emerson Electric Corp. and Raychem Corporation in a variety of senior management positions. Mr. Shalvoy holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Stanford University.

    MR. MACMILLAN joined the Company in October 1994 as Vice President of Marketing. From 1984 to September 1994, he held various senior managerial positions with Octel Communications Corporation, a manufacturer of voice processing systems. Prior to that he was employed by Rolm Corporation in several sales, product and general management positions. Mr. MacMillan holds a B.S. in Mechanical Engineering from Stevens Institute and an M.B.A. from Stanford University.

    DR. SIMON joined the Company in October 1990 as Senior Scientist and served as Director of Research and Development from March 1991 to January 1993 and as Vice President, Marketing and Development from January 1993 to November 1994 and Vice President, Technology Programs and Investor Relations from November 1994 to November 1995 and Vice President, Technology Programs since November 1995. From January 1985 to October 1990, he held a variety of scientific and managerial positions at TRW, where he headed TRW's Superconductivity Research Department's high-temperature superconductivity program and managed TRW's internal research and development program on high-temperature superconductive electronics. Dr. Simon holds a B.S. in Physics from Pomona College and an M.S. and a Ph.D. in Physics from the University of California, Los Angeles.

    MR. TAMBLYN joined the Company in March 1994 as Director of Finance and Principal Accounting Officer and has served as a Vice President and Chief Financial Officer since April 1994. From May 1993 through January 1994, Mr. Tamblyn was Vice President of Finance and Chief Financial Officer of Ramtek Corporation. From October 1988 to April 1993, he was employed by Coopers & Lybrand in several management and accounting positions. Mr. Tamblyn holds a B.S. in Business Administration -- Accounting from San Jose State University and is a Certified Public Accountant.

    DR. SHOCH has served as Chairman of the Board of the Company since its inception in 1987. As a founder of Conductus, Dr. Shoch served as President from 1987 to 1988. Since 1985, he has been a general partner of

AMC Partners 84, which is the general partner of Asset Management Associates 1984, a venture capital investment fund and a principal stockholder of the Company. Mr. Shoch also is a director of Remedy Corporation, a client/server software company, and Red Brick Systems, Inc., a client/server database management software company. Dr. Shoch holds a B.S. in political science and an M.S. and Ph.D. in computer science from Stanford University.

    MR. ANDERSON has served as director of the Company since February 1992. Since 1985, he has served as the Vice President and General Manager of the Microwave and Communications Group of Hewlett-Packard Company ("H-P"). Mr. Anderson holds a B.S. in electrical engineering from Utah State University and an M.S. in electrical engineering from Stanford University and attended the Stanford Executive Program in 1982.

    Mr. Anderson was nominated for election as a director by H-P pursuant to Series B Preferred Stock Purchase Agreement between the Company and H-P. See "Certain Transactions -- Relationship with H-P" for additional information about the relationship between Conductus and H-P.

    MR. COOPER has served as director of the Company since January 1995. Since 1992, Mr. Cooper has served as Chairman and Chief Executive Officer of ArrayComm, Inc., a company he co-founded that manufactures intelligent antennas for wireless applications. Since 1985, Mr. Cooper has served as the Chairman of Dyna, Inc., a consulting firm. Previously he was co-founder, chairman, Chief Executive Officer and President of Cellular Business Systems, Inc., a provider of management information software to the cellular industry that was purchased by Cincinnati Bell in 1983. Mr. Cooper worked for 29 years at Motorola Inc., where he started out as a Senior Development Engineer in 1954 and advanced to Corporate Director of Research and Development in 1983. Mr. Cooper also is a director of Spectrian Corporation, a manufacturer of amplification hardware for communications systems. Mr. Cooper earned a B.S. and M.S. in electrical engineering from the Illinois Institute of Technology.

    MR. SALDICH has served as director of the Company since January 1996. Mr. Saldich was the President and Chief Executive Officer of Raychem Corp. from April 1990 until his recent retirement in October 1995. Mr. Saldich worked for Raychem Corp. for 31 years, in various senior management positions. Mr. Saldich also is a director of 3Com Corp., a manufacturer of computer networking hardware. Mr. Saldich earned a B.S. in chemical engineering from Rice University and an M.B.A. from Harvard University.

    MR. SUN has served as director of the Company since its inception in 1987. Mr. Sun has been at Venrock Associates, a venture capital firm, since 1979. Previously, he was employed by H-P, TRW and Caere Corporation. He is a director of Centura Software Corporation, a client/server software company, Cognex Corporation, a computer systems company, Inference Corporation, a client/server and internet help desk software company, Komag, Inc., a computer storage component company, Photonics Corporation, a computer peripherals company, StrataCom, Inc., a telecommunications company, and Worldtalk Communications Corporation, a software application router company. He is also a director of several private companies. Mr. Sun received S.B.E.E., S.M.E.E. and Engineer degrees from the Massachusetts Institute of Technology, and an M.B.A. from Harvard University.

EXECUTIVE COMPENSATION


    The following table provides a summary of the compensation earned by the Company's Chief Executive Officer and each of its other three most highly compensated executive officers as of the end of the Company's fiscal year whose compensation was in excess of $100,000 for services rendered in all capacities to the Company for the fiscal year ended December 31, 1995 (collectively, the "Named Officers"). No executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1995 fiscal year have resigned or terminated employment during that fiscal year, except for Henry Zauderer who resigned as Vice President, Technology and Product Development effective September 30, 1995.



                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                      ANNUAL COMPENSATION           SECURITIES
                                              -----------------------------------   UNDERLYING      ALL OTHER
        NAME AND PRINCIPAL POSITION             YEAR      SALARY (1)      BONUS     OPTIONS (#)   COMPENSATION
- --------------------------------------------  ---------  -------------  ---------  -------------  -------------
Charles E. Shalvoy, President and CEO              1995  $  175,011     $  31,669       --             --
                                                   1994      94,925(2)     44,250       250,000        --
Duncan J. MacMillan, Vice President                1995     125,108        25,388       --             --
                                                   1994      25,723(3)      7,219       100,000        --
Randy W. Simon, Vice President                     1995     105,704        21,612         8,000        --
                                                   1994      96,620        21,483       --             --
                                                   1993      95,262        25,000        11,250        --
William J. Tamblyn, Vice President                 1995      99,750        25,220        40,000        --
                                                   1994      72,067(4)     21,945        10,000        --
Henry Zauderer, Vice President                     1995     121,500(5)     --           --         $  13,500(5)
                                                   1994       --           --            60,000        --


- ------------------------
(1) Salary includes amounts deferred pursuant to the Company's 401(k) Plan.

(2) Includes salary from June 6, 1994 upon commencement of employment.

(3) Includes salary from October 1, 1994 upon commencement of employment.

(4) Includes salary from March 1, 1994 upon commencement of employment.


(5) Includes salary  from  January  1,  1995  until  his  resignation  effective
    September 30, 1995. All other compensation relates to Mr. Zauderer's severance package.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended December 31, 1995.


                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                               ANNUAL RATE OF STOCK
                                                 PERCENT OF TOTAL                             PRICE APPRECIATION FOR
                                                OPTIONS GRANTED TO   EXERCISE                    OPTION TERM (3)
                                   OPTIONS         EMPLOYEES IN        PRICE     EXPIRATION   ----------------------
NAME                           GRANTED (#)(1)      FISCAL YEAR      ($/SH) (2)      DATE          5%         10%
- -----------------------------  ---------------  ------------------  -----------  -----------  ----------  ----------
Charles E. Shalvoy...........        --                 --              --           --           --          --
Duncan J. MacMillan..........        --                 --              --           --           --          --
Randy W. Simon...............         8,000               3.38%      $  4.9375      1/23/05   $   24,841  $   62,953
William J. Tamblyn...........        40,000              16.89%         4.9375      1/23/05      124,207     314,764
Henry Zauderer...............        --                 --              --           --           --          --


- ------------------------
(1) The options granted to Dr. Simon and Mr. Tamblyn are immediately subject to a right of repurchase in favor of the Company that lapses as follows: 20% upon the completion of the first year of service measured from January 1, 1995 and an additional 1.67% upon the completion of each month of service elapsed thereafter, until the option shall be fully vested upon the completion of the fifth year of service from the vesting date. The options were granted January 24, 1995, and began vesting on January 1, 1995.


(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee has the discretionary authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.



(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES


    The following table sets forth information concerning option holdings at the end of the 1995 fiscal year with respect to the Named Officers. No options or SARs were exercised during the 1995 fiscal year, nor were any SARs outstanding at the end of such fiscal year.



                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                                FISCAL YEAR END (1)(2)           FISCAL YEAR END (3)
                                                            ------------------------------  ------------------------------
NAME                                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----------------------------------------------------------  -----------  -----------------  -----------  -----------------
Charles E. Shalvoy........................................     250,000          --           $ 343,750          --
Duncan J. MacMillan.......................................     100,000          --             231,250          --
Randy W. Simon............................................      50,399          --             280,758          --
William J. Tamblyn........................................      50,000          --              88,750          --
Henry Zauderer............................................      --              --              --              --


- ------------------------
(1) Excludes options granted after the end of fiscal year 1995.

(2) Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price per share, upon the optionee's cessation of service prior to vesting in such shares. As of December 31, 1995, the Company's repurchase right had lapsed with respect to the following number of option shares: Mr. Shalvoy -- 69,998; Mr. MacMillan -- 28,333; Dr. Simon -- 33,806; and Mr. Tamblyn -- 13,666.

(3) Calculated on the basis of the fair market value of the Common Stock on December 31, 1995 of $6.87 per share, as reported on the Nasdaq National Market, minus the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    John F. Shoch, who became a member of the Compensation Committee of the Board of Directors in May 1993, is a general partner of AMC Partners 84, which is the general partner of Asset Management Associates 1984, the beneficial owner of more than 5% of the Company's Common Stock. Dr. Shoch served as Chief Executive Officer of the Company from September 1987 until October 1988.

    For information concerning grants of options to certain non-employee members of the Board of Directors, including Dr. Shoch and Mr. McKenna, see "Certain Transactions -- Option Grants."

    The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

EMPLOYMENT CONTRACTS


    None of the Company's executive officers (other than Charles E. Shalvoy) have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board. The Company entered into an agreement with Mr. Shalvoy, the Company's President and Chief Executive Officer, on May 3, 1994, which provides for accelerated vesting of his option shares as if he remained employed for one additional year in the event that his employment is terminated without cause following certain mergers, acquisitions or sales of all or substantially all of the assets of the Company. Under the 1992 Stock Option/Stock Issuance Plan (the "1992 Plan"), upon the occurrence of a merger, reverse merger or sale of all or substantially all of the assets of the Company, outstanding options held by the Chief Executive Officer and the Company's other executive officers will automatically accelerate and may be exercised as fully vested shares, unless such options are assumed by the successor corporation. In addition, the Compensation Committee has the authority as Plan Administrator of the 1992 Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers, whether granted under that plan or any predecessor plan, in the event that a Change in Control (as hereinafter defined) occurs or in the event that their employment were to be terminated (whether involuntarily or through a forced resignation) following a Change in Control. A Change in Control is a hostile takeover of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.


1992 STOCK OPTION/STOCK ISSUANCE PLAN


    The Company's 1992 Stock Option/Stock Issuance Plan (the "1992 Plan") was adopted by the Board of Directors on January 11, 1992, and approved by the stockholders on April 25, 1992 as the successor to the 1987 Stock Option Plan and 1989 Stock Option Plan ("Predecessor Plans"). The 1992 Plan has been amended on numerous occasions, most recently in January 1996 to increase the number of shares issuable under the 1992 Plan. The January 1996 amendment received stockholder approval at the 1996 annual meeting in May 1996. A total of 1,880,000 shares of Common Stock have been authorized for issuance under the 1992 Plan. As of March 31, 1996, 310,784 shares had been issued under the 1992 Plan, options for 1,157,026 shares were outstanding (including options incorporated from the Predecessor Plans) and 412,190 shares remained available for future grant. Shares of Common Stock subject to outstanding options, including options granted under the Predecessor Plans, which expire or terminate prior to exercise will be available for future issuance under the 1992 Plan.


    The 1992 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which key employees (including officers) and independent consultants may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price per share not less than 85% of fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the plan administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price per share not less than 85% of fair market value per share at the time of issuance or as a fully-paid bonus for services rendered the Company; and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the option shares on the grant date.

    The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Compensation Committee of the Board. The Compensation Committee, as plan administrator, has complete discretion, subject to applicable law, to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. In no event, however, may any one participant in the 1992 Plan acquire more than 240,000 shares of Common Stock under the 1992 Plan, exclusive of any option grants or share issuances received prior to January 1, 1994.


    The exercise price for options granted under the 1992 Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares. The Compensation Committee may also permit the optionee to pay the exercise price through a promissory note or installment payments over a period of years. The amount financed may include any Federal or state income and employment taxes incurred by reason of the option exercise.



    Each option granted to an officer of the Company subject to the short-swing profit restrictions of the Federal securities laws may include a special cash-out right which provides that, upon the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a hostile tender offer, such option, if outstanding for at least six months, will automatically be cancelled in exchange for a cash distribution to the officer based upon the tender offer price.

    The Compensation Committee has the authority to effect, from time to time, the cancellation of outstanding options under the 1992 Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    In the event the Company is acquired by merger, consolidation or asset sale, the shares of Common Stock subject to each option outstanding at the time under the 1992 Plan will immediately vest in full, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the acquiring entity, and options will accelerate to the extent not assumed by the acquiring entity. The Compensation Committee also has discretion to provide for the acceleration of one or more outstanding options under the 1992 Plan (including options incorporated from the Predecessor Plans) and the vesting of shares subject to outstanding options upon the occurrence of certain hostile tender offers. Such accelerated vesting may be conditioned upon the subsequent termination of the affected optionee's service.

    Under the automatic grant program, each individual serving as a non-employee director on January 23, 1995, and each individual who first joins the Board as a non-employee director on or after that date, will receive at that time an automatic option grant for 15,000 shares of Common Stock. Each option will have an exercise price equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. The option will be immediately exercisable for all of the shares but the shares will be subject to repurchase at original cost. The repurchase right shall lapse and the optionee vest in a series of annual and monthly installments over a five-year period, beginning one year from the grant date. However, vesting of the shares will automatically accelerate upon (i) an acquisition of the Company by merger, consolidation, or asset sale, or (ii) a hostile takeover of the Company effected by tender offer for more than 50% of the outstanding voting stock or proxy contest for Board membership.

    In the event that more than 50% of the Company's outstanding voting stock were to be acquired pursuant to a hostile tender offer, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company in return for a cash distribution from the Company based upon the tender offer price per share of Common Stock at the time subject to the surrendered option.

    The Board may amend or modify the 1992 Plan at any time. The 1992 Plan will terminate on January 10, 2002 unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN


    On August 1, 1994, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"). A total of 200,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, has been implemented through a series of offering periods, each with a maximum duration of twelve months, commencing on August 1, 1994, with purchases generally occurring at six-month intervals. The Purchase Plan is administered by the Compensation Committee of the Board. Employees are eligible to participate if they are employed by the Company for at least 20 hours per week for more than 5 months per calendar year and have been employed by the Company for at least ninety days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, nor more than 2,500 shares per participant on any purchase date. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the offering or on the semi-annual purchase date. Employees may end their participation in the offering at any time during the purchase period, and participation ends automatically on termination of employment with the Company. Each outstanding purchase right will be exercised immediately prior to a merger or consolidation unless assumed by the acquiring corporation. The Board may amend or terminate the Purchase Plan immediately after the close of any purchase period. However, the Board may not, without stockholder approval, materially increase the number of shares of Common Stock available for issuance or materially modify the eligibility requirements for participation or the benefits available to participants.

401(K) PROFIT SHARING PLAN

    Effective January 1, 1988, the Company adopted a retirement profit sharing plan (the "401(k) Plan") that covers all employees of the Company in the U.S. An employee may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of the total compensation that would otherwise be paid to the employee, currently not to exceed $9,500 per calendar year (adjusted for cost-of-living increases). Employee contributions are invested in selected equity mutual funds or a money market fund at the direction of the employee. The contributions are fully vested and nonforfeitable at all times.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers, directors and certain employees containing provisions that may require the Company, among other things, to indemnify such officers, directors and employees against certain liabilities that may arise by reason of their status or service as directors, officers or employees (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors, executive officers and certain employees.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH H-P

    In June 1993, the Company and H-P modified a previous Coordinated Research Program Agreement (the "Prior H-P Agreement") by entering into a new five-year agreement (the "Current H-P Agreement"), which agreement is subject to earlier termination by H-P if H-P's ownership of the Company's stock falls below 7%. Under the Prior H-P Agreement, H-P and Conductus were involved in several joint development projects, including the development of a stable, low phase-noise oscillator for microwave test and instrumentation applications using resonators developed by Conductus, and the development of a variety of digital LTS circuits for high-speed digital electronic applications. All rights to technology arising out of joint development projects are owned jointly by H-P and Conductus. As a result, both Conductus and H-P will be entitled to commercialize products incorporating such technology.

    Any royalties received by either H-P or Conductus for technology developed under the Prior H-P Agreement will be divided equally between the two parties, except that Conductus generally may not license third parties to make circuits based on circuit designs made solely by H-P employees as part of a joint development project or sell such circuits to third parties for incorporation into products for resale. H-P is a party to certain cross-license arrangements and may in the future enter into similar cross-licenses. Consequently, such third parties may have non-exclusive rights in technology developed under research projects under the Prior H-P Agreement. H-P also has the right, beginning two years after information developed under the Prior H-P Agreement and three years after other confidential information is disclosed to H-P, to disclose such information to third parties or to the public (including information disclosed to H-P by Conductus). Conductus has comparable license and information disclosure rights.

    The Current H-P Agreement requires Conductus and H-P to exchange reviews and assessments of Conductus' technical and applications developments, particularly with respect to their potential application to H-P's product lines. H-P has the right to appoint an H-P employee (the "H-P Member") as a member of the Company's Scientific Advisory Board. H-P will jointly own with Conductus any invention by the H-P Member acting pursuant to the H-P Agreement or using the Company's confidential information.

    Mr. Anderson, Vice President and General Manager of the Microwave and Communication Group at H-P, was nominated for election as a director of the Company by H-P pursuant to the Series B Preferred Stock Purchase Agreement between the Company and H-P. See "Management -- Directors and Executive Officers."

    Between January 1990 and June 1993, Conductus and H-P entered into four equipment lease lines, pursuant to which Conductus leased equipment and incurred monthly payments in the aggregate of approximately $166,500, including principal and interest. Three of the four lease lines expired in May 1993.

SELECTED PREVIOUS FINANCINGS

    In October 1992 and January 1993, the Company raised an aggregate of $2,000,000 to finance its operations through the issuance of $1,980,000 principal amount of convertible promissory notes bearing interest at 9% per annum (the "Promissory Notes"), and warrants to purchase Series B Preferred Stock that converted into warrants to purchase an aggregate of 33,460 shares of Common Stock at the closing of the Company's initial public offering (the "IPO") in August 1993. The warrants had an effective exercise price of $8.96 per share of Common Stock. The Promissory Notes and warrants were issued to affiliates of the following persons, each of which beneficially owned more than 5% of the Company's Common Stock as of March 31, 1996:

                                                                                       NUMBER OF
                                                                                   SHARES OF COMMON
                                                                     PRINCIPAL    STOCK ISSUABLE UPON     AMOUNT
                                                           AMOUNT    AMOUNT OF        EXERCISE OF       OUTSTANDING
ENTITY                                                    ADVANCED     NOTES           WARRANTS         UNDER NOTES
- -------------------------------------------------------  ----------  ----------  ---------------------  -----------
Asset Management Associates 1984 ("Asset
 Management")..........................................  $  339,000  $  335,610            5,674         $ 350,174
Venrock Associates ("Venrock").........................  $  339,000  $  335,610            5,674         $ 350,174

    The expiration date of these warrants was extended by two years in August 1993 in exchange for the agreement of the warrant holders to enter into lock-up agreements in connection with the IPO. The warrants expired in August 1995 without being exercised.

    As a result of their respective positions as general partners or as general partners of general partners of Asset Management and Venrock, Dr. Shoch and Mr. Sun may be deemed to benefit to the extent that Common Stock held by such stockholders increases in value as a result of this offering.

    In June 1993, the Company sold 434,508 shares of Common Stock (including Common Stock issuable upon conversion of Series B Preferred Stock), including shares sold to the following persons, each of which beneficially owned more than 5% of the Company's Common Stock, at an effective price of $8.96 per share:

                                             NUMBER OF
                                             SHARES OF       PURCHASE
ENTITY                                      COMMON STOCK      PRICE                    CONSIDERATION
- -----------------------------------------  --------------  ------------  -----------------------------------------
Hewlett-Packard..........................       137,276    $  1,230,000  $1,000,000 in cash and $230,000 in
                                                                          equipment
Asset Management.........................        39,081    $    350,174  Cancellation of promissory notes
Venrock..................................        39,081    $    350,174  Cancellation of promissory notes

    In August 1993, the Company issued 1,500,000 shares of its Common Stock to the public at $10.00 per share pursuant to the IPO. In connection with the IPO, the Company also effected the conversion of all of its shares of Series A Preferred Stock and Series B Preferred Stock into Common Stock and all of the warrants to purchase Series A Preferred Stock and Series B Preferred Stock into warrants to purchase the Common Stock of the Company at a conversion rate of
 .3125-for-one.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers, directors and certain employees containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. See "Management -- Limitation of Liability and Indemnification Matters."

OPTION GRANTS

    On January 23, 1995, the Company granted each of Dr. Shoch and Messrs. Cooper, McKenna and Sun an option to purchase 15,000 shares of Common Stock at an exercise price of $4.93 per share pursuant to the Automatic Option Grant Program under the 1992 Plan. On January 25, 1996, the Company granted Mr. Saldich an option to purchase 15,000 shares of Common Stock at an exercise price of $6.50 per share pursuant to the same program. See "Management -- 1992 Stock Option/Stock Issuance Plan."


    On May 3, 1994, the Company granted Mr. Shalvoy options to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $5.50 per share, including 240,000 shares granted pursuant to the 1992 Plan, in connection with Mr. Shalvoy joining the Company as President and Chief Executive Officer. See "Management -- Directors and Executive Officers," and "-- Aggregate Option Exercises and Fiscal Year-End Values."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1996, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's current directors, (iii) each of the Named Officers and (iv) all current officers and directors as a group.


                                                                                                     PERCENT OF TOTAL
                                                                                   SHARES       --------------------------
                                                                                BENEFICIALLY      PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                           OWNED (1)(2)(3)    OFFERING      OFFERING
- -----------------------------------------------------------------------------  ---------------  ------------  ------------
Hewlett-Packard Company .....................................................        695,312          12.1%         10.3%
 300 Hanover Street
 Palo Alto, CA 94304
Vanguard Explorer Fund, Inc. (4) ............................................        400,000           7.0           5.9
 11 East Chase Street, Suite 9-E
 Baltimore, MD 21202-0000
Asset Management Associates 1984 (5) ........................................        351,581           6.1           5.2
 2275 East Bayshore Road
 Suite 150
 Palo Alto, CA 94303
Venrock Associates and Venrock Associates II, L.P. (6) ......................        351,581           6.1           5.2
 755 Page Mill Road
 Suite A230
 Palo Alto, CA 94304
John F. Shoch (7)............................................................        380,393           6.6           5.6
Anthony Sun (8)..............................................................        371,269           6.5           5.5
Richard W. Anderson (9)......................................................             --            --            --
Martin Cooper (10)...........................................................         15,000             *             *
Robert J. Saldich (11).......................................................         15,000             *             *
Charles E. Shalvoy (12)......................................................        260,895           4.4           3.7
Duncan J. MacMillan (13).....................................................        102,665           1.8           1.5
Randy W. Simon (14)..........................................................         73,308           1.3           1.1
William J. Tamblyn (15)......................................................         63,923           1.1             *
Henry Zauderer (16)..........................................................             --            --            --
All directors and officers as a group
 (9 persons) (17)............................................................      1,282,453          20.4          17.6


- ------------------------
 * Less than 1%

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) Percentage of beneficial ownership is calculated assuming 5,732,989 shares of Common Stock were outstanding on March 31, 1996. This percentage also includes Common Stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of March 31, 1996, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(1)(i) under the Securities Exchange Act of 1934, as amended. The number of shares outstanding after this Offering includes the 1,000,000 shares of Common Stock being offered for sale by the Company in this Offering.

 (3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

 (4) This information is based solely upon a Schedule 13G filed on February 2, 1996.



 (5) Includes 351,581 shares held by Asset Management Associates 1984. Dr. Shoch, a director of the Company, is a general partner of AMC Partners 84, which is the general partner of Asset Management Associates 1984. Dr. Shoch disclaims beneficial ownership of the shares held by Asset Management Associates 1984, except to the extent of his pecuniary interest therein. Messrs. Franklin P. Johnson, Jr. and Craig C. Taylor are the other general partners of AMC Partners 84 and may be deemed beneficial owners of shares owned by Asset Management Associates 1984.



 (6) Includes 351,581 shares held by Venrock Associates and Venrock Associates II, L.P. Mr. Sun, a director of the Company, is a general partner of Venrock Associates and is affiliated with Venrock Associates II, L.P. Mr. Sun disclaims beneficial ownership of the shares held by Venrock Associates and Venrock Associates II, L.P., except to the extent of his pecuniary interest therein. Messrs. Peter O. Crisp, Ted H. McCourtney, Jr., Anthony B. Evnin, David R. Hathaway, Ray Rothrock, Patrick Latterell and Ms. Kimberly A. Rummelsburg are the other general partners of Venrock Associates and may be deemed beneficial owners of such shares.



 (7) Includes 6,000 shares held and 22,812 shares in the form of an immediately exercisable option held by Dr. Shoch and 351,581 shares held by Asset Management Associates 1984, as to which Dr. Shoch disclaims beneficial ownership except to the extent of his pecuniary interest therein.



 (8) Includes 19,688 shares in the form of an immediately exercisable option held by Mr. Sun and 351,581 shares held by Venrock Associates and Venrock Associates II, L.P., as to which Mr. Sun disclaims beneficial ownership except to the extent of his pecuniary interest therein.



 (9) Does not include shares held by H-P, of which Mr. Anderson is Vice-President and General Manager of the Microwave and Communications Group. Mr. Anderson disclaims beneficial ownership of the shares beneficially owned by H-P.



(10) Includes 15,000 shares in the form of an immediately exercisable option held by Mr. Cooper.



(11) Includes 15,000 shares in the form of an immediately exercisable option held by Mr. Saldich.



(12) Includes 10,895 shares held and 250,000 shares in the form of immediately exercisable options, of which 180,002 are subject to a repurchase right in favor of the Company that will lapse in a series of installments so long as Mr. Shalvoy remains in the service of the Company.



(13) Includes 2,665 shares held and 100,000 shares in the form of immediately exercisable options, of which 71,667 shares are subject to repurchase right in favor of the Company that will lapse in a series of installments so long as Mr. MacMillan remains in the service of the Company.



(14) Includes 2,909 shares held and 70,399 shares in the form of immediately exercisable options, of which 35,593 shares are subject to repurchase right of the Company that will lapse in a series of installments so long as Dr. Simon remains in the service of the Company.



(15) Includes 3,923 shares held and 60,000 shares in the form of immediately exercisable options, of which 46,334 shares are subject to a repurchase right of the Company that will lapse in a series of installments so long as Mr. Tamblyn remains in the service of the Company.



(16) Mr. Zauderer commenced employment January 1, 1995 and resigned effective September 30, 1995. No shares or options are owned or outstanding, respectively, related to Mr. Zauderer at March 31, 1996.



(17) Includes 552,899 shares in the form of options exercisable at March 31, 1996. See Notes (7) through (15).

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 11,000,000 shares of Common Stock, $0.0001 par value, and 1,000,000 shares of Preferred Stock, $0.0001 par value.

COMMON STOCK

    As of March 31, 1996, there were 5,732,989 shares of Common Stock outstanding that were held of record. There will be 6,732,989 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. See " -- Antitakeover Effects of Provisions of the Restated Certificate of Incorporation and Bylaws and of Delaware Law -- Restated Certificate of Incorporation." At present, the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND OF DELAWARE LAW

  RESTATED CERTIFICATE OF INCORPORATION

    Under the Company's Restated Certificate of Incorporation, the Board of Directors has the power to authorize the issuance of up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may have an adverse effect on the market price of and the voting and other rights of the holders of the Common Stock. In addition, the Restated Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. These provisions of the Restated Certificate of Incorporation could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares which could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Effect of Certain Charter Provisions; Antitakeover Effects of Restated Certificate of Incorporation and Bylaw Provisions and of Delaware Law."

  DELAWARE TAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

    Pursuant to the Second Amended and Restated Registration Rights Agreement among the Company and certain stockholders (the "Registration Rights Agreement"), holders of approximately 1,877,000 shares of Common Stock and any shares of Common Stock issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, such approximately 1,877,000 shares of Common Stock and 18,534 shares issuable upon exercise of a certain warrant (collectively, the "Registrable Securities") will be entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the terms of the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of the Registrable Securities, as well as 139,813 shares of Common Stock held by seven consultants and 15,000 shares issuable upon exercise of a certain warrant (collectively, the "Consultant Securities"), are entitled to notice of such registration and are entitled to include their Registrable Securities and/or Consultant Securities therein ("piggyback registration"). Holders of the Registrable Securities and Consultant Securities waived their rights under the Registration Rights Agreement to piggyback registration in connection with this offering. Beginning four months after the effective date of this offering and subject to certain dollar limitations, the holders of Registrable Securities may also require the Company, on no more than two occasions, to file a registration statement under the Securities Act with respect to their Registrable Securities and the Company is required to use its best efforts to effect such registration ("requested registration"). In addition, upon qualification of the Company to file registration statements on Form S-3 under the Securities Act and subject to certain dollar limitations, holders of Registrable Securities are entitled to request the Company to effect registrations of the Registrable Securities on Form S-3 ("S-3 registration"). The foregoing rights to registration are subject to certain limitations and conditions, including the underwriters' right to limit the number of Registrable Securities and Consultant Securities being registered pursuant to piggyback registrations and the Company's right to delay requested and S-3 registration in good faith. The Company is required to bear the expenses relating to requested and piggyback registrations and the first two S-3 registrations, except for the selling stockholders' pro rata portion of the underwriting discounts and commissions.


    The following entities which may be considered "affiliates" of the Company, as that term is defined in the Securities Act, own a total of 1,398,474 shares of Registrable Securities: H-P owns 695,312 shares, Asset Management Associates 1984 owns 351,581 shares and Venrock Associates together with Venrock Associates II, L.P. own 351,581 shares of Registrable Securities. See "Principal Stockholders."


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The First National Bank of Boston, Boston, Massachusetts. Its telephone number is (617) 575-2900.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding an aggregate of 6,732,989 shares of Common Stock, based on shares outstanding as of March 31, 1996 and assuming the issuance of the 1,000,000 shares of Common Stock offered hereby and no exercise of the Underwriters' over-allotment option. Of the total outstanding shares of Common Stock, 5,308,123 shares of Common Stock will be freely tradable without restriction or further registration under the Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Act, including the 1,000,000 shares of Common Stock offered hereby, 1,500,000 shares registered pursuant to the Company's initial public offering and 2,808,123 shares that have either been registered on Form S-8 or are restricted securities that can be sold pursuant to Rule 144(k) or Rule 701 under the Act. The remaining 1,424,866 shares are held by persons who may be deemed affiliates of the Company and will be eligible for sale on the date of this Prospectus subject to the restrictions of Rule 144 ("Affiliate Shares"). All of the Affiliate Shares will be subject to the lock-up arrangements described below.

    Officers, directors and certain stockholders, holding in the aggregate 1,424,866 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any such Common Stock for a period of 90 days after the date of this Prospectus, without the prior consent of Tucker Anthony Incorporated, a Representative of the Underwriters. See "Underwriting." The shares of Common Stock subject to lock-up agreements include 1,424,866 shares that are "restricted securities" and eligible for immediate resale after the 90-day lock-up period as described below.

    In general, under Rule 144 as currently in effect, an affiliate of the Company or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two (2) years, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four (4) calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the affiliate of the Company at any time during the ninety
(90) days preceding a sale, and who has beneficially owned shares for at least three (3) years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                                  UNDERWRITING

    The Underwriters named below, acting through Tucker Anthony Incorporated and Pennsylvania Merchant Group Ltd, as Representatives, have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective numbers of shares of Common Stock set forth opposite their names below:

                                                                                             NUMBER OF
NAME                                                                                           SHARES
- -------------------------------------------------------------------------------------------  ----------
Tucker Anthony Incorporated................................................................
Pennsylvania Merchant Group Ltd............................................................

                                                                                             ----------
    Total..................................................................................   1,000,000
                                                                                             ----------
                                                                                             ----------

    The Underwriters will purchase all shares of Common Stock offered hereby, other than over-allotment shares, if any of such shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein. In the event of a default by an Underwriter, the commitment set forth above of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. Such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be changed by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable by the Underwriters not later than 30 days after the effective date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option, in whole or in part, only to cover over-allotments made in connection with the sale of Common Stock offered hereby. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shown, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

    In connection with this offering, certain underwriters and selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to certain payments that the Underwriters may be required to make.

    The Company has agreed that during the 90-day period commencing on the date hereof, the Company will not, without the prior written consent of Tucker Anthony Incorporated, as Representative of the

Underwriters, issue, offer, agree to sell, sell, grant any option for the sale of, transfer or otherwise dispose of any shares of Common Stock other than pursuant to currently outstanding options, warrants or convertible securities (other than employee stock options and Common Stock currently authorized under the Company's 1992 Stock Option/Stock Issuance Plan and Employee Stock Purchase
Plan). The Company's officers, directors and certain stockholders have agreed that during the 90-day period commencing on the date hereof they will not, without the prior written consent of Tucker Anthony Incorporated, as Representative of the Underwriters, offer, pledge, contract to sell, sell, grant any option for the sale of, transfer or otherwise dispose of any shares of Common Stock other than gifts or transfers by will or intestacy to immediate family members, shareholders of a corporate stockholder or partners of a stockholder that is a partnership, provided that the transferee agrees to the same limitations.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California. Certain matters relating to patents in connection with the offering will be passed upon for the Company by Merchant, Gould, Smith, Edell, Welter & Schmidt, P.A., Minneapolis, Minnesota. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

    The balance sheets of the Company as of December 31, 1995 and 1994 and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The matters set forth under "Risk Factors -- Uncertainty of Patents and Proprietary Rights; Risk of Litigation" and "Business -- Patents, Proprietary Technology and Trademarks" have been included in this Prospectus in reliance upon Merchant, Gould, Smith, Edell, Welter & Schmidt, P.A., Minneapolis, Minnesota, as experts in patent matters, which firm will pass on certain legal matters in connection with this offering. See "Legal Matters."


                             ADDITIONAL INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can be obtained at prescribed rates from the
Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered by the Company has been filed with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, at the address set forth in the preceding paragraph, upon payment of certain fees prescribed by the Commission.

                                CONDUCTUS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
      Report of Independent Accountants....................................................................        F-2
      Balance Sheets.......................................................................................        F-3
      Statements of Operations.............................................................................        F-4
      Statements of Stockholders' Equity...................................................................        F-5
      Statements of Cash Flows.............................................................................        F-6
      Notes to Financial Statements........................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Conductus, Inc.:

    We have audited the accompanying balance sheets of Conductus, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conductus, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
February 9, 1996, except as to Note 10
for which the date is March 8, 1996

                                CONDUCTUS, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                        ------------------------------
                                                                                             1995            1994
                                                                          MARCH 31,     --------------  --------------
                                                                             1996
                                                                        --------------
                                                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................................  $      582,303  $      272,410  $      504,763
  Short-term investments..............................................       1,528,028       2,880,464       6,052,944
  Accounts receivable (net of allowance for doubtful accounts of
   $50,000 in 1996, 1995 and 1994, respectively)......................       2,967,562       3,251,147       2,340,574
  Inventories.........................................................       1,055,434         765,424         494,579
  Prepaid expenses and other current assets...........................         151,155         285,404         162,410
                                                                        --------------  --------------  --------------
    Total current assets..............................................       6,284,482       7,454,849       9,555,270
Property and equipment, net...........................................       2,555,893       2,550,042       1,768,599
Long-term investments.................................................        --              --               980,619
Other assets..........................................................          96,912         123,340         236,991
                                                                        --------------  --------------  --------------
    Total assets......................................................  $    8,937,287  $   10,128,231  $   12,541,479
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------
                                                     LIABILITIES
Current liabilities:
  Current portion of long-term debt...................................  $      809,421  $      687,736  $       61,566
  Accounts payable....................................................       1,603,555       1,621,424       1,270,595
  Other accrued liabilities...........................................         786,104         821,230       1,006,034
  Obligations under capital leases, current portion...................          11,249          37,894         140,963
                                                                        --------------  --------------  --------------
    Total current liabilities.........................................       3,210,329       3,168,284       2,479,158
Long-term debt, net of current portion................................       1,258,228       1,146,227         493,139
Obligations under capital leases, net of current portion..............        --              --                40,271
                                                                        --------------  --------------  --------------
    Total liabilities.................................................       4,468,557       4,314,511       3,012,568
                                                                        --------------  --------------  --------------
Commitments (Note 11)
                                                 STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value:
 Authorized: 1,000,000 shares
 None issued or outstanding in 1996, 1995 or 1994.....................        --              --              --
Common stock, $0.000l par value:
 Authorized: 11,000,000 shares;
 Issued: 5,905,363, 5,861,632 and 5,534,550
 shares in 1996, 1995 and 1994, respectively
 Outstanding: 5,732,989, 5,689,258 and 5,371,143 shares in 1996, 1995
 and 1994, respectively...............................................             574             570             537
Additional paid-in capital............................................      30,069,797      30,035,358      29,414,318
Unrealized gain (loss) on investments, net............................             319             626         (84,762)
Accumulated deficit...................................................     (25,601,960)    (24,222,834)    (19,801,182)
                                                                        --------------  --------------  --------------
    Total stockholders' equity........................................       4,468,730       5,813,720       9,528,911
                                                                        --------------  --------------  --------------
      Total liabilities and stockholders' equity......................  $    8,937,287  $   10,128,231  $   12,541,479
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.
                            STATEMENTS OF OPERATIONS

                                               THREE MONTHS ENDED
                                                   MARCH 31,                     YEARS ENDED DECEMBER 31,
                                          ----------------------------  -------------------------------------------
                                              1996           1995           1995           1994           1993
                                          -------------  -------------  -------------  -------------  -------------
                                                  (UNAUDITED)
Revenues:
  Contract..............................  $   2,213,762  $   1,643,486  $   8,148,189  $   7,048,529  $   5,070,544
  Product sales.........................        397,497        369,456      2,433,496      1,587,603      1,408,735
                                          -------------  -------------  -------------  -------------  -------------
    Total revenues......................      2,611,259      2,012,492     10,581,685      8,636,132      6,479,279
                                          -------------  -------------  -------------  -------------  -------------
Costs and expenses:
  Cost of product sales.................        256,300        166,002      1,429,516        974,699      1,175,283
  Research and development..............      2,743,131      2,577,387      9,819,416      9,201,460      7,080,230
  Selling, general and administrative...      1,006,518        827,281      3,755,653      3,336,346      1,588,565
  Nonrecurring charge related to
   purchased technology.................                                                                    705,000
                                          -------------  -------------  -------------  -------------  -------------
    Total costs and expenses............      4,005,949      3,570,670     15,004,585     13,512,505     10,549,078
                                          -------------  -------------  -------------  -------------  -------------
    Loss from operations................     (1,394,690)    (1,557,728)    (4,422,900)    (4,876,373)    (4,069,799)
Interest income.........................         27,329         80,101        249,371        344,496        166,232
Other income (expense)..................         24,521        (68,799)       (92,608)        43,737        (41,803)
Interest expense........................        (36,286)       (24,032)      (155,515)       (55,816)      (176,447)
                                          -------------  -------------  -------------  -------------  -------------
    Net loss............................  $  (1,379,126) $  (1,570,458) $  (4,421,652) $  (4,543,956) $  (4,121,817)
                                          -------------  -------------  -------------  -------------  -------------
Net loss per common share...............  $       (0.24) $       (0.29) $       (0.80) $       (0.85) $       (1.40)
                                          -------------  -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------  -------------
Shares used in computing per share
 amounts................................      5,706,000      5,397,000      5,543,073      5,322,767      2,940,976
                                          -------------  -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                   AND THE THREE MONTHS ENDED MARCH 31, 1996

                                                                               NOTES       UNREALIZED
                                                               ADDITIONAL    RECEIVABLE       GAIN
                                          PREFERRED   COMMON     PAID-IN        FROM        (LOSS) ON    ACCUMULATED
                                            STOCK     STOCK      CAPITAL    STOCKHOLDERS   INVESTMENTS     DEFICIT        TOTAL
                                          ---------   ------   -----------  ------------   -----------   ------------  -----------
Balances, January 1, 1993...............    $789       $ 53    $11,203,180    $(22,756)                  $(11,135,409) $    45,857
Issuance of Series B preferred
 warrants...............................                            10,000                                                  10,000
Issuance of 342,588 shares of common
 stock in connection with Tristan
 acquisition............................                 34      1,095,966                                               1,096,000
Issuance of 9,345 shares of common stock
 to employees...........................                  1          4,837                                                   4,838
Compensation associated with stock
 options granted........................                            48,011                                                  48,011
Issuance of 230,570 shares of Series B
 preferred stock for conversion of
 promissory notes.......................      74                 2,065,833                                               2,065,907
Issuance of 182,276 shares of Series B
 preferred stock and 21,670 shares of
 common stock...........................      58          2      1,657,129                                               1,657,189
Issuance of 1,500,000 shares of common
 stock through initial public offering,
 net of issuance costs and the
 conversion of preferred stock into
 2,877,840 shares of common stock.......    (921)       438     13,251,527                                              13,251,044
Net loss................................                                                                  (4,121,817 )  (4,121,817)
                                          ---------   ------   -----------  ------------   -----------   ------------  -----------
Balances, December 31, 1993.............    --          528     29,336,483     (22,756)                  (15,257,226 )  14,057,029
Issuance of 91,001 shares of common
 stock to employees.....................                  9         24,291                                                  24,300
Repurchase of 531 shares of common stock
 and repayment of notes receivable from
 stockholders...........................                            (5,648)     22,756                                      17,108
Compensation associated with stock
 options granted........................                            59,192                                                  59,192
Unrealized loss on investments, net.....                                                    $(84,762)                      (84,762)
Net loss................................                                                                  (4,543,956 )  (4,543,956)
                                          ---------   ------   -----------  ------------   -----------   ------------  -----------
Balances, December 31, 1994.............    --          537     29,414,318      --           (84,762)    (19,801,182 )   9,528,911
Issuance of 224,762 shares of common
 stock to employees.....................                 23        133,386                                                 133,409
Compensation associated with stock
 options granted........................                            34,528                                                  34,528
Issuance of 101,790 shares of common
 stock to employees under the employee
 stock purchase plan....................                 10        453,216                                                 453,226
Repurchase of 8,967 shares of common
 stock..................................                               (90)                                                    (90)
Unrealized gain on investments, net.....                                                      85,388                        85,388
Net loss................................                                                                  (4,421,652 )  (4,421,652)
                                          ---------   ------   -----------  ------------   -----------   ------------  -----------
Balances, December 31, 1995.............    --          570     30,035,358      --               626     (24,222,834 )   5,813,720
Issuance of 43,731 shares of common
 stock to employees and warrant
 holders................................                  4         34,439                                                  34,443
Unrealized loss on investments, net.....                                                        (307)                         (307)
Net loss................................                                                                  (1,379,126 )  (1,379,126)
                                          ---------   ------   -----------  ------------   -----------   ------------  -----------
Balances, March 31, 1996 (unaudited)....    $--        $574    $30,069,797    $ --          $    319     $(25,601,960) $ 4,468,730
                                          ---------   ------   -----------  ------------   -----------   ------------  -----------
                                          ---------   ------   -----------  ------------   -----------   ------------  -----------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.
                            STATEMENTS OF CASH FLOWS

                                                       THREE MONTHS ENDED
                                                           MARCH 31,                     YEARS ENDED DECEMBER 31,
                                                  ----------------------------  ------------------------------------------
                                                      1996           1995           1995           1994           1993
                                                  -------------  -------------  -------------  -------------  ------------
                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................  $  (1,379,126) $  (1,570,458) $  (4,421,652) $  (4,543,956) $ (4,121,817)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
  Depreciation and amortization.................        245,592        271,816        901,340        948,132     1,030,472
  Compensation associated with stock options
   granted......................................                                       34,528         59,192        48,011
  Provision for excess and obsolete inventory...                                       20,000         61,000
  Nonrecurring charge associated with purchased
   technology...................................                                                                   705,000
  Loss on disposal of equipment.................                                                      15,473        16,879
  Other noncash expenses, net...................                                                      57,535       133,918
  Decrease (increase) in:
    Accounts receivable.........................        283,585        290,321       (910,573)      (428,871)     (575,782)
    Inventory...................................       (290,010)      (174,030)      (290,845)      (342,499)     (213,080)
    Prepaid expenses and other current assets...        134,249         52,561       (122,994)       (11,480)      211,675
    Other assets................................         (2,260)        (1,499)        (1,099)        (4,193)      (56,195)
  (Decrease) increase in:
    Accounts payable and accrued liabilities....        (52,995)       313,306        166,025        611,413        26,339
                                                  -------------  -------------  -------------  -------------  ------------
      Net cash used in operating activities.....     (1,060,965)      (817,983)    (4,625,270)    (3,578,254)   (2,794,580)
                                                  -------------  -------------  -------------  -------------  ------------
Cash flows from investing activities:
  Net cash received in acquisition..............                                                                    54,497
  Proceeds from sales of short-term
   investments..................................      4,132,703     17,626,192     40,473,743     42,875,034    35,988,476
  Purchases of short-term investments...........     (2,780,267)   (16,851,948)   (36,235,256)   (39,906,358)  (46,075,477)
  Acquisition of property and equipment.........       (252,258)      (386,870)    (1,568,033)    (1,225,846)     (425,276)
  Proceeds from sales of assets.................         29,196
                                                  -------------  -------------  -------------  -------------  ------------
      Net cash provided by (used in) investing
       activities...............................      1,129,374        387,374      2,670,454      1,742,830   (10,457,780)
                                                  -------------  -------------  -------------  -------------  ------------
Cash flows from financing activities:
  Proceeds from borrowings......................        405,620        322,247      1,432,944        554,705       990,000
  Proceeds from repayment of note receivable
   from stockholder.............................                                                      18,765
  Net proceeds from issuance of:
    Series B preferred stock....................                                                                 1,427,189
    Warrants to purchase Series B preferred
     stock......................................                                                                    10,000
    Common stock................................         34,443         32,066        586,635         24,300    13,255,882
  Repurchase of common stock....................                                          (90)
  Principal payments under capital lease
   obligations..................................        (26,645)       (39,507)      (143,340)      (329,148)     (628,611)
  Principals payments on long-term debt.........       (171,934)                     (153,686)                    (121,035)
                                                  -------------  -------------  -------------  -------------  ------------
      Net cash provided by financing
       activities...............................        241,484        314,806      1,722,463        268,622    14,933,425
                                                  -------------  -------------  -------------  -------------  ------------
        Net increase (decrease) in cash and cash
         equivalents............................        309,893       (115,803)      (232,353)    (1,566,802)    1,681,065
Cash and cash equivalents at beginning of
 period.........................................        272,410        504,763        504,763      2,071,565       390,500
                                                  -------------  -------------  -------------  -------------  ------------
Cash and cash equivalents at end of period......  $     582,303  $     388,960  $     272,410  $     504,763  $  2,071,565
                                                  -------------  -------------  -------------  -------------  ------------
                                                  -------------  -------------  -------------  -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.
                         NOTES TO FINANCIAL STATEMENTS
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


1.  FORMATION AND BUSINESS OF THE COMPANY:
    The Company was formed to develop, manufacture and market superconductive electronic devices, circuits and systems for sensor, communications, test and instrumentation, and digital electronics applications. Effective June 28, 1994, the Company dissolved its subsidiary, Tristan Technologies, Inc. ("Tristan") acquired in May 1993 and the former Tristan operations have become the Company's Instrument and Systems Division. At that date, the Company discontinued use of "Consolidated" in the financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    FISCAL YEAR:

    The Company uses a 52-53 week fiscal year ending on the last Friday of the month. For convenience of presentation, the accompanying financial statements have been shown as ending on December 31 of each applicable period.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CERTAIN RISKS AND CONCENTRATIONS:

    The Company's superconducting products are concentrated in the electronic component industry which is highly competitive and rapidly changing. Revenues for the Company's products are concentrated with a relatively limited number of customers and supplies for certain components are concentrated among a few providers. The development of new technologies or commercialization of superconductive products by any competitor could affect operating results adversely.

    CASH, CASH EQUIVALENTS AND INVESTMENTS:

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Investments, which consist primarily of U.S. government obligations, corporate bonds and commercial paper, are stated at fair market value. Management believes that the financial institutions in which it maintains such deposits are financially sound and, accordingly, minimal credit risk exists with respect to these deposits. Additionally, cash and cash equivalents are held by two major banks.

    Other financial instruments, principally accounts receivable and leases payable, are considered to approximate fair value based upon comparable market information available at respective balance sheet dates.

    As of April 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities" which requires a change in the method used to account for certain investments. All investments at April 1, 1994 were deemed by management to be available-for-sale and therefore are reported at fair market value with net unrealized losses reported as a separate component of stockholders' equity. Available-for-sale marketable securities with maturities less than one year from the balance sheet date are classified as short-term and those with maturities greater than one year from the balance sheet date are classified as long term. Adoption of SFAS 115 did not have a material effect on the Company's financial statements.

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORIES:

    Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost, net of accumulated depreciation and amortization.

    Depreciation of property and equipment are computed using the straight-line method over estimated useful lives of four to six years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful life of the assets and the related lease term.

    REVENUE RECOGNITION:

    Product revenues are recognized at the time of shipment.

    RESEARCH AND DEVELOPMENT CONTRACTS:

    The Company has entered into contracts to perform research and development for the U.S. government. Revenues from these contracts are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total contract costs. Costs include direct engineering and development costs and applicable overhead.

    RESEARCH AND DEVELOPMENT:

    Internally funded research and development expenditures are charged to operations as incurred.

    INCOME TAXES:

    The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards ("SFAS No. 109"), "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

    UNAUDITED INTERIM FINANCIAL STATEMENTS:

    The accompanying unaudited interim financial statements for the three months ended March 31, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company, all adjustments (consisting of only normal recurring accruals) considered necessary to present fairly the financial position as of March 31, 1996 and the statements of operations, stockholders' equity and cash flows for the three month periods ended March 31, 1996 and 1995 have been included.

    RECLASSIFICATIONS:

    Certain amounts in the December 31, 1994 and 1993 financial statements have been reclassified to conform to the presentation at December 31, 1995. The reclassifications had no impact on previously reported net losses, total assets or net cashflows.

    COMPUTATION OF NET LOSS PER COMMON SHARE:

    Net loss per common share is based upon the weighted average number of common shares outstanding. Common equivalent shares have not been included in the per share calculations as the effect would not be dilutive.

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    RECENT PRONOUNCEMENTS:

    During March 1995, the Financial Accounting Standards Board issued Statement No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 disclosures will be effective for fiscal years beginning after December 15, 1995.

3.  SUPPLEMENTAL CASH FLOW DISCLOSURE:

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                   ------------------------------------
                                                                                      1995        1994         1993
                                                                                   ----------  ----------  ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........................................  $  147,605  $   58,816  $     90,539
                                                                                   ----------  ----------  ------------
                                                                                   ----------  ----------  ------------
Supplemental schedule of noncash investing and funding activities:
  Capital lease obligation incurred in connection with equipment leases..........                          $    205,053
                                                                                                           ------------
                                                                                                           ------------
  Reclassification to long-term investment upon adoption of SFAS No. 115.........              $  980,619
                                                                                               ----------
                                                                                               ----------
  Reclassification of investments to short-term investments based on maturity date..........................................................................  $  980,649
                                                                                   ----------
                                                                                   ----------
  Unrealized gain (loss) on investments, net.....................................  $   85,388  $  (84,762)
                                                                                   ----------  ----------
                                                                                   ----------  ----------
  Repurchase of common stock in exchange for note receivable.....................              $    5,648
                                                                                               ----------
                                                                                               ----------
  Deferred compensation charge relating to stock option plan.....................                          $    295,955
                                                                                                           ------------
                                                                                                           ------------
  Equipment purchases included in accounts payable reclassed to capital leases...                          $     87,899
                                                                                                           ------------
                                                                                                           ------------
  Series B preferred stock issued in payment of notes payable and related accrued
   interest......................................................................                          $  2,065,907
                                                                                                           ------------
                                                                                                           ------------
  Series B preferred stock issued for equipment acquired.........................                          $    230,000
                                                                                                           ------------
                                                                                                           ------------
  Common stock issued in connection with the acquisition of Tristan..............                          $  1,096,000
                                                                                                           ------------
                                                                                                           ------------
  Conversion of Series A preferred stock to common stock.........................                          $        610
                                                                                                           ------------
                                                                                                           ------------
  Conversion of Series B preferred stock to common stock.........................                          $        311
                                                                                                           ------------
                                                                                                           ------------
Other noncash expenses:
  Compensation associated with stock options granted.............................  $   34,528  $   59,192  $     48,011
  Additions to principal for accrued interest earned on notes receivable from
   stockholders..................................................................                  (1,657)
  Additions to principal for accrued interest charged on notes payable...........                                85,907
                                                                                   ----------  ----------  ------------
                                                                                   $   34,528  $   57,535  $    133,918
                                                                                   ----------  ----------  ------------
                                                                                   ----------  ----------  ------------

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


4.  INVESTMENTS:
    Investments are summarized below:

                                                           DECEMBER 31, 1995           DECEMBER 31, 1994
                                                       --------------------------  --------------------------
                                                                        MARKET                      MARKET
                                                           COST         VALUE          COST         VALUE
                                                       ------------  ------------  ------------  ------------
Debt securities:
  Corporate bonds....................................                              $  3,526,598  $  3,499,970
  Preferred bonds....................................  $    500,000  $    500,000
  U.S. government and related agency securities......       795,897       796,902     1,990,069     1,931,935
  Commercial paper...................................     1,499,909     1,499,530     1,399,074     1,399,074
  Other..............................................        40,904        40,904       125,672       125,672
  Accrued interest...................................        43,128        43,128        76,912        76,912
                                                       ------------  ------------  ------------  ------------
    Subtotal.........................................     2,879,838     2,880,464     7,118,325     7,033,563
Unrealized gain (loss), net..........................           626                     (84,762)
                                                       ------------  ------------  ------------  ------------
    Total............................................  $  2,880,464  $  2,880,464  $  7,033,563  $  7,033,563
                                                       ------------  ------------  ------------  ------------
                                                       ------------  ------------  ------------  ------------

    At December 31, 1995, all scheduled maturities of investments are within one year and unrealized gains for investments were $626. Additionally, investments consisted of Preferred bonds, U.S. government obligations, and commercial paper bearing interest between 4.0% to 6.0% per annum are due to mature between January 1, 1996 and July 1996.

    At December 31, 1994, scheduled maturities of investments within one year were approximately $6,053,000 and for one year to five years were approximately $981,000 and net unrealized losses on investments were $84,762. Additionally, investments consisted of U.S. corporate bonds, U.S. government obligations, and commercial paper bearing interest between 4.00% to 9.375% per annum, due to mature between January 1995 and July 1996.

5.  ACCOUNTS RECEIVABLE:
    Accounts receivable, net, consists of the following:

                                                                                     DECEMBER 31,
                                                                 MARCH 31,    --------------------------
                                                                    1996          1995          1994
                                                                ------------  ------------  ------------
                                                                (UNAUDITED)
U.S. government contracts:
  Unbilled....................................................  $    565,959  $    411,206  $    406,056
  Billed......................................................     1,895,894     2,036,294     1,601,884
Commercial....................................................       505,709       803,647       332,634
                                                                ------------  ------------  ------------
    Total.....................................................  $  2,967,562  $  3,251,147  $  2,340,574
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


6.  INVENTORIES:
    Inventories, net of reserves at March 31, 1996 and December 31, 1995 and 1994 of $81,000, $81,000 and $61,000, respectively, consist of the following:

                                                                                      DECEMBER 31,
                                                                    MARCH 31,    ----------------------
                                                                       1996         1995        1994
                                                                   ------------  ----------  ----------
                                                                   (UNAUDITED)
Raw materials....................................................  $    370,513  $  299,619  $  170,762
Work in process..................................................       634,466     431,882     304,559
Finished goods...................................................        50,455      33,923      19,258
                                                                   ------------  ----------  ----------
                                                                   $  1,055,434  $  765,424  $  494,579
                                                                   ------------  ----------  ----------
                                                                   ------------  ----------  ----------

7.  PROPERTY AND EQUIPMENT:
    Property and equipment, including equipment acquired under capital leases (see Note 9), consist of the following:

                                                                                     DECEMBER 31,
                                                                 MARCH 31,    --------------------------
                                                                    1996          1995          1994
                                                                ------------  ------------  ------------
                                                                (UNAUDITED)
Equipment.....................................................  $  5,677,664  $  5,494,288  $  4,798,632
Leasehold improvements........................................     1,500,516     1,489,856       992,472
Furniture and fixtures........................................       355,542       368,164       184,835
Construction in process.......................................       188,506       191,664       --
                                                                ------------  ------------  ------------
                                                                   7,722,228     7,543,972     5,975,939
Less accumulated depreciation and amortization................     5,166,335     4,993,930     4,207,340
                                                                ------------  ------------  ------------
                                                                $  2,555,893  $  2,550,042  $  1,768,599
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

8.  OTHER ACCRUED LIABILITIES:
    Other accrued liabilities consist of the following:

                                                                                     DECEMBER 31,
                                                                   MARCH 31,   ------------------------
                                                                     1996         1995         1994
                                                                  -----------  ----------  ------------
                                                                  (UNAUDITED)
Accrued consulting..............................................   $  84,621   $   74,772  $    207,552
Accrued compensation............................................     495,522      525,193       573,137
Accrued professional expenses...................................      57,688       84,962       122,797
Other accrued liabilities.......................................     148,273      136,303       102,548
                                                                  -----------  ----------  ------------
                                                                   $ 786,104   $  821,230  $  1,006,034
                                                                  -----------  ----------  ------------
                                                                  -----------  ----------  ------------

9.  EQUIPMENT LEASE LINES OF CREDIT:
    As of December 31, 1995, the Company has borrowings due under two equipment lease lines of credit. No additional amounts were available as of December 1995. The borrowings are collateralized by the related equipment. Lease payments under the lines are based on the total delivered equipment cost multiplied by a monthly rate factor of 2.5%.

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


9.  EQUIPMENT LEASE LINES OF CREDIT: (CONTINUED)
    Following is an analysis of equipment acquired under the lease lines of credit:

                                                                                      DECEMBER 31,
                                                                                ------------------------
                                                                                   1995         1994
                                                                                -----------  -----------
Equipment.....................................................................  $   292,953  $   756,327
Less accumulated amortization.................................................     (267,588)    (452,272)
                                                                                -----------  -----------
Net property acquired under capital leases....................................  $    25,365  $   304,055
                                                                                -----------  -----------
                                                                                -----------  -----------

    As of December 31, 1995, future minimum lease payments under capital leases are as follows:

Total minimum lease payments for 1996..............................  $  38,949
Less amount representing interest..................................      1,055
                                                                     ---------
                                                                        37,894
Less current portion...............................................     37,894
                                                                     ---------
                                                                     $  --
                                                                     ---------
                                                                     ---------

10. LONG-TERM DEBT AND OTHER BORROWINGS:
    In March 1996, the Company added to its $2,000,000 equipment credit facility with a financial institution to finance costs associated with the acquisition of equipment by adding a second facility for $1,000,000. All borrowings under these credit facilities are at the bank's prime rate plus 1.00% (9.50% at December 31, 1995) with interest paid monthly, and are collateralized by the related equipment. Principal installments under the $2,000,000 facility commenced September 1995 and mature over a thirty-six (36) month period as follows:
$687,736, $687,736  and  $458,491  in  1996, 1997  and  1998,  respectively.  At
December 31, 1995, no additional amounts were available under the $2,000,000 credit facility. The $1,000,000 facility matures over a 34 month period. The Company is restricted from paying cash dividends but may pay stock dividends.

    The Company in March 1996 modified its line of credit facility with a bank to expire February 28, 1997. The agreement provides for borrowings up to the lesser of $2,000,000 or 75% of eligible receivables. Borrowings under the agreement bear interest at the bank's prime rate plus 0.50% (9% at December 31, 1995) and are collateralized by accounts receivable, equipment and other assets of the Company. At December 31, 1995, the Company has no borrowings under the agreement and had $1,000,000 available under the line of credit. In connection with this modification, on March 8, 1996, the Company issued the lender warrants to acquire 15,000 shares of the Company's common stock at a price of $11.25 per share. These warrants may be exercised by the holder at any time until the expiration date, March 8, 2001.

    The two equipment credit facilities and line of credit facility require that the Company provide financial information to the lender, obtain approval of the lender for any material disposition of the collateral except in the ordinary course of business and meet certain financial ratios, minimum tangible net worth, minimum cash and investments and other covenants.

    Warrants to acquire 33,460 shares of common stock, at a price of $8.96 per share, issued in connection with the issuance of convertible promissory notes in 1993 and 1992, expired in August 1995.

11. COMMITMENTS:
    The Company leases its administrative, sales, marketing, manufacturing, research and development facilities under noncancelable operating leases expiring in February 1998 and August 2000 and 2001. Under the terms of the leases, the Company is responsible for certain expenses and taxes.

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


11. COMMITMENTS: (CONTINUED)
    Future minimum payments under these noncancelable leases are as follows:

FISCAL YEAR:
- ----------------------------------------------------------------
1996............................................................  $    394,917
1997............................................................       396,951
1998............................................................       338,810
1999............................................................       327,114
2000............................................................       279,114
Thereafter......................................................       122,076
                                                                  ------------
                                                                  $  1,858,982
                                                                  ------------
                                                                  ------------

    Rent  expense was  $470,379, $456,459,  $380,806, $115,067  and $102,823 for
December 31, 1995, 1994, 1993 and the three months ended March 31, 1996 and 1995, respectively.

12. RESEARCH AND DEVELOPMENT ARRANGEMENTS:

    GOVERNMENT CONTRACTS:

    The Company is party to a number of research and development contracts, generally short-term in nature, with various agencies of the United States government, which provided approximately $8,148,000, $7,049,000, $5,071,000, $2,214,000 and $1,643,000 of revenues in the years ended December 31, 1995, 1994, 1993 and the three months ended March 31, 1996 and 1995, respectively. Credit risk related to accounts receivable arising from such contracts is considered minimal. For each of the three years ended December 31, 1995, 1994, 1993 and the three months ended March 31, 1996 and 1995 government related contracts accounted for 77.0%, 81.6%, 78.3%, 84.8% and 81.7%, respectively, of the Company's total revenues. Cost of contract revenue for the years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996 and 1995 was $9,176,000, $8,717,000, $6,500,000, $2,855,000 and $1,902,000,
respectively.

    DEVELOPMENT AND MARKETING AGREEMENT WITH VARIAN:

    Conductus and Varian entered into a joint development and licensing agreement in 1994, under which they jointly developed a superconducting probe for NMR instruments for high-resolution spectroscopy. Both Conductus and Varian provided technical support to the program, and each retains rights to intellectual property it developed under the program, subject to certain nonexclusive licensing rights of the other party.

    Technology developed by one party under the Agreement is owned by that party, subject to certain royalty-free non-exclusive rights of Varian and to a reassignment right upon termination of the Agreement.

    COORDINATED RESEARCH PROGRAM:

    In May 1993, the Company and Hewlett-Packard Company ("H-P") modified a previous Coordinated Research Program ("CRP") agreement by entering into a new five-year agreement.

    This agreement requires the Company and H-P to exchange reviews and assessments of the Company's technical and applications developments, particularly with respect to their potential application to H-P's products. H-P has the right to appoint an H-P employee as a member of the Company's Scientific Advisory Board, and the Company agreed to use its best efforts to cause a nominee to be elected to the Board of Directors. Under this agreement, H-P will not have rights to any of the Company's inventions, except that it will jointly own with the Company any invention developed by the H-P Member pursuant to the agreement or using the Company's confidential information. As a result, H-P and the Company will each be entitled to

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


12. RESEARCH AND DEVELOPMENT ARRANGEMENTS: (CONTINUED)

commercialize products incorporating such inventions without the consent of or an accounting to the other party, including through license and cross-license arrangements with third parties. This agreement may be terminated by mutual consent of the parties.


    In connection with the agreement, the Company received $1,000,000 in cash and $230,000 in equipment from H-P in exchange for issuing 439,286 shares of its Series B preferred stock, which automatically converted into 137,276 shares of common stock upon the close of the Company's initial public offering in August 1993.

    CONSORTIUM FOR SUPERCONDUCTING ELECTRONICS:

    The Company is a member of the Consortium for Superconducting Electronics formed to conduct research and development programs leading to applications of superconductive electronics. The Company is presently participating with other members of the Consortium in two projects relating to the development of superconductive wireless communications.


    The Company has been granted a non-exclusive, royalty free license to all intellectual property conceived or first actually reduced to practice in connection with any work under a Consortium project in which the Company participates while the Company is a member. The Company must pay a one-time license fee for commercializing any invention covered by a "commercialized" patent licensed to it by a university member or government laboratory member. The fee is $50,000 or, in some cases, $25,000. (A patent is "commercialized" when the Company's revenues from external sales of products covered by such patent exceed $2,000,000). The Company may also be required to pay a license fee for commercializing any invention covered by a "highly commercialized" patent licensed to it by a university member, if the patent is owned solely or jointly by a university or government laboratory member and if the patent is determined to be a "basic" patent (i.e., a patent is "basic" if it represents a singular contribution of profound commercial significance) under procedures established by the Consortium. The initial fee may not exceed $1,000,000. In addition, a second fee may be established after five years in accordance with such procedures which may not exceed $5,000,000. (A patent is "highly commercialized" if the Company's revenues from external sales of products covered by such patent exceed $10,000,000).


    ADVANCED TECHNOLOGY PROGRAM:

    In August 1992, the Company, acting as administrator for and on behalf of a joint venture formed to conduct research to develop a prototype hybrid superconductor/semiconductor computer under the Department of Commerce Advanced Technology Program, entered into a cost-sharing cooperative agreement with the U.S. government. The U.S. government is expected to financially support the project in one-year increments over a total five-year period. Under the terms of the first-four years of the agreement, the U.S. government agreed to share costs of the joint venture's research effort up to an aggregate of $5,959,596, including subcontractor costs. The estimated cost of the total research efforts in 1995, 1994 and 1993 were $3,719,572, $3,174,740 and $2,743,148, respectively.
Revenue of $1,920,020, $1,520,390 and $1,369,928 which represented the government's cost-sharing portion of 42.60%, 48.30% and 49.94%, was recognized under this contract for 1995, 1994 and 1993, respectively.

13. STOCKHOLDERS' EQUITY

    CAPITAL STOCK:

    In connection with obtaining the lease lines of credit (see Note 9), the Company issued to the leasing companies warrants exercisable for the Company's preferred stock, which converted to warrants for 32,894

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


13. STOCKHOLDERS' EQUITY (CONTINUED)
and 9,664 shares of common stock, at a price per share of $6.08 and $8.96, respectively. As of March 31, 1996, warrants for 16,447 and 1,087 shares of common stock remain exercisable, respectively. The warrants, which were immediately exercisable, expire August 5, 1998.

    1992 STOCK OPTION/STOCK ISSUANCE PLAN:

    The Company's 1992 Stock Option/Stock Issuance Plan (the "Plan") serves as the successor equity incentive program to the Company's 1987 and 1989 Stock Option Plans (the "Predecessor Plans"). All outstanding stock options under the Predecessor Plans will continue to be governed by the terms and conditions of the Predecessor Plans and the specific instruments evidencing those options, but no additional options will be granted under the Predecessor Plans.

    A total of 1,580,000 shares of common stock are authorized for issuance under the Plan as of December 31, 1995. Such authorized share reserve is comprised of 7,812 shares originally approved under the Plan, the aggregate outstanding shares under the Plan (approximately 689,912 shares) and an increase of 882,276 shares under amendments to the Plan. The individuals eligible to receive option grants or stock issuances pursuant to the Plan are limited to employees (including officers and directors) and consultants of the Company or any parent or subsidiary corporations. Each non-employee Board member who first becomes a non-employee Board member at any time on or after January 23, 1995 shall automatically be granted at the time of such initial election or appointment an option to purchase 15,000 shares of common stock.

    The Plan is divided into two separate components: the option grant program and the stock issuance program. Under the option grant program, eligible individuals may be granted incentive stock options or nonstatutory options. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the common stock of the Company on date of grant. The exercise price of nonstatutory options granted under the Plan must be not less than 85% of the fair market value of the common stock on date of grant. The stock issuance program allows eligible individuals to effect immediate purchases of the Company's common stock at fair market value or for such consideration as the Compensation Committee deems advisable.

    Options granted under the Plan may be immediately exercisable for all the option shares, on either a vested or unvested basis, or may become exercisable for fully vested shares in one or more installments over the participant's period of service. Shares issued under the stock issuance program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of future service or to the attainment of designated performance goals.

    No option may be granted with a term exceeding ten years. However, each such option may be subject to earlier termination within a designated period following the optionee's cessation of service with the Company.

    In 1992, the Company recognized a compensation charge of $295,000, which is being amortized to the statement of operations over the vesting period of the related options as a result of a "deemed" fair market value in excess of the exercise price of the options in connection with the initial public offering of the Company's stock. As of December 31, 1995, $91,127 remains to be amortized.

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1996 AND 1995 AND AFTER MARCH 31, 1996 IS UNAUDITED)


13. STOCKHOLDERS' EQUITY (CONTINUED)
    Activity under the Plan is as follows:

                                                                                    OPTIONS OUTSTANDING
                                                                          ---------------------------------------
                                                              AVAILABLE                   PRICE
                                                              FOR GRANT     SHARES      PER SHARE       AMOUNT
                                                              ----------  ----------  -------------  ------------
Balances, January 1, 1993...................................     191,954     498,038  $     .16-.56  $    189,910
  Additional shares authorized..............................      82,276
  Granted...................................................    (136,000)    136,000  $   .56-10.63       407,367
  Exercised.................................................                  (9,345) $     .45-.56        (4,838)
  Canceled..................................................       4,319      (4,319) $     .45-.56        (2,137)
                                                              ----------  ----------                 ------------
Balances, December 31, 1993.................................     142,549     620,374  $   .16-10.63       590,302
  Additional shares authorized..............................     500,000
  Granted...................................................    (546,875)    546,875  $   4.38-5.75     2,809,297
  Exercised.................................................                 (91,001) $     .16-.88       (24,300)
  Canceled..................................................      56,093     (56,093) $   .45-10.63      (332,539)
                                                              ----------  ----------                 ------------
Balance, December 31, 1994..................................     151,767   1,020,155  $    .16-5.75     3,042,760
  Additional shares authorized..............................     300,000
  Granted...................................................    (317,413)    317,413  $   4.94-7.25     1,766,494
  Exercised.................................................                (170,701) $    .16-6.31      (105,407)
  Canceled..................................................     154,559    (154,559) $    .45-6.88      (628,182)
                                                              ----------  ----------                 ------------
Balance, December 31, 1995..................................     288,913   1,012,308  $    .16-7.25     4,075,665
  Granted...................................................    (191,750)    191,750  $  6.50-13.00     1,851,875
  Exercised.................................................                 (32,005) $    .16-6.88       (33,931)
  Canceled..................................................      15,027     (15,027) $    .45-6.88       (67,087)
                                                              ----------  ----------                 ------------
Balance, March 31, 1996 (unaudited).........................     112,190   1,157,026  $   .16-13.00  $  5,826,522
                                                              ----------  ----------                 ------------
                                                              ----------  ----------                 ------------

    At December 31, 1995 and March 31, 1996, options to purchase 326,240 and 357,802 common shares were exercisable under the Plan, respectively.

    In addition, the Company granted in 1994 an option for 10,000 shares at $5.50 per share to the Chief Executive Officer.


    In May 1996, the Company's stockholders approved an increase of 300,000 shares to be reserved for issuance under the 1992 Stock Option/Stock Issuance Plan.


EMPLOYEE STOCK PURCHASE PLAN:

    In July 1994, the Employee Stock Purchase Plan (the ESPP) was adopted by the Company's Board of Directors and a total of 200,000 shares of common stock were reserved for issuance thereunder. The purpose of the ESPP is to provide eligible employees of the Company with a means of acquiring common stock of the Company through payroll deductions. The purchase price of such stock under the ESPP cannot be less than 85% of the lower of the fair market values on the specified purchase date and the beginning of the offering period. During 1995 employees purchased 101,790 shares for a total of approximately $453,226. At December 31, 1995, 98,210 shares were available for future grants under the Plan.

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1995 AND 1996 AND AFTER MARCH 31, 1996 IS UNAUDITED)


13. STOCKHOLDERS' EQUITY (CONTINUED) (CONTINUED)
COMMON STOCK RESERVED:

    At December 31, 1995, the Company had reserved the following shares of Common Stock:

                                                                                         DECEMBER 31,
                                                                                             1995
                                                                                         ------------
Purchase Plan..........................................................................       98,210
Warrants...............................................................................       42,558
Options................................................................................    1,311,221
                                                                                         ------------
                                                                                           1,451,989
                                                                                         ------------
                                                                                         ------------

14. 401(K) PROFIT SHARING PLAN:
    The Company has a 401(k) Profit Sharing Plan which covers substantially all employees. Under the plan, employees are permitted to contribute up to 15% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Discretionary contributions may be made by the Company irrespective of whether it has net profits. No contributions were made by the Company during the years 1993 through 1995 or in the three months ended March 31, 1996 and 1995.

15. INCOME TAXES:
    The components of deferred tax assets are as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                                         ----------------------------
                                                                             1995           1994
                                                                         -------------  -------------
Property and equipment, principally due to differences in
 depreciation..........................................................  $     332,000  $     286,000
Other accrued liabilities..............................................        101,000        228,000
Capitalized research and development expense...........................        805,000        365,000
Net operating loss carryforward........................................      6,157,000      5,925,000
Valuation allowance....................................................     (7,395,000)    (6,804,000)
                                                                         -------------  -------------
  Net deferred tax asset...............................................  $    --        $    --
                                                                         -------------  -------------
                                                                         -------------  -------------

    Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax years, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets.

    At December 31, 1995, the Company had approximately $22,000,000 and $3,000,000 net operating loss carryforwards for federal and state income purposes, respectively. These expire in the years 1996 through 2010. The utilization of the Company's net operating loss carryforwards may be subject to certain limitations upon certain changes in ownership, as defined.

16. BUSINESS SEGMENT AND MAJOR CUSTOMERS:
    The Company was formed to operate in a single industry segment encompassing the development, manufacture, and marketing of electronic components and systems based on superconductors.

    Commercial sales to one customer as a percentage of revenues were 11% ($1,172,000), 8% ($732,000), 13% ($816,000), 9% ($241,000) and 7% ($132,000) in
1995, 1994, 1993 and in the three months ended March 31, 1996 and 1995, respectively. Amounts receivable from this customer were $408,000 and $147,000 at December 31, 1995 and 1994, respectively.

                                CONDUCTUS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
      ENDED MARCH 31, 1995 AND 1996 AND AFTER MARCH 31, 1996 IS UNAUDITED)


16. BUSINESS SEGMENT AND MAJOR CUSTOMERS: (CONTINUED)
    The Company's export revenues are all denominated in U.S. dollars and are summarized as follows:

                                             THREE MONTHS ENDED
                                                 MARCH 31,               YEARS ENDED DECEMBER 31,
                                           ----------------------  ------------------------------------
                                              1996        1995         1995         1994        1993
                                           ----------  ----------  ------------  ----------  ----------
                                                (UNAUDITED)
Japan....................................  $  241,000  $  132,000  $  1,172,000  $  732,000  $  816,000
Rest of the world........................      79,000      55,000       256,000     265,000      27,000
                                           ----------  ----------  ------------  ----------  ----------
                                           $  320,000  $  187,000  $  1,428,000  $  997,000  $  843,000
                                           ----------  ----------  ------------  ----------  ----------
                                           ----------  ----------  ------------  ----------  ----------

                                [CONDUCTUS LOGO]

   "PICTURE OF SPUTTER
         SYSTEM"            "CAD DESIGN"

      "ELECTRONICS"         "CRYOCOOLER"

IN DEVELOPING ITS PRODUCTS, CONDUCTUS COMBINES ADVANCED SUPERCONDUCTIVE THIN-FILM PROCESSING TECHNOLOGY WITH EXPERTISE IN ELECTRONIC DEVICE AND COMPONENT DESIGN, ANALOG AND DIGITAL ELECTRONIC ENGINEERING, CRYOGENIC PACKAGING, MECHANICAL ENGINEERING AND SYSTEM INTEGRATION.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................          13
Price Range of Common Stock and Dividend
 Policy........................................          13
Capitalization.................................          14
Dilution.......................................          15
Selected Financial Data........................          16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          17
Business.......................................          22
Management.....................................          40
Certain Transactions...........................          47
Principal Stockholders.........................          50
Description of Capital Stock...................          51
Shares Eligible for Future Sale................          53
Underwriting...................................          54
Legal Matters..................................          55
Experts........................................          55
Available Information..........................          55
Index to Financial Statements..................         F-1


                              -------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                1,000,000 SHARES

                                [CONDUCTUS LOGO]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS
                                ---------------

                                        , 1996

                                 TUCKER ANTHONY
                                  INCORPORATED

                        PENNSYLVANIA MERCHANT GROUP LTD

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The   following  table  sets  forth  the  costs  and  expenses,  other  than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration fee......................................................  $   5,949
NASD fee..................................................................      2,225
Nasdaq National Market listing fee........................................     17,500
Printing and engraving expenses...........................................    100,000
Legal fees and expenses...................................................    125,000
Accounting fees and expenses..............................................    120,000
Blue sky fees and expenses................................................      5,000
Transfer agent fees.......................................................     10,000
Miscellaneous fees and expenses...........................................     14,326
                                                                            ---------
    Total.................................................................  $ 400,000
                                                                            ---------
                                                                            ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law." Reference is made to that Section of the Underwriting
Agreement contained in Exhibit 1.1 hereto, that indemnifies officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1993, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

    (1) In October 1992 and January 1993, the Company issued and sold to certain investors convertible promissory notes in the aggregate amount of $1,980,000 and warrants to purchase shares of Series B Preferred Stock (convertible into warrants exercisable for an aggregate of 33,460 shares of

       Common Stock at an effective exercise price of $8.96 per share of Common Stock upon the closing of the Company's initial public offering ("IPO") in August, 1993). Each of such notes had an interest of 9% per annum. The aggregate purchase price of such warrants equaled $20,000.

    (2) In January 1993, in connection with the renegotiation of an equipment lease agreement with Dominion Ventures, Inc., the Company issued two warrants exercisable to purchase shares of Series B Preferred Stock (convertible into warrants exercisable for an aggregate of 7,577 shares of Common Stock at an effective exercise price of $8.96 per share of Common Stock upon the closing of the IPO). Such warrants will expire on August 5, 1998.


    (3) In January 1993, the Company issued to Comdisco, Inc. a warrant to purchase shares of Series B Preferred Stock (convertible into a warrant to purchase 2,087 shares of Common Stock at an effective exercise price of $8.96 per share of Common Stock upon the closing of the IPO). Such warrant was issued in exchange for forgiveness of interest payments under an equipment lease agreement and will expire on August 5, 1998.


    (4) In May 1993, in connection with the acquisition of Tristan Technologies, Inc., the Company issued 342,588 shares of Common Stock and options to purchase 20,936 shares of Common Stock to the former employees of Tristan in exchange of all the outstanding shares and options of Tristan.

    (5) In June 1993, the Company issued and sold to certain investors shares of Series B Preferred Stock convertible into an aggregate of 412,838 shares of Common Stock at an effective per share purchase price of $8.96 and issued and sold to an investor 21,670 shares of Common Stock at an effective per share purchase price of $4.48, all in exchange for the cancellation of outstanding indebtedness of $2,065,907, $1,500,065 in cash and equipment valued at $230,000.

    (6) Since January 1, 1993, the Registrant has sold and issued 356,281 shares (assuming no exercise of stock options after March 31, 1996) of its Common Stock to employees, independent directors and consultants pursuant to exercises of options under its 1992 Stock Option Plan, predecessor plans and employment agreements.

    (7) Since January 1, 1993, the Registrant has sold and issued 101,790 shares (assuming no sales of stock after November 30, 1995) of its Common Stock to employees pursuant to its 1994 Employee Stock Purchase Plan.

    (8) In March 1996, the Registrant sold and issued a warrant to purchase 15,000 shares of its Common Stock to Silicon Valley Bank (the "Bank") pursuant to modifications of the terms of a line of credit between the Bank and the Registrant. These modifications included an increase in the amount of the line of credit from $1,000,000 to $2,000,000 as well as the creation of an equipment term loan in the amount of $1,000,000.

    The issuances of the above securities were deemed to be exempt from registration under the Act in reliance on Section 4(2) of such Act, or Regulation D thereunder, or Rule 701 promulgated under Section 3(b) of the Act as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT NO.                                                DESCRIPTION
- -------------  -----------------------------------------------------------------------------------------------------
 1.1-          Form of Underwriting Agreement dated June   , 1996.
 2.1*          Stock Exchange Agreement dated as of May 28, 1993 between the Registrant and Tristan Technologies,
               Inc. ("Tristan").
 3.3**         Restated Certificate of Incorporation.
 3.5*          Restated Bylaws of Registrant.
 4.2*          Warrant dated December 1, 1988 by the Registrant in favor of Comdisco, Inc. ("Comdisco").
 4.3*          Warrant dated December 1, 1988 by the Registrant in favor of Dominion Ventures, Inc. ("Dominion").
 4.4*          Form of Warrant dated October 15, 1992 by the Registrant in favor of certain institutional investors.
 4.5*          Form of Warrant dated January 31, 1993 by the Registrant in favor of certain institutional investors.
 4.6*          Warrant Purchase Agreements dated as of January 26, 1993 between the Registrant and Dominion and
               Warrants dated January 26, 1993 by the Registrant in favor of Dominion.
 4.7*          Warrant dated January 5, 1993 by the Registrant in favor of Comdisco.
 5.1           Opinion Regarding Legality of the Shares.
10.1*-         Second Amended and Restated Registration Rights Agreement dated June 3, 1993, as amended by the
               Amendment and Waiver Agreement dated May 14, 1996 among Registrant and certain investors.
10.2*          Form of Modification Agreement to be entered into among the Registrant and certain of its warrantholders.
10.3*+         Coordinated Research Program Agreement dated October 14, 1988 and Amendment dated May 26, 1991 between the Registrant and Hewlett-Packard Company ("H-P"), as amended by the Agreement Between
               Registrant and Hewlett-Packard Company dated June 2, 1993.
10.5*          Cooperation Agreement dated March 2, 1992 between the Registrant and TRW, Inc.
10.6*          Agreement dated August 1991 among the Registrant, E-Systems, Melpar Division, Superconductor
               Technologies, Inc., Trans-Science Corporation, Datamax, Inc., Georgia Tech Research Corporation,
               Georgia Institute of Technology, Massachusetts Institute of Technology, Cornell University and
               E-Systems, Inc., Greenville Division.
10.7*-         Collaborative Research Agreement among Registrant, TRW, H-P, Stanford University and University of
               California, Berkeley, as amended by the letter dated November 12, 1992 from H-P to Registrant.
10.7.1****+    Joint Development and Licensing Agreement dated August 31, 1994 between the Registrant and Varian.
10.7.2Q        Joint Development Agreement dated December 14, 1995 between the Registrant and Siemens
               Aktiengesellschaft Medical Engineering Group.
10.7.3+Q       Superconducting Filter Technology Joint Development Agreement dated April 25, 1996 between the
               Registrant and Lucent Technologies Inc.
10.7.4-        Collaboration Agreement between Registrant and CTI and Agreement for Joint Development Project for
               Cryogenic Interconnect Package for NMR Probe between Registrant and CTI, both dated September 19,
               1995.
10.7.5-        High Temperature Superconductor Thin-Film Manufacturing Alliance Agreement among Registrant,
               Superconductor Technologies, Inc., Stanford University, Georgia Research Corporation, Microelectronic
               Control and Sensing Incorporated, IBIS, Focused Research and BDM Federal dated November 17, 1995.

 EXHIBIT NO.                                                DESCRIPTION
- -------------  -----------------------------------------------------------------------------------------------------
10.8*          Master Equipment Lease Agreement dated November 18, 1988 between the Registrant and Comdisco, as amended to date.
10.9*          Master Equipment Lease Agreement effective December 1, 1988, as amended, between the Registrant and
               Dominion, as amended to date.
10.10*         Hewlett-Packard Financing Agreement dated March 1993 between the Registrant and H-P.
10.11*         Conductus, Inc. Series B Preferred Stock Purchase Agreement dated as of October 14, 1988 between
               Registrant and H-P.
10.12*         Conductus, Inc. Note and Warrant Purchase Agreements dated as of October 15, 1992 and January 31,
               1993 among the Registrant and the parties named therein.
10.13*         Conductus, Inc. Series B Preferred Stock and Common Stock Purchase Agreement dated as of June 3, 1993 among the Registrant and the parties named therein.
10.15*         Employment, Stock Restriction and Asset Purchase Right Agreement dated May 27, 1993 between the
               Registrant and Dr. Duane Crum.
10.16*         Lease Agreement and Letter Agreement dated February 13, 1989 between the Registrant and Mozart-McKee
               Limited Partnership for part of the Sunnyvale facilities.
10.17*         Lease Agreement dated May 3, 1993 between the Registrant and Mozart-McKee Limited Partnership for
               part of the Sunnyvale facilities.
10.18*         Standard Industrial Lease between Tristan and GWR Instruments, Inc. dated September 10, 1991.
10.19*         1992 Stock Option/Stock Purchase Plan, as amended.
10.20*         Amended 1989 Stock Option Plan.
10.21*         1987 Stock Option Plan.
10.22*         Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10.23**        Exclusive Distributor Agreement between Registrant and Niki Glass Co., Ltd. dated as of February 2,
               1994.
10.24****      Lease Agreement dated December 8, 1994 between Registrant and Mozart-McKee Limited Partnership for
               Sunnyvale facilities.
10.25****      Business Loan Agreement dated August 15, 1994 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
10.26****      Employment Agreement dated May 3, 1994 between Registrant and Mr. Charles E. Shalvoy.
10.27****      Employment Agreement dated November 23, 1994 between Registrant and Mr. Henry Zauderer.
10.28***       Conductus, Inc. 1994 Employee Stock Purchase Plan.
10.29*****     Loan Modification Agreement dated March 8, 1996 between Registrant and Silicon Valley Bank modifying the Business Loan Agreement dated August 15, 1994.
10.30-         Loan Modification Agreements dated August 15, 1995 and June 10, 1996, respectively, between
               Registrant and Silicon Valley Bank, each modifying the Business Loan Agreement dated August 15, 1994.
11.1Q          Statements of computation of loss per share.
21.1*          Subsidiary of the Registrant.
23.1           Consent of Independent Accountants. (See Page II-8).
23.2           Consent of Patent Counsel. (See Page II-9).
24.1           Power of Attorney (See Page II-6).


- ------------------------
* Incorporated herein by reference from the same numbered exhibits filed with the Company's Registration Statement on Form S-1 (Number 33-64020), as amended.

** Incorporated herein by reference from the same numbered exhibit filed with the Company's 1993 Annual Report on Form 10-K.

*** Incorporated herein by reference from exhibit number 99.1 to the Company's Registration Statement on a Form S-8 filed with the SEC Commission on August 5, 1994.

**** Incorporated herein by reference from the same numbered exhibit filed with the Company's 1994 Annual Report on Form 10-K.

+ Confidential treatment granted or requested as to certain portions of these exhibits.

Q Incorporated herein by reference from the same numbered exhibit filed with the Company's Registration Statement on Form S-1 (Number 333-3815) on May 10, 1996.


*****Incorporated herein by reference from the same numbered exhibit filed with the Company's 1995 Annual Report on Form 10-K.



- -    Incorporated herein by reference from the same numbered exhibit filed  with
     Amendment No. 2 to the Company's Registration Statement on Form S-1 (Number 333-3815) on June 17, 1996.


    (b) Financial Statement Schedules

    Schedule II -- Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 20th day of June, 1996.


                                          CONDUCTUS, INC.

                                          By:       /s/ WILLIAM J. TAMBLYN

                                             -----------------------------------
                                                     William J. Tamblyn
                                             VICE PRESIDENT AND CHIEF FINANCIAL
                                                           OFFICER

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                          TITLE                               DATE
- ------------------------------------------  ----------------------------------------------------  ---------------

         */s/ CHARLES E. SHALVOY
    ---------------------------------       President, Chief Executive Officer and Director
            Charles E. Shalvoy               (Principal Executive Officer)                        June 20, 1996

          /s/ WILLIAM J. TAMBLYN
    ---------------------------------       Vice President, Chief Financial Officer (Principal
            William J. Tamblyn               Accounting Officer)                                  June 20, 1996

            */s/ JOHN F. SHOCH
    ---------------------------------       Chairman of the Board of Directors
           John F. Shoch, Ph.D.                                                                   June 20, 1996

             */s/ ANTHONY SUN
    ---------------------------------       Director
               Anthony Sun                                                                        June 20, 1996

    ---------------------------------       Director
           Richard W. Anderson

            */s/ MARTIN COOPER
    ---------------------------------       Director
              Martin Cooper                                                                       June 20, 1996

    ---------------------------------       Director
            Robert J. Saldich

      *By:    /s/ WILLIAM J. TAMBLYN
       ----------------------------
            William J. Tamblyn
            (ATTORNEY-IN-FACT)

                 REPORT OF INDEPENDENT ACCOUNTANTS ON SCHEDULE

To the Board of Directors and Stockholders
Conductus, Inc.:

    Our report on the financial statements of Conductus Inc., is included on page F-2 of this Registration Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page II-4 of this Registration Statement.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
February 9, 1996, except Note 10
for which the date is March 8, 1996

                                                                    EXHIBIT 23.1

                                CONDUCTUS, INC.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement (File No. 333-3815) of our reports dated February 9, 1996, except as to note 10 for which the date is March 8, 1996, on our audits of the financial statements and financial statement schedule of Conductus, Inc. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.


San Jose, California
June 17, 1996

                                                                    EXHIBIT 23.2

                                CONDUCTUS, INC.

                           CONSENT OF PATENT COUNSEL


We consent to the reference to our firm under the caption "Experts" in this Amendment No. 2

(File No. 333-3815).

                                          MERCHANT, GOULD, SMITH,
                                          EDELL, WELTER & SCHMIDT, P.A.


Minneapolis, Minnesota
June 15, 1996


                                          MERCHANT, GOULD, SMITH,
                                          EDELL, WELTER & SCHMIDT, P.A.

                                          By        /s/ Charles G. Carter

                                          --------------------------------------
                                                     Charles G. Carter

                                                                     SCHEDULE II

                                CONDUCTUS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                      COLUMN B            COLUMN C                        COLUMN E
                                                    ------------  ------------------------               -----------
                     COLUMN A                        BALANCE AT   CHARGED TO   CHARGED TO    COLUMN D      BALANCE
- --------------------------------------------------  BEGINNING OF   COST AND       OTHER     -----------    AT END
DESCRIPTION                                            PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
- --------------------------------------------------  ------------  -----------  -----------  -----------  -----------
Year ended December 31, 1993:
Allowance for doubtful accounts...................   $   50,000    $  --        $  --        $  --        $  50,000
Allowance for excess and obsolete inventory.......   $   --        $  --        $  --        $  --        $  --

Year ended December 31, 1994:
Allowance for doubtful accounts...................   $   50,000    $  --        $  --        $  --        $  50,000
Allowance for excess and obsolete inventory.......   $   --        $  61,000    $  --        $  --        $  61,000

Year ended December 31, 1995:
Allowance for doubtful accounts...................   $   50,000    $  --        $  --        $  --        $  50,000
Allowance for excess and obsolete inventory.......   $   61,000    $  20,000    $  --        $  --        $  81,000

                                 EXHIBIT INDEX


 EXHIBIT NO.                                                DESCRIPTION
- -------------  -----------------------------------------------------------------------------------------------------
 1.1-          Form of Underwriting Agreement dated June   , 1996.
 2.1*          Stock Exchange Agreement dated as of May 28, 1993 between the Registrant and Tristan Technologies,
               Inc. ("Tristan").
 3.3**         Restated Certificate of Incorporation.
 3.5*          Restated Bylaws of Registrant.
 4.2*          Warrant dated December 1, 1988 by the Registrant in favor of Comdisco, Inc. ("Comdisco").
 4.3*          Warrant dated December 1, 1988 by the Registrant in favor of Dominion Ventures, Inc. ("Dominion").
 4.4*          Form of Warrant dated October 15, 1992 by the Registrant in favor of certain institutional investors.
 4.5*          Form of Warrant dated January 31, 1993 by the Registrant in favor of certain institutional investors.
 4.6*          Warrant Purchase Agreements dated as of January 26, 1993 between the Registrant and Dominion and
               Warrants dated January 26, 1993 by the Registrant in favor of Dominion.
 4.7*          Warrant dated January 5, 1993 by the Registrant in favor of Comdisco.
 5.1           Opinion Regarding Legality of the Shares.
10.1*-         Second Amended and Restated Registration Rights Agreement dated June 3, 1993, as amended by the
               Amendment and Waiver Agreement dated May 14, 1996 among Registrant and certain investors.
10.2*          Form of Modification Agreement to be entered into among the Registrant and certain of its warrantholders.
10.3*+         Coordinated Research Program Agreement dated October 14, 1988 and Amendment dated May 26, 1991 between the Registrant and Hewlett-Packard Company ("H-P"), as amended by the Agreement Between
               Registrant and Hewlett-Packard Company dated June 2, 1993.
10.5*          Cooperation Agreement dated March 2, 1992 between the Registrant and TRW, Inc.
10.6*          Agreement dated August 1991 among the Registrant, E-Systems, Melpar Division, Superconductor
               Technologies, Inc., Trans-Science Corporation, Datamax, Inc., Georgia Tech Research Corporation,
               Georgia Institute of Technology, Massachusetts Institute of Technology, Cornell University and
               E-Systems, Inc., Greenville Division.
10.7*-         Collaborative Research Agreement among Registrant, TRW, H-P, Stanford University and University of
               California, Berkeley, as amended by the letter dated November 12, 1992 from H-P to Registrant.
10.7.1****+    Joint Development and Licensing Agreement dated August 31, 1994 between the Registrant and Varian.
10.7.2Q        Joint Development Agreement dated December 14, 1995 between the Registrant and Siemens
               Aktiengesellschaft Medical Engineering Group.
10.7.3+Q       Superconducting Filter Technology Joint Development Agreement dated April 25, 1996 between the
               Registrant and Lucent Technologies Inc.
10.7.4-        Collaboration Agreement between Registrant and CTI and Agreement for Joint Development Project for
               Cryogenic Interconnect Package for NMR Probe between Registrant and CTI, both dated September 19,
               1995.
10.7.5-        High Temperature Superconductor Thin-Film Manufacturing Alliance Agreement among Registrant,
               Superconductor Technologies, Inc., Stanford University, Georgia Research Corporation, Microelectronic
               Control and Sensing Incorporated, IBIS, Focused Research and BDM Federal dated November 17, 1995.
10.8*          Master Equipment Lease Agreement dated November 18, 1988 between the Registrant and Comdisco, as amended to date.

 EXHIBIT NO.                                                DESCRIPTION
- -------------  -----------------------------------------------------------------------------------------------------
10.9*          Master Equipment Lease Agreement effective December 1, 1988, as amended, between the Registrant and
               Dominion, as amended to date.
10.10*         Hewlett-Packard Financing Agreement dated March 1993 between the Registrant and H-P.
10.11*         Conductus, Inc. Series B Preferred Stock Purchase Agreement dated as of October 14, 1988 between
               Registrant and H-P.
10.12*         Conductus, Inc. Note and Warrant Purchase Agreements dated as of October 15, 1992 and January 31,
               1993 among the Registrant and the parties named therein.
10.13*         Conductus, Inc. Series B Preferred Stock and Common Stock Purchase Agreement dated as of June 3, 1993 among the Registrant and the parties named therein.
10.15*         Employment, Stock Restriction and Asset Purchase Right Agreement dated May 27, 1993 between the
               Registrant and Dr. Duane Crum.
10.16*         Lease Agreement and Letter Agreement dated February 13, 1989 between the Registrant and Mozart-McKee
               Limited Partnership for part of the Sunnyvale facilities.
10.17*         Lease Agreement dated May 3, 1993 between the Registrant and Mozart-McKee Limited Partnership for
               part of the Sunnyvale facilities.
10.18*         Standard Industrial Lease between Tristan and GWR Instruments, Inc. dated September 10, 1991.
10.19*         1992 Stock Option/Stock Purchase Plan, as amended.
10.20*         Amended 1989 Stock Option Plan.
10.21*         1987 Stock Option Plan.
10.22*         Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10.23**        Exclusive Distributor Agreement between Registrant and Niki Glass Co., Ltd. dated as of February 2,
               1994.
10.24****      Lease Agreement dated December 8, 1994 between Registrant and Mozart-McKee Limited Partnership for
               Sunnyvale facilities.
10.25****      Business Loan Agreement dated August 15, 1994 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
10.26****      Employment Agreement dated May 3, 1994 between Registrant and Mr. Charles E. Shalvoy.
10.27****      Employment Agreement dated November 23, 1994 between Registrant and Mr. Henry Zauderer.
10.28***       Conductus, Inc. 1994 Employee Stock Purchase Plan.
10.29*****     Loan Modification Agreement dated March 8, 1996 between Registrant and Silicon Valley Bank modifying the Business Loan Agreement dated August 15, 1994.
10.30-         Loan Modification Agreements dated August 15, 1995 and June 10, 1996, respectively, between
               Registrant and Silicon Valley Bank, each modifying the Business Loan Agreement dated August 15, 1994.
11.1Q          Statements of computation of loss per share.
21.1*          Subsidiary of the Registrant.
23.1           Consent of Independent Accountants. (See Page II-8).
23.2           Consent of Patent Counsel. (See Page II-9).
24.1           Power of Attorney (See Page II-6).


- ------------------------
* Incorporated herein by reference from the same numbered exhibits filed with the Company's Registration Statement on Form S-1 (Number 33-64020), as amended.

** Incorporated herein by reference from the same numbered exhibit filed with the Company's 1993 Annual Report on Form 10-K.

*** Incorporated herein by reference from exhibit number 99.1 to the Company's Registration Statement on a Form S-8 filed with the SEC Commission on August 5, 1994.

**** Incorporated herein by reference from the same numbered exhibit filed with the Company's 1994 Annual Report on Form 10-K.

+ Confidential treatment granted or requested as to certain portions of these exhibits.

Q Incorporated herein by reference from the same numbered exhibit filed with the Company's Registration Statement on Form S-1 (Number 333-3815) on May 10, 1996.


*****Incorporated herein by reference from the same numbered exhibit filed with the Company's 1995 Annual Report on Form 10-K.



- -    Incorporated  herein by reference from the same numbered exhibit filed with
     Amendment No. 2 to the Company's Registration Statement on Form S-1 (Number 333-3815) on June 17, 1996.